SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.

FORM U5S

ANNUAL REPORT

For the Fiscal Year Ended September 30, 2003

Filed Pursuant to the

Public Utility Holding Company Act of 1935

by

National Fuel Gas Company

6363 Main Street, Williamsville, N.Y. 14221

NATIONAL FUEL GAS COMPANY

FORM U5S - ANNUAL REPORT
For the Fiscal Year Ended September 30, 2003

TABLE OF CONTENTS

                                                                          Page

ITEM  1.  SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF
          SEPTEMBER 30, 2003                                                3

ITEM  2.  ACQUISITIONS OR SALES OF UTILITY ASSETS                           9

ITEM  3.  ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF
          SYSTEM SECURITIES                                                 9

ITEM  4.  ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM
          SECURITIES                                                       10

ITEM  5.  INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES                 11

ITEM  6.  OFFICERS AND DIRECTORS
          Part   I.  Names, principal business address and
                     positions held as of September 30, 2003               12
          Part  II.  Financial connections as of September 30, 2003        17
          Part III.  Compensation and other related information            17

ITEM  7.  CONTRIBUTIONS AND PUBLIC RELATIONS                               23

ITEM  8.  SERVICE, SALES AND CONSTRUCTION CONTRACTS
          Part   I.  Intercompany sales and services
                     (1)  Salaries of officers of the Registrant           24
                     (2)  Services rendered by Statutory Subsidiaries      25
                     (3)  Services rendered by Registrant                  33
          Part  II.  Contracts to purchase services or goods
                     between any System company and any affiliate          34
          Part III.  Employment of any person by any System
                     company for the performance on a continuing
                     basis of management services                          34

ITEM  9.  WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES               34

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS
          Financial Statements (Index)                                     37
          Exhibits                                                         99

SIGNATURE                                                                 114

ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF SEPTEMBER 30, 2003
                           Number of Common  Percent of    Issuer    Owner's
Name of Company              Shares Owned   Voting Power Book Value Book Value
---------------            ---------------- ------------ ---------- ----------

Registrant:                                      (Thousands of Dollars)
National Fuel Gas Company
(Parent, Company or Registrant)          -            -           -          -

Statutory Subsidiaries:
 National Fuel Gas Distribution
  Corporation (Distribution
  Corporation) (Note 1)              2,000         100%    $548,312   $548,312
    Unsecured Debt (Note 9)              -            -    $411,310   $411,310

 National Fuel Gas Supply
  Corporation (Supply
  Corporation) (Note 2)          1,013,802         100%    $321,087   $321,087
    Unsecured Debt (Note 9)              -            -    $114,770   $114,770

 Seneca Resources Corporation
  (Seneca Resources) (Note 3)      100,000         100%    $ 76,037   $ 76,037
    Unsecured Debt (Note 9)              -            -    $721,250   $721,250
  3062782 Nova Scotia Co.
    (NSULC1) (Note 3)          165,350,317         100%    $(67,117)  $(67,117)
    Unsecured Debt (Note 9)              -            -    $144,908   $144,908
   Seneca Energy Canada Inc.
    (Note 3)                    10,597,289         100%    $ 94,717   $ 94,717
  Seneca Player Corp.
    (Note 3)                             1         100%    $  3,084   $  3,084
   3062783 Nova Scotia Co.
     (NSULC2) (Note 3)           2,124,467         100%    $   (343)  $   (343)
    Unsecured Debt (Note  9)             -            -    $  1,889   $  1,889
  Empire Exploration Company,
    Empire 1983 Drilling
    Program, Empire 1983
    Joint Venture (Note 10)            N/A         N/A     $    970   $    970

 Highland Forest Resources, Inc.
  (Highland) (Note 4)                  351         100%    $115,164   $115,164
  Unsecured Debt (Note 9)                -            -    $ 78,800   $ 78,800
  Empire State Pipeline Company,
   LLC (Empire LLC) (Note 4)           N/A         100%    $141,908   $141,908
     Empire State Pipeline
      (Empire) (Note 4)                N/A          50%    $ 42,286   $ 42,286
  St. Clair Pipeline Company,
   LLC (St. Clair LLC) (Note 4)        N/A         100%    $ 42,896   $ 42,896
     Empire State Pipeline
      (Empire) (Note 4)                N/A          50%    $ 42,285   $ 42,285
       Secured Debt                      -            -    $ 50,767   $ 50,767

 Data-Track Account Services,
  Inc. (Data-Track) (Note 5)         1,000         100%    $    756   $    756

 Leidy Hub, Inc. (Leidy Hub)
  (Note 6)                           4,000         100%    $    741   $    741

 National Fuel Resources, Inc.
 (NFR) (Note 7)                     10,000         100%    $ 44,507   $ 44,507

 Horizon Energy Development, Inc.
  (Horizon) (Notes 8 and 11)         4,750         100%    $ 36,863   $ 36,863
    Unsecured Debt (Note 9)              -            -    $119,470   $119,470
  Horizon Energy Holdings, Inc.
   (HEHI) (Note 11)                  2,000         100%    $158,723   $158,723
ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF SEPTEMBER 30, 2003 (Continued)
                           Number of Common  Percent of    Issuer    Owner's
Name of Company              Shares Owned   Voting Power Book Value Book Value
---------------            ---------------- ------------ ---------- ----------

Registrant:                                       (Thousands of Dollars)

     Horizon Energy Development
      B.V. (HED B.V.) (Note 11)        400         100%    $158,723   $158,723
       Unsecured Debt (Note 9)           -            -    $      -   $      -
      Horizon Energy Bulgaria Ltd.
       (HEB Ltd.) (Note 11)            N/A         100%    (Note 11)  (Note 11)
       Sofia Energy EAD
        (SE AD) (Note 11)              N/A         100%    (Note 11)  (Note 11)

         United Energy, a.s. .
       (UE) (Note 11)            8,475,419       85.16%    $156,979   $156,979
        Unsecured Debt (Note 9)          -            -    $ 17,241   $ 17,241
       Teplarna Liberec, a.s.
        (TL) (Note 11)                  70          70%    $ 11,541   $ 11,541
       Lounske tepelne
        Hospodarstvi, s.r.o
        (LTH) (Note 11)                N/A         100%    $      -   $      -
       Teplo Branany, s.r.o.
        (TB) (Note 11)                 N/A          49%    $      -   $      -
       ENOP Company, s.r.o.
         (ENOP)(Note 11)               N/A         100%    $    513   $    513
      Horizon Energy Development,
       s.r.o. (HED) (Note 11)          N/A         100%    $  1,243   $  1,243
      Montenero Energia s.r.l.
       (ME) (Note 11)                  N/A          50%    (Note 11)  (Note 11)

 Upstate Energy Inc. (Upstate)
  (Note 12)                          1,000         100%    $  2,345   $  2,345
    Unsecured Debt (Note 9)              -            -    $ 48,300   $ 48,300
   Toro Partners, LLC
    (Toro LLC) (Note 12)               N/A         100%    $  2,090   $  2,090
    Unsecured Debt (Note 9)              -            -    $ 48,000   $ 48,000
   Toro Partners, LP
    (Toro LP) (Note 12)                N/A         100%    $ 50,275   $ 50,275
   Toro Energy of Michigan, LLC        N/A         100%    $  4,672   $  4,672
   Toro Energy of Ohio-Statewide, LLC  N/A         100%    $    397   $    397
   Toro Energy of Ohio, LLC            N/A         100%    $  7,170   $  7,170
   Toro Energy of Kentucky, LLC        N/A         100%    $  4,163   $  4,163
   Toro Energy of Missouri, LLC        N/A         100%    $  6,559   $  6,559
   Toro Energy of Maryland, LLC        N/A         100%    $  4,519   $  4,519
   Toro Energy of Indiana, LLC         N/A         100%    $  5,769   $  5,769
   Toro Energy of Ohio-American, LLC   N/A         100%    $ 15,476   $ 15,476

 Seneca Independence Pipeline
  Company (SIP) (Note 13)            1,000         100%    $ (9,777)  $ (9,777)
   Unsecured Debt (Note 9)               -            -    $ 14,400   $ 14,400

 Niagara Independence Marketing
  Company (NIM) (Note 14)            1,000         100%    $      1   $      1

 Horizon Power, Inc. (Power)
   (Note 15)                         1,000         100%    $  4,892   $  4,892
   Unsecured Debt (Note 9)               -            -    $ 18,800   $ 18,800
   Seneca Energy II, LLC
     (Seneca Energy)                   N/A          50%    (Note 15)  (Note 15)
   Model City Energy, LLC
     (Model City)                      N/A          50%    (Note 15)  (Note 15)
ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF SEPTEMBER 30, 2003 (Continued)
                           Number of Common  Percent of    Issuer    Owner's
Name of Company              Shares Owned   Voting Power Book Value Book Value
---------------            ---------------- ------------ ---------- ----------

Registrant:                                       (Thousands of Dollars)

   Energy Systems North East, LLC
     (ESNE)                            N/A          50%    (Note 15)  (Note 15)
Notes:
  Distribution Corporation is a public utility that sells natural gas and provides gas transportation service in western New York and northwestern Pennsylvania.

  Supply Corporation is engaged in the transportation and storage of natural gas for affiliated and nonaffiliated companies.

  Seneca Resources is engaged in the exploration for, and the development and purchase of, natural gas and oil reserves in California, in the Appalachian region of the United States, and in the Gulf Coast region of Texas and Louisiana. Also, exploration and production operations are conducted in the provinces of Alberta, Saskatchewan and British Columbia in Canada by Seneca's wholly-owned subsidiary, Seneca Energy Canada, Inc. (SECI), an Alberta, Canada corporation, formerly Player Resources Ltd. (Player). Seneca Resources owns 100% of the common stock of 3062782 Nova Scotia Co. (NSULC1), a Nova Scotia unlimited liability company, which in turn owns 100% of the common stock of SECI. Other sub-entities owned directly or indirectly by Seneca Resources include 3062783 Nova Scotia Co. (NSULC2) and 3062784 Nova Scotia Company (which is inactive), each a Nova Scotia unlimited liability company, and Seneca Player Corp. (SPC), a U.S. corporation. Seneca Resources also owns interests in two gas processing plants, one at Roystone, Pennsylvania and the other at Kane, Pennsylvania. SECI owns Briar Resource Projects Ltd., an Alberta, Canada corporation that is general partner of, and owns a 55.5% interest in, Briar Oil & Gas Limited Partnership (Briar LP), an Alberta, Canada limited partnership engaged in exploration and production activities. SECI also owns Carbonex Oil & Gas Ltd., an Alberta, Canada corporation that is general partner of, and owns a 41.1% interest in, Carbon Resources Limited Partnership (Carbon LP), also an Alberta, Canada limited partnership engaged in exploration and production activities. The limited partners of Briar LP and Carbon LP are not subsidiaries of the Registrant. SECI also owns three inactive Alberta, Canada corporations that it intends to dissolve, Harvest Resources Ltd., Laclu Resources, Ltd., and Elm Park Ltd.

  In September 2003, Seneca Resources sold its Southeast Saskatchewan properties. This transaction consisted of the sale of Seneca New Brunswick L.P. (SNBLP), a Canadian limited partnership, which at the date of sale, owned 100% of the common stock of National Fuel Exploration Corp. (NFE), an Alberta, Canada Corporation.

  Highland operates several sawmills and kilns in northwestern Pennsylvania and processes timber from north-central Pennsylvania, primarily high quality hardwoods. In February 2003, the Registrant acquired Empire State Pipeline (Empire). The acquisition, which was made through Highland, consisted of acquiring 100% of Empire State Pipeline, LLC (Empire LLC) and 100% of St. Clair Pipeline LLC (St. Clair LLC). Each of these companies has 50% ownership of Empire, which is a joint venture. Empire owns a 157-mile pipeline that extends generally from the United States/Canadian border at the Niagara River near Buffalo, New York to near Syracuse, New York. The Registrant owns 100% of the voting stock of Highland, and has a 35% ownership interest in Highland. Seneca Resources has a 65% non-voting ownership interest in Highland. The book value of Seneca Resources investment in Highland is $19,158,000.

ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF SEPTEMBER 30, 2003 (Continued)

  Data-Track provides collection services (principally issuing collection notices) primarily for the subsidiaries of the Company.

  Leidy Hub is a New York corporation formed to provide various natural gas hub services to customers in the eastern United States.

  NFR markets natural gas to industrial, commercial, public authority and residential end-users in western and central New York and northwestern Pennsylvania, offering competitively priced energy and energy management services for its customers.

  Horizon was formed to engage in foreign and domestic energy projects through investment in various business entities (see Notes 11-12).

  Unsecured debt is presented on pages 7-8.

  In December 1983, Empire Exploration, Inc. (which was subsequently merged into Seneca Resources) established a drilling fund through a series of limited partnerships in which it acts as general partner (See File No. 70-6909). Empire Exploration, Inc.'s aggregate investment in all three limited partnerships amounted to $970,150.

  Horizon owns 100% of the capital stock of HEHI, a New York corporation which owns 100% of HED B.V. HED B.V. in turn owns 100% of the ownership interests of HED (a Czech limited liability company). HED B.V. owns 85.16% of United Energy, a.s. (UE). UE owns 100% of the ownership interests of ENOP and LTH, 70% of the ownership interest of TL and 49% of the ownership interest of TB. All UE subsidiaries are Czech corporations or limited liability companies. HED B.V. and its subsidiaries are primarily engaged in district heating and power generation operations in the Czech Republic. In August 2002, HED B.V. formed Horizon Energy Bulgaria Ltd., a Bulgarian limited liability company, which in turn formed Sofia Energy, EAD, a Bulgarian joint stock company, in July 2003. Sofia Energy EAD is pursuing a power generation project in and around the city of Sofia, Bulgaria. In November 2002, HED B.V. formed Montenero Energia s.r.l., an Italian limited liability company, which is pursuing a power generation project in Italy near the town of Montenero di Bisaccia.

  Upstate is a New York corporation engaged, through subsidiaries, in the purchase, sale and transportation of landfill gas in Ohio, Michigan, Kentucky, Missouri, Maryland and Indiana. On June 3, 2003, Upstate and Toro Partners, LLC (Toro LLC), a wholly-owned subsidiary of Upstate, acquired all of the partnership interests in Toro Partners, LP (Toro LP), a limited partnership which owns and operates eight short-distance landfill gas pipeline companies. Upstate is the general partner of Toro LP and owns a 1% general partnership interest in Toro LP; Toro LLC is the limited partner and owns a 99% limited partnership interest in Toro LP.

  SIP, a Delaware corporation, held a one-third general partnership interest in Independence Pipeline Company (Independence), a Delaware general partnership that had proposed to construct and operate the Independence Pipeline, a 400-mile interstate pipeline system which would transport natural gas from Defiance, Ohio to Leidy, Pennsylvania. Independence was dissolved on September 30, 2002. In June 2002, Independence submitted a motion to the Federal Energy Regulatory Commission (FERC) requesting that FERC vacate the certificate that it had issued to Independence to construct, own and operate the Independence Pipeline. FERC formally vacated the certificate in July 2002.

ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF SEPTEMBER 30, 2003 (Continued)

  NIM, a Delaware corporation, owns a one-third general partnership interest in DirectLink Gas Marketing Company, which partnership was formed to engage in natural gas marketing and related businesses, in part by subscribing for firm transportation capacity on the proposed Independence Pipeline. DirectLink Gas Marketing Company was dissolved October 31, 2003.

  Power is a New York corporation designated as an "exempt wholesale generator" under the Public Utility Holding Company Act of 1935 and is developing or operating, through its subsidiaries, mid-range independent power production facilities.

Power owns a 50% limited liability company interest in each of Seneca Energy II, LLC, a New York limited liability company formed in February 2000 (Seneca Energy), Model City Energy, LLC, a New York limited liability company formed in February 2000 (Model City), and Energy Systems North East, LLC, a Delaware limited liability company formed in September 2000 (ESNE). "Issuer Book Value" and "Owner's Book Value" for Seneca Energy, Model City and ESNE are filed pursuant to Rule 104(b).

Note (9) Unsecured Debt

                                           Principal    Issuer      Owner's
Name of Company                                  Amount       Book        Book
   (Issuer)      Security Owned by Registrant     Owed        Value       Value
---------------  ----------------------------  ----------   ----------  ---------
                                                    (Thousands of Dollars)
                                                    ----------------------
Distribution
 Corporation     Intercompany Notes:
                   7.99% Due February 1, 2004    $100,000     $100,000    $100,000
                   5.35% Due March 1, 2013         90,000       90,000      90,000
                   6.79% Due September 15, 2022    29,310       29,310      29,310
                   7.46% Due March 30, 2023        49,000       49,000      49,000
                   7.50% Due June 13, 2025         50,000       50,000      50,000
                   1.22% System Money Pool(1)      93,000       93,000      93,000
                                                  -------      -------     -------
                                                  411,310      411,310     411,310
                                                  -------      -------     -------

Supply
 Corporation     Intercompany Notes:
                   7.99% Due February 1, 2004      25,000       25,000      25,000
                   6.95% Due August 1, 2004        50,000       50,000      50,000
                   5.35% Due March 1, 2013         30,000       30,000      30,000
                   6.79% Due September 15, 2022     9,770        9,770       9,770
                                                  -------      -------     -------
                                                  114,770      114,770     114,770
                                                  -------      -------     -------

ITEM 1. SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF SEPTEMBER 30, 2003 (Concluded)

Seneca
 Resources       Intercompany Notes:
                   6.95% Due August 1, 2004        50,000       50,000      50,000
                   6.39% Due May 27, 2008         120,000      120,000     120,000
                   6.18% Due March 1, 2009        100,000      100,000     100,000
                   7.70% Due October 22, 2010     200,000      200,000     200,000
                   6.82% Due November 21, 2011    120,000      120,000     120,000
                   5.35% Due March 1, 2013        100,000      100,000     100,000
                   6.79% Due September 15, 2022    48,550       48,550      48,550
                   1.22% System Money Pool (1)    (17,300)     (17,300)    (17,300)
                                                  -------      -------     -------
                                                  721,250      721,250     721,250
                                                  -------      -------     -------

NSULC1             7.00% Revolving Demand Loan    144,908      144,908     144,908
NSULC2             7.00% Revolving Demand Loan      1,889        1,889       1,889
                                                  -------      -------     -------
                                                  146,797      146,797     146,797
                                                  -------      -------     -------

Highland           6.82% Due November 21, 2011     30,000       30,000      30,000
                   5.35% Due March 1, 2013         30,000       30,000      30,000
                   1.22% System Money Pool(1)      18,800       18,800      18,800
                                                   ------       ------      ------
                                                   78,800       78,800      78,800
                                                   ------       ------      ------

Horizon          Intercompany Notes:
                   6.39% Due May 27, 2008          80,000       80,000      80,000
                   6.79% Due September 15, 2022     9,770        9,770       9,770
                   1.23% Line of credit(2)         29,700       29,700      29,700
                                                  -------      -------     -------
                                                  119,470      119,470     119,470
                                                  -------      -------     -------

UE                 2.855%(3) Payable Quarterly
                    Through December 2004           3,536        3,536       3,536
                   6.35% Payable Quarterly
                    Through September 2006         13,705       13,705      13,705
                                                   ------       ------      ------
                                                   17,241       17,241      17,241
                                                   ------       ------      ------

Upstate            1.22% System Money Pool(1)      48,300       48,300      48,300
                                                   ------       ------      ------

Toro Partners, LLC 1.22% Line of Credit            48,000       48,000      48,000
                                                   ------       ------      ------

SIP                1.22% System Money Pool(1)      14,400       14,400      14,400
                                                   ------       ------      ------

Horizon
 Power Inc.        1.23% Line of Credit(2)         18,800       18,800      18,800
                                                   ------       ------      ------

                                               $1,739,138   $1,739,138  $1,739,138
                                               ==========   ==========  ==========
  Interest rate represents weighted average of all short-term securities outstanding at September 30, 2003, pursuant to System money pool arrangement, S.E.C. File No. 70-10074, (Release No. 35-27600).

  Interest rate represents the rate paid by respective subsidiaries on line of credit amounts outstanding at September 30, 2003.

  Interest rate is six month PRIBOR (Prague Interbank Offered Rate) plus 0.475%.

ITEM 2. ACQUISITIONS OR SALES OF UTILITY ASSETS

      None during fiscal year ended September 30, 2003.

ITEM 3. ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES

  Name of Issuer: Horizon Energy Development, Inc.
  Description of Security: Line of Credit Agreement with maximum draw of $40,000,000

  Effective Average Interest Rate: 1.56%
  Name of Person to Whom Issued: National Fuel Gas Company
  End of Year Balance: $29,700,000
  Highest Balance During Year: $29,700,000
  Exemption: Rule 52

  Name of Issuer: National Fuel Exploration Corp.
  Description of Security: Demand Note

  Effective Average Interest Rate: 1.30%
  Name of Person to Whom Issued: National Fuel Gas Company
  End of Year Balance: $0
  Highest Balance During Year: $247,700,000
  Exemption: Rule 52

  Name of Issuer: Horizon Energy Development B.V.
  Description of Security: Line of Credit Agreement with maximum draw of $200,000

  Effective Average Interest Rate: 1.77%
  Name of Person to Whom Issued: Horizon Energy Development, Inc.
  End of Year Balance: $0
  Highest Balance During Year: $175,057
  Exemption: Rule 52

  Name of Issuer: Horizon Power, Inc.
  Description of Security: Line of Credit Agreement with maximum draw of $35,000,000

  Effective Average Interest Rate: 1.57%
  Name of Person to Whom Issued: National Fuel Gas Company
  End of Year Balance: $18,800,000
  Highest Balance During Year: $18,800,000
  Exemption: Rule 52

  Name of Issuer: Toro Partners LLC
  Description of Security: Line of Credit Agreement with maximum draw of $55,000,000

  Effective Average Interest Rate: 1.27%
  Name of Person to Whom Issued: Upstate Energy Inc.
  End of Year Balance: $48,000,000
  Highest Balance During Year: $48,000,000
  Exemption: Rule 52

ITEM 4. ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES
               FISCAL YEAR ENDED SEPTEMBER 30, 2003
                                       Name of
                                       Company
                                      Acquiring,
                                      Redeeming         Number of Shares or
                                     or Retiring          Principal Amount                       Commission
                                                    ----------------------------
Name of Issuer and Title of Issue     Securities    Acquired  Redeemed   Retired Consideration  Authorization
---------------------------------    -----------    --------  --------   ------- -------------  -------------
                                                              (Thousands of Dollars)
                                                    ------------------------------------
Registered Holding Company:

    Registrant:

     7.30% Note maturing
      February 18, 2003                  Registrant                         150,000   150,000   Rule 42

     5.25% Note maturing
      March 1, 2013                      Registrant   250,000                                   File No. 70-10074

     6.50% Note maturing
      September 15, 2022                 Registrant                 300                 300     Rule 42

     8.48% Note maturing
      July 15, 2024                      Registrant              50,000              52,545     Rule 42

     6.214% Note maturing
      August 15, 2027                    Registrant               2,300               2,250     Rule 42

Subsidiaries of Registered Holding Company:

    Seneca Resources*:
     7.48% Note maturing                 Seneca
      February 18, 2003                  Resources                        100,000   100,000     Rule 42

     5.35% Note maturing                 Seneca
      March 1, 2013                      Resources    100,000                       100,000     File No. 70-10074

     6.79% Note maturing                 Seneca
      September 15, 2022                 Resources                  300                 300     Rule 42

     6.26% Note maturing                 Seneca
      August 15, 2027                    Resources                1,150               1,125     Rule 42

    Highland:
     5.35% Note maturing
      March 1, 2013                      Highland      30,000                        30,000     File No. 70-10074

    Distribution Corporation:
     7.48% Note maturing                 Distribution
      February 18, 2003                  Corporation                        50,000   50,000     Rule 42

     5.35% Note maturing                 Distribution
      March 1, 2013                      Corporation    90,000                       90,000     File No. 70-10074

     8.55% Note maturing                 Distribution
      July 15, 2024                      Corporation             20,000              21,018     Rule 42

     6.26% Note maturing                 Distribution
      August 15, 2027                    Corporation                690                 675     Rule 42

    Supply Corporation:
     5.35% Note maturing                 Supply
      March 1, 2013                      Corporation   30,000                        30,000     File No. 70-10074

     8.55% Note maturing                 Supply
      July 15, 2024                      Corporation             30,000              31,527     Rule 42

     6.26% Note maturing                 Supply
      August 15, 2027                    Corporation                230                 225     Rule 42

* As reported in the Registrant’s Rule 24 certificate in File No. 70-10074 for the quarter ended September 30, 2003, the Registrant reorganized its Canadian exploration and production subsidiaries in connection with the sale of its Southeast Saskatchewan properties. After the reorganization, Seneca Resources owns 100% of the common stock of NSULC1, which in turn owns 100% of the common stock of SECI, Seneca Resources’ Canadian operating company. See Item I, Note 3 for further discussion of Seneca Resources’ Canadian subsidiaries.

ITEM 4. ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES
               FISCAL YEAR ENDED SEPTEMBER 30, 2003 (Concluded)
                                       Name of
                                       Company
                                      Acquiring,
                                      Redeeming         Number of Shares or
                                     or Retiring          Principal Amount                       Commission
                                                    ----------------------------
Name of Issuer and Title of Issue     Securities    Acquired  Redeemed   Retired Consideration  Authorization
---------------------------------    -----------    --------  --------   ------- -------------  -------------
                                                              (Thousands of Dollars)
                                                    ------------------------------------
Registered Holding Company:

     Horizon:
     6.26% Note maturing
      August 15, 2027                    Horizon                    230                 225     Rule 42
ITEM 5. INVESTMENTS IN SECURITIES OF NONSYSTEM COMPANIES

                             Number of                              Aggregate
1. Name of Owner             Persons      Business of Persons      Investment
   -------------            ---------     -------------------      ----------

None.

ITEM 6. OFFICERS AND DIRECTORS

Part I. Names, principal business address and positions held as of September 30, 2003
                                        Names of System Companies with Which Connected
               ----------------------------------------------

                                                             National       National               Highland
                                                             Fuel Gas       Fuel Gas     Seneca     Forest
                                                           Distribution      Supply     Resources  Resources
                                           Registrant          Corp.          Corp.       Corp.*     Inc.**
                                   -----------------------------------------------------------------------
P. C. Ackerman   Williamsville, NY (1) |COB,CEO,D,P,  s |      COB, D, s |  COB, D, s | COB, D, s |COB, D, s |
B. J. Kennedy    Williamsville, NY (1) |          D, df |              - |          - |         - |        - |
B. S. Lee            Sun Lakes, AZ (2) |          D, df |              - |          - |         - |        - |
G. L. Mazanec          Houston, TX (3) |          D, df |              - |          - |         - |        - |
J. F. Riordan      Des Plaines, IL (17)|          D, df |              - |          - |         - |        - |
R. T. Brady        East Aurora, NY (4) |          D, df |              - |          - |         - |        - |
J. V. Glynn      Niagara Falls, NY (9) |          D, df |              - |          - |         - |        - |
R E. Kidder          Jamestown, NY (24)|          D, df |              - |          - |         - |        - |
R D. Cash       Salt Lake City, UT (27)|          D, df |              - |          - |         - |        - |
J. R. Peterson   Williamsville, NY (1) |          AS, s |              - |      GC, s |         - |        - |
J. A. Beck             Houston, TX (5) |              - |              - |          - |   D, P, s |     P, D |
D. P. Butler           Houston, TX (5) |              - |              - |          - |      S, s |        S |
T. L. Atkins           Houston, TX (5) |              - |              - |          - |  T, AS, s |        T |
J. F. McKnight         Houston, TX (5) |              - |              - |          - |     VP, s |        - |
B. L. McMahon      Santa Paula, CA (6) |              - |              - |          - |    SVP, s |        - |
A. M. Cellino    Williamsville, NY (1) |           S, s |      SVP, S, s |       D, s |         - |        - |
P. M. Ciprich    Williamsville, NY (1) |              s |      AS, GC, s |          - |         - |        - |
W. E. DeForest   Williamsville, NY (1) |              - |      SVP, D, s |          - |         - |        - |
B. H. Hale       Williamsville, NY (1) |              - |              - |          - |         - |        - |
J. P. Pawlowski  Williamsville, NY (1) |      CFO, T, s |   D, SVP, T, s |    T, S, s |         s |        s |
J. R. Pustulka   Williamsville, NY (1) |              - |              s |  D, SVP, s |         - |        - |
J. D. Ramsdell   Williamsville, NY (1) |              - |      D, SVP, s |          s |         s |        - |
D. J. Seeley     Williamsville, NY (1) |              - |         SVP, s |    P, D, s |         - |        - |
D. F. Smith      Williamsville, NY (1) |              - |        P, D, s |     SVP, s |         D |        - |
R. J. Tanski     Williamsville, NY (1) |           C, s |   D, SVP, C, s |          s |         s |        s |
C. M. Carlotti            Erie, PA (16)|              - |          VP, s |          s |         - |        - |
D. L. DeCarolis  Williamsville, NY (12)|              - |              - |          - |         - |        - |
R. E. Klein      Williamsville, NY (1) |              - |          AC, s |          s |         s |        s |
S. Wagner        Williamsville, NY (1) |              s |          AT, s |          s |         s |        s |
B. Heine         Williamsville, NY (1) |              - |         AVP, s |          - |         - |        - |
J. Lesch               Buffalo, NY (18)|              - |         AVP, s |          s |         - |        - |
D. Wassum        Williamsville, NY (1) |              - |              - |          - |         - |        - |
--------------------------------------------------------------------------------------------------------------

                                      Position Symbol Key
              --------------------------------------------------------------------
              COB - Chairman of the Board of Directors  df - Director's Fees
              CEO - Chief Executive Officer              S - Secretary
              CFO - Chief Financial Officer             AS - Assistant Secretary
                P - President                            C - Controller
              EVP - Executive Vice President            AC - Assistant Controller
              SVP - Senior Vice President                D - Director
               VP - Vice President                       s - Salary
              AVP - Assistant Vice President             T - Treasurer
               GC - General Counsel                     AT - Assistant Treasurer
See page 16 for Notes.

  Data-
  Track       National      Horizon                             Niagara      Seneca
  Account       Fuel        Energy                  Upstate      Indep.      Indep.    Horizon
 Services,   Resources,   Development,  Leidy Hub,   Energy    Marketing    Pipeline    Power
   Inc.         Inc.        Inc.***        Inc.     Inc.****      Co.          Co.   Inc.*****
-----------------------------------------------------------------------------------------------
COB, P, D, s|         s  |     P, D, s |    COB, D |        - |   COB, D |    COB, D |      - |
          - |          - |           - |         - |        - |        - |         - |      - |
          - |          - |           - |         - |        - |        - |         - |      - |
          - |          - |           - |         - |        - |        - |         - |      - |
          - |          - |           - |         - |        - |        - |         - |      - |
          - |          - |           - |         - |        - |        - |         - |      - |
          - |          - |           - |         - |        - |        - |         - |      - |
          - |          - |           - |         - |        - |        - |         - |      - |
          - |          - |           - |         - |        - |        - |         - |      - |
          - |          - |           - |         - |        - |        - |         - |      - |
          - |          - |           - |         - |        D |     D, P |         - |      - |
       S, T |          - |           - |         - |        S |        S |         - |   S, T |
          - |          - |           - |         - |        T |        T |         - |      - |
          - |          - |           - |         - |        - |        - |         - |      - |
          - |          - |           - |         - |        - |        - |         - |      - |
          - |          - |           - |         - |        - |        - |         - |      - |
          - |          - |           - |         - |        - |        - |         - |      - |
          - |          - |           - |   D, P, s |        - |        - |   P, S, T |      - |
          - |          - |       VP, s |         - |        P |        - |         - | D, P, s|
          - |          s |           - |         - |        - |        - |         - |      - |
          - |          - |           - |         - |        - |        - |         - |      - |
          s |          s |           - |         - |        - |        - |         - |      - |
          - |          - |           - |         - |        - |        - |         - |      - |
          D |          - |           - |         - |        - |        - |         - |      D |
          - |          s |     T, S, s |         - |        - |        - |         - |      - |
          - |          - |           - |         - |        - |        - |         - |      - |
          - |D, S, VP, s |           - |         - |        - |        - |         - |      - |
          - |          s |           - |         - |        - |        - |         - |      - |
          - |          s |           s |         - |        - |        - |         - |      - |
          - |          - |           - |         - |        - |        - |         - |      - |
          - |          - |           - |         - |        - |        - |         - |      - |
          - |          - |      AVP, s |         - |      AVP |        - |         - |    AVP |
-----------------------------------------------------------------------------------------------

* Officers and directors of Seneca Resources' subsidiaries as of September 30, 2003 were as follows:

Seneca Energy Canada, Inc.
Board of Directors and Officers:
 P. C. Ackerman (Director)                                           Williamsville, NY (1)
 J. A. Beck (Director)                                               Houston, TX (5)
 D. H. Ibach (President and Director)                                Calgary, Alberta (19)
 J. B. McCashin (Director)                                           Calgary, Alberta (19)
 D. Conrad (Secretary)                                               Calgary, Alberta (19)
 S. Bridge (Controller)                                              Calgary, Alberta (19)
 D. P. Butler (Assistant Secretary)                                  Houston, TX (5)
 J. G. Campbell (Vice President)                                     Calgary, Alberta (19)
 C. S. Sawyer (Vice President)                                       Calgary, Alberta (19)

Seneca Player Corp.
Board of Directors and Officers:
 J. A. Beck (President and Director)                                 Houston, TX (5)
 D. P. Butler (Secretary)                                            Houston, TX (5)
 T. L. Atkins (Treasurer)                                            Houston, TX (5)
 J. F. McKnight (Director)                                           Houston, TX (5)

3062782 Nova Scotia Co.
Board of Directors and Officers:
 J. A. Beck (President and Director)                                 Houston, TX (5)
 T. L. Atkins (Secretary)                                            Houston, TX (5)

3062783 Nova Scotia Co.
Board of Directors and Officers:
 J. A. Beck (President and Director)                                 Houston, TX (5)
 T. L. Atkins (Secretary)                                            Houston, TX (5)

3062784 Nova Scotia Co.
Board of Directors and Officers:
 J. A. Beck (President and Director)                                 Houston, TX (5)
 T. L. Atkins (Secretary)                                            Houston, TX (5)

** Officers and directors of Highland's subsidiaries as of September 30, 2003 were as follows:

Empire State Pipeline
 D. J. Seeley (President)                                            Williamsville, NY (1)
 R. C. Kraemer (Vice President)                                      Williamsville, NY (1)
 J. P. Pawlowski (Treasurer)                                         Williamsville, NY (1)
 J. R. Peterson (Secretary)                                          Williamsville, NY (1)

Empire State Pipeline Company, LLC
 D. J. Seeley (Manager and President)                                Williamsville, NY (1)
 J. P. Pawlowski (Treasurer)                                         Williamsville, NY (1)
 J. R. Peterson (Secretary)                                          Williamsville, NY (1)

St.Clair Pipeline Company, LLC
 D. J. Seeley (Manager and President)                                Williamsville, NY (1)
 J. P. Pawlowski (Treasurer)                                         Williamsville, NY (1)
 J. R. Peterson (Secretary)                                          Williamsville, NY (1)

*** Officers and directors of Horizon’s subsidiaries as of September 30, 2003 were as follows:

Horizon Energy Holdings, Inc.
Board of Directors and Officers:
 P. C. Ackerman (Director and President)                             Williamsville, NY (1)
 B. H. Hale (Vice President)                                         Williamsville, NY (1)
 G. T. Wehrlin (Vice President)                                      Williamsville, NY (1)
 R. J. Tanski (Secretary and Treasurer)                              Williamsville, NY (1)

Horizon Energy Development, B.V.
Managing Directors:
 B. H. Hale                                                          Williamsville, NY (1)
 G. T. Wehrlin                                                       Williamsville, NY (1)
 Intra Beheer B.V.                                                   Amsterdam, The Netherlands (8)

Horizon Energy Development, s.r.o.
Managing Director:
 B. H. Hale                                                          Williamsville, NY (1)
Statutory Agents:
 V. Miskovsky                                                        Prague, Czech Republic (7)
See Page 16 for Notes
Teplarna Liberec, a.s.
Board of Directors:
 J. Drda                                                             Liberec, Czech Republic (21)
 Z. Kozesnik                                                         Liberec, Czech Republic (10)
 J. Krutsky                                                          Liberac, Czech Republic (20)
 J. Masinda                                                          Prague, Czech Republic (7)
 V. Miskovsky                                                        Prague, Czech Replublic (7)
 L. Zapletal                                                         Most, Czech Republic (14)

Lounske tepelne hospodarstvi, s.r.o.
Statutory Agents:
 J. Bores                                                            Teplice, Czech Republic (14)
 F. Jicha                                                            Louny, Czech Republic (26)

Teplo Branany, s.r.o.
Managing Directors:
 R. Jiruska                                                          Bilina, Czech Republic (14)
 K. Krecan                                                           Branany, Czech Republic (15)

United Energy, a.s.
Board of Directors:
 L. Zapletal                                                         Most, Czech Republic (14)
 B. H. Hale                                                          Williamsville, NY (1)
 G. T. Wehrlin                                                       Williamsville, NY (1)
 P. C. Ackerman                                                      Williamsville, NY (1)
 R. J. Tanski                                                        Williamsville, NY (1)
 J. Sulc                                                             Most, Czech Republic (22)
 E. Volkman                                                          Louny, Czech Republic (23)
 J. Masinda                                                          Prague, Czech Republic (7)
 D. A. Wassum                                                        Williamsville, NY (1)

ENOP Company, s.r.o.
Statutory Agents:
 R. Kocar                                                            Most, Czech Republic (14)
 P. Mares                                                            Most, Czech Republic (14)

Horizon Energy Bulgaria Ltd.
Manager:
 B. H. Hale                                                          Williamsville, NY (1)

Sofia Energy EAD
 D. A. Wassum (Director)                                             Williamsville, NY (1)
 B. H. Hale (Director)                                               Williamsville, NY (1)
 J. Masinda (Director)                                               Czech Republic (7)

Montenero Energia S.r.l.
 B. H. Hale (Director and Chairman)                                  Williamsville, NY (1)
 R. J. Tanski (Director)                                             Williamsville, NY (1)
 K. D. Cotter (Director)                                             Williamsville, NY (1)
 A. Messina (Director)                                               Rome, Italy (28)
 M. Passeggeri (Director)                                            Rome, Italy (29)
 S. Rotondo (Director)                                               Rome, Italy (30)

**** Officers and directors of Upstate's subsidiaries as of September 30, 2003 were as follows:

Toro Partner LLC
 B. H. Hale (Manager)                                                Williamsville, NY (1)
 R. J. Tanski (Manager)                                              Williamsville, NY (1)
 D. A. Wassum (President and Treasurer)                              Williamsville, NY (1)
 K. D. Cotter (Vice President and Secretary)                         Williamsville, NY (1)

Toro Partners, LP
 Toro Partners, LP has no directors or officers; it is managed by its general partner.

Toro Energy of Michigan, LLC
 B. H. Hale (Manager)                                                Williamsville, NY (1)
 R. J. Tanski (Manager)                                              Williamsville, NY (1)
 D. A. Wassum (President and Treasurer)                              Williamsville, NY (1)
 K. D. Cotter (Vice President and Secretary)                         Williamsville, NY (1)

Toro Energy of Ohio-Statewide, LLC
 B. H. Hale (Manager)                                                Williamsville, NY (1)
 R. J. Tanski (Manager)                                              Williamsville, NY (1)
 D. A. Wassum (President and Treasurer)                              Williamsville, NY (1)
 K. D. Cotter (Vice President and Secretary)                         Williamsville, NY (1)

Toro Energy of Ohio, LLC
 B. H. Hale (Manager)                                                Williamsville, NY (1)
 R. J. Tanski (Manager)                                              Williamsville, NY (1)
 D. A. Wassum (President and Treasurer)                              Williamsville, NY (1)
 K. D. Cotter (Vice President and Secretary)                         Williamsville, NY (1)

Toro Energy of Kentucky, LLC
 B. H. Hale (Manager)                                                Williamsville, NY (1)
 R. J. Tanski (Manager)                                              Williamsville, NY (1)
 D. A. Wassum (President and Treasurer)                              Williamsville, NY (1)
 K. D. Cotter (Vice President and Secretary)                         Williamsville, NY (1)

Toro Energy of Missouri, LLC
 B. H. Hale (Manager)                                                Williamsville, NY (1)
 R. J. Tanski (Manager)                                              Williamsville, NY (1)
 D. A. Wassum (President and Treasurer)                              Williamsville, NY (1)
 K. D. Cotter (Vice President and Secretary)                         Williamsville, NY (1)

Toro Energy of Maryland, LLC
 B. H. Hale (Manager)                                                Williamsville, NY (1)
 R. J. Tanski (Manager)                                              Williamsville, NY (1)
 D. A. Wassum (President and Treasurer)                              Williamsville, NY (1)
 K. D. Cotter (Vice President and Secretary)                         Williamsville, NY (1)

Toro Energy of Indiana, LLC
 B. H. Hale (Manager)                                                Williamsville, NY (1)
 R. J. Tanski (Manager)                                              Williamsville, NY (1)
 D. A. Wassum (President and Treasurer)                              Williamsville, NY (1)
 K. D. Cotter (Vice President and Secretary)                         Williamsville, NY (1)

Toro Energy of Ohio-American, LLC
 B. H. Hale (Manager)                                                Williamsville, NY (1)
 R. J. Tanski (Manager)                                              Williamsville, NY (1)
 D. A. Wassum (President and Treasurer)                              Williamsville, NY (1)
 K. D. Cotter (Vice President and Secretary)                         Williamsville, NY (1)

***** Officers of Power’s subsidiaries as of September 30, 2003 included the following persons (because Power’s subsidiaries are not wholly owned directly or indirectly by the Registrant or any system company, disclosure is limited to those officers who are directly employed by the Registrant or its system companies):

Seneca Energy II, LLC
 B. H. Hale (Secretary and Chief Financial Officer)                  Williamsville, NY (1)

Model City Energy, LLC
 B. H. Hale (Chief Financial Officer)                                Williamsville, NY (1)

Energy Systems North East, LLC
 B. H. Hale (President)                                              Williamsville, NY (1)
 K. D. Cotter (Vice President)                                       Williamsville, NY (1)
 P. L. Malachowski (Treasurer)                                       Williamsville, NY (1)
Notes
  National Fuel Gas Company, 6363 Main Street, Williamsville, New York 14221
  9226 E. Champagne Drive, Sun Lakes, AZ 85248
  302 Fall River Court, Houston, TX 77024
  Moog Inc., Plant 24/Seneca at Jamison Rd., East Aurora, NY 14052-0018
  Seneca Resources Corporation, 1201 Louisiana Street, Suite 400, Houston, Texas 77002
  Seneca Resources Corporation, P.O. Box 630, Santa Paula, CA 93061-0630
  Horizon Energy Development, s.r.o., Maiselova 15, Praha 1 - Josefov, 11000, Czech Republic
  Intra Beheer B.V., Teleportboulevard 140, 1043 EJ, Amsterdam, The Netherlands
  Maid of the Mist Corporation, 151 Buffalo Avenue, Niagara Falls, New York 14303
  Teplarna Liberec, a.s., Dr. Milady Horakove 641/34a, 460 01 Liberec 4, Czech Republic
  Predicor, Tax advisor, Pristavni 2, 170 00 Prague 7, Czech Republic
  National Fuel Resources, Inc., 165 Lawrence Bell Drive, Williamsville, NY 14221
  Law Office Rasovsky, Krejci, Cinglos, Spitalka 23 b, 602 00 Brno, Czech Republic
  United Energy, a.s., Teplarenska no. 2, Komorany, 434 03 Most 3, Czech Republic
  Teplo Branany, s.r.o., Bilinska 76 Branany, Czech Republic
  National Fuel Gas Company, 1100 State Street, Erie, PA 16501
  Gas Technology Institute, 1700 So. Mt. Prospect Road, Des Plaines, IL 60018-1804
  National Fuel Gas Distribution Corporation, 365 Mineral Springs Road, Building 3, Buffalo, NY 14210
  Seneca Energy Canada, Inc., 1000, 550 - 6 Avenue, S.W., Calgary, Alberta, Canada T2P 0S2
  City of Liberec, nam. Dr. E. Benese 1, 460 59 Liberec 1, Czech Republic
  Parliament of the Czech Republic, Snemovni 4, 118 26 Prague 1, Czech Republic
  President of Usti Region, Velka Hradebni 48, 400 01 Usti nad Labem, Czech Republic
  City of Louny, Mirove namesti 35, 440 33 Louny, Czech Republic
  The Robert H. Jackson Center, Inc., 305 East Fourth Street, P. O. Box 879, Jamestown, NY 14702
  Suite 900, 1959 Upper Water Street, P.O. Box 997, Halifax, Nova Scotia B3J 2X2
  Lounske tepelne hospodarstvi, 17 listopadu, 44001 Louny
  P.O. Box 45433, Salt Lake City, UT 84145
  Piazzale Ostiense No. 2, Rome, Italy
  Piazzale Ostiense No. 2, Rome, Italy
  Piazzale Ostiense No. 2, Rome, Italy
Item 6. OFFICERS AND DIRECTORS (Continued)

Part II. Financial connections as of September 30, 2003:

                                                 Position Held     Applicable
Name of Officer        Name and Location of      in Financial      Exemption
  or Director          Financial Institution      Institution         Rule
---------------        ---------------------     -------------     -------------

R. T. Brady           Manufacturers and Traders
                       Trust Company,
                       Buffalo, New York           Director          70 (a)
                      M&T Bank Corporation,
                       Buffalo, New York           Director          70 (a)

G. L. Mazanec         Northern Trust Bank
                       of Texas,
                       Dallas, Texas               Director          70 (a)
Part III. Compensation and other related information:
  Compensation of Directors and Executive Officers:

       The information required by this item appears under “Directors’ Compensation,” and “Executive Compensation,” on page 7 and pages 13 to 20, respectively, of the National Fuel Gas Company Proxy Statement, dated January 20, 2004, included as Exhibit A (3) to this Form U5S and is incorporated herein by reference.

  Interest of executive officers and directors in securities of System Companies including options or other rights to acquire securities:

       The information required by this item appears under “Security Ownership of Certain Beneficial Owners and Management,” on pages 10 and 11 of the National Fuel Gas Company Proxy Statement, dated January 20, 2004, included as Exhibit A(3) of this Form U5S and is incorporated herein by reference.

  Contracts and Transactions with System Companies:

       The following contracts and transactions with the directors and executive officers of National Fuel Gas Company were disclosed in the Company’s Form 10-K for fiscal year 2003.

    Retirement Benefit Agreement, dated September 22, 2003, between the Company and David F. Smith (Exhibit 10.2, Form 10-K for fiscal year ended September 30, 2003)

    Retirement and Consulting Agreement, dated September 5, 2001, between the Company and Bernard J. Kennedy (Exhibit 10 (iii)(a), Form 8-K dated September 19, 2001 in File No. 1-3880)

    Pension Settlement Agreement, dated September 5, 2001, between the Company and Bernard J. Kennedy (Exhibit 10(iii)(b), Form 8-K dated September 19, 2001 in File No. 1-3880)

    Agreement dated August 1, 1986, between the Company and Joseph P. Pawlowski (Exhibit 10.1, Form 10-K for fiscal year ended September 30,1997 in File No. 1-3880)

    Agreement dated August 1, 1986, between the Company and Gerald T. Wehrlin (Exhibit 10.2, Form 10-K for fiscal year ended September 30, 1997, in File No. 1-3880)

  Item 6. OFFICERS AND DIRECTORS (Continued)

    Form of Employment Continuation and Noncompetition Agreements, dated as of December 11, 1998, among the Company, National Fuel Gas Distribution Corporation and each of Philip C. Ackerman, Anna Marie Cellino, Walter E. DeForest, Joseph P. Pawlowski, James D. Ramsdell, Dennis J. Seeley, David F. Smith, Ronald J. Tanski and Gerald T. Wehrlin (Exhibit 10.1, Form 10-Q for the quarterly period ended June 30, 1999 in File No. 1-3880)

    Form of Employment Continuation and Noncompetition Agreement, dated as of December 11, 1998, among the Company, National Fuel Gas Supply Corporation and each of Bruce H. Hale and John R. Pustulka (Exhibit 10.2, Form 10-Q for the quarterly period ended June 30, 1999 in File No. 1-3880)

    Form of Employment Continuation and Noncompetition Agreement, dated as of December 11, 1998, among the Company, Seneca Resources Corporation and James A. Beck (Exhibit 10.3, Form 10-Q for the quarterly period ended June 30, 1999 in File No. 1-3880)

    National Fuel Gas Company 1983 Incentive Stock Option Plan, as amended and restated through February 18, 1993 (Exhibit 10.2, Form 10-Q for the quarterly period ended March 31, 1993 in File No. 1-3880)

    National Fuel Gas Company 1984 Stock Plan, as amended and restated through February 18, 1993 (Exhibit 10.3, Form 10-Q for the quarterly period ended March 31, 1993 in File No. 1-3880)

    Amendment to the National Fuel Gas Company 1984 Stock Plan, dated December 11, 1996 (Exhibit 10.7, Form 10-K for fiscal year ended September 30, 1996 in File No. 1-3880)

    National Fuel Gas Company 1993 Award and Option Plan, dated February 18, 1993 (Exhibit 10.1, Form 10-Q for the quarterly period ended March 31, 1993 in File No. 1-3880)

    Amendment to National Fuel Gas Company 1993 Award and Option Plan, dated October 27, 1995 (Exhibit 10.8, Form 10-K for fiscal year ended September 30, 1995 in File No. 1-3880)

    Amendment to National Fuel Gas Company 1993 Award and Option Plan, dated December 11, 1996 (Exhibit 10.8, Form 10-K for fiscal year ended September 30, 1996 in File No. 1-3880)

    Amendment to National Fuel Gas Company 1993 Award and Option Plan, dated December 18, 1996 (Exhibit 10, Form 10-Q for the quarterly period ended December 31, 1996 in File No. 1-3880)

    National Fuel Gas Company 1993 Award and Option Plan, amended through June 14, 2001 (Exhibit 10.1, Form 10-K for fiscal year ended September 30, 2001 in File No. 1-3880)

    National Fuel Gas Company 1997 Award and Option Plan, amended through June 14, 2001 (Exhibit 10.2, Form 10-K for fiscal year ended September 30, 2001 in File No. 1-3880)

    National Fuel Gas Company Deferred Compensation Plan, as amended and restated through May 1, 1994 (Exhibit 10.7, Form 10-K for fiscal year ended September 30, 1994 in File No. 1-3880)

  Item 6. OFFICERS AND DIRECTORS (Continued)

    Amendment to the National Fuel Gas Company Deferred Compensation Plan, dated September 19, 1996 (Exhibit 10.10, Form 10-K for fiscal year ended September 30, 1996 in File No. 1-3880)

    Amendment to the National Fuel Gas Company Deferred Compensation Plan, dated September 27, 1995 (Exhibit 10.9, Form 10-K for fiscal year ended September 30, 1995 in File No. 1-3880)

    National Fuel Gas Company Deferred Compensation Plan, as amended and restated through March 20, 1997 (Exhibit 10.3, Form 10-K for fiscal year ended September 30, 1997 in File No. 1-3880)

    Amendment to National Fuel Gas Company Deferred Compensation Plan dated June 16, 1997 (Exhibit 10.4, Form 10-K for fiscal year ended September 30, 1997 in File No. 1-3880)

    Amendment No. 2 to the National Fuel Gas Company Deferred Compensation Plan, dated March 13, 1998 (Exhibit 10.1, Form 10-K for fiscal year ended September 30, 1998 in File No. 1-3880)

    Amendment to the National Fuel Gas Company Deferred Compensation Plan, dated February 18, 1999 (Exhibit 10.1, Form 10-Q for the quarterly period ended March 31, 1999 in File No. 1-3880)

    Amendment to National Fuel Gas Company Deferred Compensation Plan, dated June 15, 2001 (Exhibit 10.3, Form 10-K for fiscal year ended September 30, 2001 in File No. 1-3880)

    National Fuel Gas Company Tophat Plan, effective March 20, 1997 (Exhibit 10, Form 10-Q for the quarterly period ended June 30, 1997 in File No. 1-3880)

    Amendment No. 1 to the National Fuel Gas Company Tophat Plan, dated April 6, 1998 (Exhibit 10.2, Form 10-K for fiscal year ended September 30, 1998 in File No. 1-3880)

    Amendment No. 2 to the National Fuel Gas Company Tophat Plan, dated December 10, 1998 (Exhibit 10.1, Form 10-Q for the quarterly period ended December 31, 1998 in File No. 1-3880)

    Death Benefits Agreement, dated August 28, 1991, between the Company and Bernard J. Kennedy (Exhibit 10-TT, Form 10-K for fiscal year ended September 30, 1991 in File No. 1-3880)

    Amendment to Death Benefit Agreement of August 28, 1991, between the Company and Bernard J. Kennedy, dated March 15, 1994 (Exhibit 10.11, Form 10-K for fiscal year ended September 30, 1995 in File No. 1-3880)

    Amended and Restated Split Dollar Insurance Agreement, effective June 15, 2000 among the Company, Bernard J. Kennedy, and Joseph B. Kennedy, as Trustee of the Trust under the Agreement dated January 9, 1998 (Exhibit 10.1, Form 10-Q for the quarterly period ended June 30, 2000 in File No. 1-3880)

    Contingent Benefit Agreement effective June 15, 2000 between the Company and Bernard J. Kennedy (Exhibit 10.2, Form 10-Q for the quarterly period ended June 30, 2000 in File No. 1-3880)

  Item 6. OFFICERS AND DIRECTORS (Continued)

    Amended and Restated Split Dollar Insurance and Death Benefit Agreement dated September 17, 1997 between the Company and Philip C. Ackerman (Exhibit 10.5, Form 10-K for fiscal year ended September 30, 1997 in File No. 1-3880)

    Amendment Number 1 to Amended and Restated Split Dollar Insurance and Death Benefit Agreement by and between the Company and Philip C. Ackerman, dated March 23, 1999 (Exhibit 10.3, Form 10-K for fiscal year ended September 30, 1999 in File No. 1-3880)

    Amended and Restated Split Dollar Insurance and Death Benefit Agreement dated September 15, 1997 between the Company and Joseph P. Pawlowski (Exhibit 10.7, Form 10-K for fiscal year ended September 30, 1997 in File No. 1-3880)

    Amendment Number 1 to Amended and Restated Split Dollar Insurance and Death Benefit Agreement by and between the Company and Joseph P. Pawlowski, dated March 23, 1999 (Exhibit 10.5, Form 10-K for fiscal year ended September 30, 1999 in File No. 1-3880)

    Second Amended and Restated Split Dollar Insurance Agreement dated June 15, 1999 between the Company and Gerald T. Wehrlin (Exhibit 10.6, Form 10-K for fiscal year ended September 30, 1999 in File No. 1-3880)

    Amended and Restated Split Dollar Insurance and Death Benefit Agreement dated September 15, 1997 between the Company and Walter E. DeForest (Exhibit 10.7, Form 10-K for fiscal year ended September 30, 1999 in File No. 1-3880)

    Amendment Number 1 to Amended and Restated Split Dollar Insurance and Death Benefit Agreement by and between the Company and Walter E. DeForest, dated March 29, 1999 (Exhibit 10.8, Form 10-K for fiscal year ended September 30, 1999 in File No. 1-3880)

    Amended and Restated Split Dollar Insurance and Death Benefit Agreement dated September 15, 1997 between the Company and Dennis J. Seeley (Exhibit 10.9, Form 10-K for fiscal year ended September 30, 1999 in File No. 1-3880)

    Amendment Number 1 to Amended and Restated Split Dollar Insurance and Death Benefit Agreement by and between the Company and Dennis J. Seeley, dated March 29, 1999 (Exhibit 10.10, Form 10-K for fiscal year ended September 30, 1999 in File No. 1-3880)

    Split Dollar Insurance and Death Benefit Agreement dated September 15, 1997 between the Company and Bruce H. Hale (Exhibit 10.11, Form 10-K for fiscal year ended September 30, 1999 in File No. 1-3880)

    Amendment Number 1 to Split Dollar Insurance and Death Benefit Agreement by and between the Company and Bruce H. Hale, dated March 29, 1999 (Exhibit 10.12, Form 10-K for fiscal year ended September 30, 1999 in File No. 1-3880)

    Split Dollar Insurance and Death Benefit Agreement dated September 15, 1997 between the Company and David F. Smith (Exhibit 10.13, Form 10-K for fiscal year ended September 30, 1999 in File No. 1-3880)

  Item 6. OFFICERS AND DIRECTORS (Continued)

    Amendment Number 1 to Split Dollar Insurance and Death Benefit Agreement by and between the Company and David F. Smith, dated March 29, 1999 (Exhibit 10.14, Form 10-K for fiscal year ended September 30, 1999 in File No. 1-3880)

    Split Dollar Insurance Agreement, dated March 6, 2001, between the Company and James A. Beck (Exhibit 10.2, Form 10-K for fiscal year ended September 30, 2002 in File No. 1-3880)

    National Fuel Gas Company and Participating Subsidiaries Executive Retirement Plan as amended and restated through November 1, 1995 (Exhibit 10.10, Form 10-K for fiscal year ended September 30, 1995 in File No. 1-3880)

    National Fuel Gas Company and Participating Subsidiaries 1996 Executive Retirement Plan Trust Agreement (II) dated May 10, 1996 (Exhibit 10.13, Form 10-K for fiscal year ended September 30, 1996 in File No. 1-3880)

    Amendments to National Fuel Gas Company and Participating Subsidiaries Executive Retirement Plan dated September 18, 1997 (Exhibit 10.9, Form 10-K for fiscal year ended September 30, 1997 in File No. 1-3880)

    Amendments to the National Fuel Gas Company and Participating Subsidiaries Executive Retirement Plan dated December 10, 1998 (Exhibit 10.2, Form 10-Q for the quarterly period ended December 31, 1998 in File No. 1-3880)

    Amendments to National Fuel Gas Company and Participating Subsidiaries Executive Retirement Plan effective September 16, 1999 (Exhibit 10.15, Form 10-K for fiscal year ended September 30, 1999 in File No. 1-3880)

    Amendment to National Fuel Gas Company and Participating Subsidiaries Executive Retirement Plan, effective September 5, 2001 (Exhibit 10.4, Form 10-K/A for fiscal year ended September 30, 2001 in File No. 1-3880)

    Retirement Supplement Agreement, dated September 14, 2000, between the Company and Gerald T. Wehrlin (Exhibit 10.5, Form 10-K/A for fiscal year ended September 30, 2001 in File No. 1-3880)

    Retirement Supplement Agreement, dated January 11, 2002, between the Company and Joseph P. Pawlowski (Exhibit 10.6, Form 10-K/A for fiscal year ended September 30, 2001 in File No. 1-3880)

    Administrative Rules with Respect to at Risk Awards under the 1993 Award and Option Plan (Exhibit 10.14, Form 10-K for fiscal year ended September 30, 1996 in File No. 1-3880)

    Administrative Rules with Respect to at Risk Awards under the 1997 Award and Option Plan (Exhibit A, Definitive Proxy Statement, Schedule 14(A) filed January 10, 2002 in File No. 1-3880)

    Administrative Rules of the Compensation Committee of the Board of Directors of National Fuel Gas Company, as amended and restated, effective December 10, 1998 (Exhibit 10.3, Form 10-Q for the quarterly period ended December 31, 1998 in File No. 1-3880)

  Item 6. OFFICERS AND DIRECTORS (Concluded)

    Excerpts of Minutes from the National Fuel Gas Company Board of Directors Meeting of February 20, 1997 regarding the Retirement Benefits for Bernard J. Kennedy (Exhibit 10.10, Form 10-K for fiscal year ended September 30, 1997 in File No. 1-3880)

    Excerpts of Minutes from the National Fuel Gas Company Board of Directors Meeting of March 20, 1997 regarding the Retainer Policy for Non-Employee Directors (Exhibit 10.11, Form 10-K for fiscal year ended September 30, 1997 in File No. 1-3880)

  Indebtedness to System Companies: None

  Participation in Bonus and Profit-Sharing Arrangements and Other Benefits:

  The information required by this item appears under “Directors’ Compensation,” and “Executive Compensation,” on page 7 and pages 13 to 20, respectively, of the National Fuel Gas Company Proxy Statement, dated January 20, 2004, included as Exhibit A(3) to this Form U5S and incorporated herein by reference.

  Rights to Indemnity:

  The information required by this item appears in Article II, Paragraph 8 of the National Fuel Gas Company By-Laws as amended through December 12, 2002. Such By-Laws are listed as Exhibit B(1)(ii) to this Form U5S.

  The Company also purchases directors and officers liability insurance coverage with an annual aggregate limit of $135 million, and, in recognition of the scope of the foregoing by-law indemnification, certain other errors and omissions and general liability insurance coverages which are applicable to all employees as insureds, including directors and officers.

ITEM 7. CONTRIBUTIONS AND PUBLIC RELATIONS

                                                                                               Amount
                            Name of Recipient               Accounts Charged Per Books   Fiscal Year Ended
    Name of Company          or Beneficiary       Purpose     of Disbursing Company      September 30, 2003
    ---------------         -----------------     -------   --------------------------   ------------------

Tabulation showing expenditures, disbursements, or payments during the year, in money, goods or services, directly or indirectly to or for the account of:

(1) Any political party, candidate for public office or holder of such office, or any committee or agent therefor:

Distribution Corporation           N/A            *FEDPAC    Misc. Income Deductions        $  3,991

Distribution Corporation           N/A            *NYPAC     Misc. Income Deductions        $  4,448

Distribution Corporation           N/A            *PAPAC     Misc. Income Deductions        $  3,808

Supply Corporation                 N/A            *FEDPAC    Misc. Income Deductions        $  1,337

Supply Corporation                 N/A            *NYPAC     Misc. Income Deductions        $  1,119

Supply Corporation                 N/A            *PAPAC     Misc. Income Deductions        $  1,776

* Company labor and expenses relating to administration of political action funds.

(2) Any citizens group or public relations counsel:

Distribution Corporation    30 Beneficiaries       Civic     Operation Expense              $ 14,098

Seneca Resources             2 Beneficiaries       Civic     Operation Expense              $    877

The information called for by instruction 2 to Item 7 was compiled, and memoranda from the applicable System Companies were received and are preserved by the Registrant.

ITEM 8. SERVICE, SALES AND CONSTRUCTION CONTRACTS

Part I. Intercompany sales and services

         (1) Salaries of officers of the Registrant
                                                    NATIONAL FUEL GAS COMPANY
                                                    -------------------------
                                                  REPORT OF OFFICERS' SALARIES
                                                  ----------------------------
                                          FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2003
                                          --------------------------------------------

                          Distribution   Supply    Seneca                         Data-
                  Parent     Corp.       Corp.    Resources   Highland  Horizon   Track    NFR    Total
                  ------  ------------   ------   ---------   --------  -------   -----    ---    -----

P. C. Ackerman   $78,000    $253,500    $241,800   $120,900    $15,600  $23,400  $3,900  $42,900 $780,000

A. M. Cellino     11,331     113,255     101,981          -         58        -       -        -  226,625

J. P. Pawlowski   14,025     158,033      79,740     18,237     10,255        -       -      210  280,500

R. J. Tanski      12,500     106,131      49,373     12,486      3,093   52,906       -      136  236,625

ITEM 8. SERVICE, SALES AND CONSTRUCTION CONTRACTS (Continued)

Part I. Intercompany sales and services (Continued)

        (2) Services rendered by Statutory Subsidiaries
                                                DISTRIBUTION CORPORATION
                                                ------------------------
                                       REPORT OF INTERCOMPANY SALES AND SERVICES
                                       -----------------------------------------
                                      FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2003
                                      --------------------------------------------
                                                 (THOUSANDS OF DOLLARS)
                                                 ----------------------

                                                            Common Expenses
                            ---------------------------------------------------------------------------------
                                                      Corporate     Materials                Accounts
Receiving Company           Executive   Purchasing  Communications  Management  Accounting   Payable     Risk
-----------------           ---------   ----------  --------------  ----------  ----------   --------    ----
Supply Corporation           $  297       $201           $130          $11       $  832       $192       $ 35
Seneca Resources                340          -             35            -          196          -         47
UCI                               -          -              -            -            -          -          -
Highland                         48          -              5            -           26          -         10
Data-Track                        -          -              -            -            -          -          -
NFR                               4          -              1            -            2          -          9
Leidy Hub                         -          -              -            -            -          -          -
Horizon                           -          -              -            -            -          -          -
Parent Company                    -          -              -            -            -          -          -
NIM                               -          -              -            -            -          -          -
Upstate Energy                    -          -              -            -            -          -          -
Empire                           47         26             15            -           82         26          3
Horizon Power                     -          -              -            -            -          -          -
Toro, LP                          -          -              -            -            -          -          -
                             ------       ----           ----          ---       ------       ----       ----
                             $  736       $227           $185          $11       $1,138       $218       $104
                             ======       ====           ====          ===       ======       ====       ====

                                                            Common Expenses
                            -----------------------------------------------------------------------------------
                              Data           Human                             Government      Benefit
Receiving Company           Processing     Resources     Legal     Finance       Affair        Services     CPR
-----------------           ----------     ---------     -----     -------     ----------      --------     ---
Supply Corporation             $ 46          $427        $ 96       $596          $31            $144      $182
Seneca Resources                  -            71         111         97            -             169         -
UCI                               -             -           -          -            -               -         -
Highland                          -            10          16         13            -              24         -
Data-Track                        -             -           -          -            -               -         -
NFR                               -             1           1          1            -               2         -
Leidy Hub                         -             -           -          -            -               -         -
Horizon                           -             -           -          -            -               -         -
Parent Company                    -             -           -          -            -               -         -
NIM                               -             -           -          -            -               -         -
Upstate Energy                    -             -           -          -            -               -         -
Empire                           14            44          14         54            4              19        24
Horizon Power                     -             -           -          -            -               -         -
Toro, LP                          -             -           -          -            -               -         -
                               ----          ----        ----       ----          ---            ----      ----
                               $110          $553        $238       $761          $35            $358      $206
                               ====          ====        ====       ====          ===            ====

                              Common Expenses
                            --------------------
                                        Total           Total      Total    Convenience or      Total Service
                                        Common         Clearing    Direct    Accommodation       Rendered By
Receiving Company           Payroll     Expense        Charges*   Charges*    Payments*     Statutory Subsidiaries
-----------------           -------     -------        --------   --------  --------------  ----------------------
Supply Corporation           $128       $3,398          $3,651     $6,308      $ 9,433             $22,790
Seneca Resources                -        1,066             223        506        2,862               4,657
UCI                             -            -               -          -            3                   3
Highland                        -          152              31         31          255                 469
Data-Track                      -            -               1          8           11                  20
NFR                             -           20              34        195          211                 460
Leidy Hub                       -            -               1          4           (1)                  4
Horizon                         -            -              71        683          215                 969
Parent Company                  -            -              73        309          807               1,189
NIM                             -            -               -          -            -                   -
Upstate Energy                  -            -               -          -            4                   4
Empire                          -          372             100        160          382               1,014
Horizon Power                   -            -               8         87            -                  95
Toro, LP                        -            -               -          7            4                  11
                             ----       ------          ------     ------      -------             -------
                             $128       $5,008          $4,193     $8,298      $14,186             $31,685
                             ====       ======          ======     ======      =======             =======

* Analysis of Clearing Charges, Direct Charges & Convenience or Accommodation Payments is presented on pages 26 and 27.

ITEM 8. SERVICE, SALES AND CONSTRUCTION CONTRACTS (Continued)

Part I. Intercompany sales and services (Continued)

        (2) Services rendered by Statutory Subsidiaries
                                                DISTRIBUTION CORPORATION
                                                ------------------------
                                       REPORT OF INTERCOMPANY SALES AND SERVICES
                                       -----------------------------------------
                                      FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2003
                                      --------------------------------------------
                                                 (THOUSANDS OF DOLLARS)
                                                 ----------------------

                                                            Clearing Charges
                            ------------------------------------------------------------------------------------
                                      Material                                                           Total
                            Officer   Issue &                                       Data    Messenger   Clearing
Receiving Company           Clearing  Transfer Telecommunications Rental Postage Processing  Expense     Charges
-----------------           --------  -------- ------------------ ------ ------- ---------- ---------   --------
Supply Corporation            $279     $  815         $207         $617   $ 6      $1,643     $ 84       $3,651
Seneca Resources                73          -            -           88     -          60        2          223
UCI                              -          -            -            -     -           -        -            -
Highland                        13          -            -           12     -           6        -           31
Data-Track                       1          -            -            -     -           -        -            1
NFR                             18          -            -            6     -           1        9           34
Leidy Hub                        1          -            -            -     -           -        -            1
Horizon                         59          -            -           12     -           -        -           71
Parent Company                  62          -            -            9     -           2        -           73
NIM                              -          -            -            -     -           -        -            -
Upstate Energy                   -          -            -            -     -           -        -            -
Empire                          14          4            -           82     -           -        -          100
Horizon Power                    5          2            -            1     -           -        -            8
Toro, LP                         -          -            -            -     -           -        -            -
                              ----     ------         ----         ----   ---      ------     ----       ------
                              $525     $  821         $207         $827   $ 6      $1,712     $ 95       $4,193
                              ====     ======         ====         ====   ===      ======     ====       ======

                                                            Direct Charges
                            -----------------------------------------------------------------------------------
                                         Telecom-   Environment               Contract
Receiving Company           Land   MMD  munications  Insurance  Operations  Administration     Accounting
-----------------           ----   ---  ----------- ----------- ----------  --------------     ----------
Supply Corporation          $294  $306     $32         $460       $2,855         $56              $ 18
Seneca Resources              56     -       -           19           10           -                 1
UCI                            -     -       -            -            -           -                 -
Highland                       -     -       -            1            -           -                 -
Data-Track                     -     -       -            -            -           -                 -
NFR                            -     -       -            1            -           -                 1
Leidy Hub                      -     -       -            -            -           -                 -
Horizon                        -     -       -           12            -           -                28
Parent Company                 -     -       -            -            8           -                 -
NIM                            -     -       -            -            -           -                 -
Upstate Energy                 -     -       -            -            -           -                 -
Empire                         -     -       -            1           41           6                 -
Horizon Power                  -     -       -           18            -           -                43
Toro, LP                       -     -       -            -            -           -                 -
                            ----  ----     ---         ----       ------         ---              ----
                            $350  $306     $32         $512       $2,914         $62              $ 91
                            ====  ====     ===         ====       ======         ===              ====

                                                            Direct Charges
                            ----------------------------------------------------------------------------------
                                    Government                          Rates &       Human
Receiving Company           Legal    Affairs     Finance   Executive   Regulation   Resources
-----------------           -----   ----------   -------   ---------   ----------   ---------
Supply Corporation           $65      $257       $327       $1,188       $2          $ 32
Seneca Resources               -         -         84          335        -             -
UCI                            -         -          -            -        -             -
Highland                       -         -          -           30        -             -
Data-Track                     -         -          -            8        -             -
NFR                            -         -          5          160        -             6
Leidy Hub                      -         -          -            4        -             -
Horizon                        3         -        238          358        -             -
Parent Company                 1         -         15          270        -             -
NIM                            -         -          -            -        -             -
Upstate Energy                 -         -          -            -        -             -
Empire                         1         1         18           38        1             -
Horizon Power                  -         -         26            -        -             -
Toro, LP                       -         -          7            -        -             -
                             ---      ----       ----       ------       --          ----
                             $70      $258       $720       $2,391       $3          $ 38
                             ===      ====       ====       ======       ==          ====

                                                            Direct Charges
                            ------------------------------------------------------------------------------------
                                                                                                         Total
                            Benefit                 Quality                                              Direct
Receiving Company           Services  Engineering  Assurance    DPC    Security                          Charges
-----------------           --------  -----------  ---------    ---    --------                          -------
Supply Corporation            $21        $222         $39      $ 39      $95                             $6,308
Seneca Resources                1           -           -         -        -                                506
UCI                             -           -           -         -        -                                  -
Highland                        -           -           -         -        -                                 31
Data-Track                      -           -           -         -        -                                  8
NFR                            22           -           -         -        -                                195
Leidy Hub                       -           -           -         -        -                                  4
Horizon                         -           -           -        44        -                                683
Parent Company                 15           -           -         -        -                                309
NIM                             -           -           -         -        -                                  -
Upstate Energy                  -           -           -         -        -                                  -
Empire                          -           5           -        48        -                                160
Horizon Power                   -           -           -         -        -                                 87
Toro, LP                        -           -           -         -        -                                  7
                              ---        ----         ---      ----      ---                             ------
                              $59        $227         $39      $131      $95                             $8,298
                              ===        ====         ===      ====      ===

ITEM 8. SERVICE, SALES AND CONSTRUCTION CONTRACTS (Continued)

Part I. Intercompany sales and services (Continued)

        (2) Services rendered by Statutory Subsidiaries (Continued)
                                                DISTRIBUTION CORPORATION
                                                ------------------------
                                   ANALYSIS OF CONVENIENCE OR ACCOMMODATION PAYMENTS
                                   -------------------------------------------------
                                      FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2003
                                      --------------------------------------------
                                                 (THOUSANDS OF DOLLARS)
                                                 ----------------------

                                                Receiving Company
                     ---------------------------------------------------------------------
                     Parent    Supply     Seneca        Data-
                     Company Corporation Resources  UCI Track Highland NFR  Horizon Empire
                     ------- ----------- ---------  --- ----- -------- ---  ------- ------

Material               $  -     $   255   $    -   $ -  $ -    $  -   $  -  $  -     $  1
Rents                     -           -        -     -    -       -      -     -        -
Transportation            -          39        -     -    -       -      -     -        -
Utilities                 -       1,813       63     -    9       -     12     -        9
Contractors &
 Outside Services       331       1,320      218     -    -      20      5    13       16
Equipment Purchases
 & Rentals                1         386        -     -    -       -      -     4        4
Employee Benefits        81       3,127      121     -    1      25    113    43       15
Office Expense           52         487       28     -    -       3      4     9        -
Dues & Subscriptions      1         256        -     -    -       -      -     -        -
Other Insurance           -       1,120    2,424     -    1      64     24   138      303
Injuries & Damages       12         123        -     3    -     143      -     -        -
Other                   329         479        8     -    -       -     53     8       34
Advertising               -           2        -     -    -       -      -     -        -
Postage                   -          16        -     -    -       -      -     -        -
Environment               -           9        -     -    -       -      -     -        -
                       ----     -------   ------   ---  ---    ----   ----  ----     ----
                       $807     $ 9,433   $2,862   $ 3  $11    $255   $211  $215     $382
                       ====     =======   ======   ===  ===    ====   ====  ====     ====

                                 Receiving Company
                      -----------------------------------
                      Horizon             Upstate
                       Power     Leidy    Energy    Toro    Total
                      -------    -----    -------   ----    -----

Material               $   -     $   -     $  -     $  -  $   256
Rents                      -         -        -        -        1
Transportation             -         -        -        -       39
Utilities                  -         -        -        -    1,906
Contractors &
 Outside Services          5         -        1        -    1,929
Equipment Purchases
 & Rentals                 -         -        -        -      395
Employee Benefits          -         -        -        -    3,526
Office Expense             -         -        3        4      591
Dues & Subscriptions       -         -        -        -      257
Other Insurance            4         -        -        -    4,074
Injuries & Damages         -         -        -        -      285
Other                     (9)       (1)       -        -      901
Advertising                -         -        -        -        2
Postage                    -         -        -        -       16
Environmental              -         -        -        -        9
                        ----      -----    ----     ----  -------
                        $  -      $ (1)    $  4     $  4  $14,186
                        ====      =====    ====     ====  =======

ITEM 8. SERVICE, SALES AND CONSTRUCTION CONTRACTS (Continued)

Part I. Intercompany sales and services (Continued)

        (2) Services rendered by Statutory Subsidiaries (Continued)
                                                SUPPLY CORPORATION
                                                ------------------
                                       REPORT OF INTERCOMPANY SALES AND SERVICES
                                       -----------------------------------------
                                      FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2003
                                      --------------------------------------------
                                                 (THOUSANDS OF DOLLARS)
                                                 ----------------------

                                               Clearing Accounts
                   -----------------------------------------------------------------------------
                                                   Material                               Total
                   Executive   DPC     Production  Issue &  Rental   Gas      Gas       Clearing
Receiving Company  Clearing  Clearing   Clearing   Transfer Clear  Control Measurement   Charges
-----------------  --------- --------  ----------  -------- ------ ------- -----------  --------

Distribution Corp.  $ 62       $39        $  -       $  99  $6,901  $  -       $ -       $7,101
Seneca Resources       -         -         320           5       -     -         -          325
Horizon               10         -           -           -      61     -         -           71
Highland               -         -           -           -       -     -         -            -
Data Track             -         -           -           -       -     -         -            -
NFR                    -         -           -           -       -     -         -            -
Leidy Hub              -         -           -           -       -     -         -            -
Parent Company        18         -           -           7      21     -         -           46
Upstate Energy         -         -           -           -       -     -         -            -
NIM                    -         -           -           -       -     -         -            -
Empire                10         -           -           -       -   125         6          141
Horizon Power          1         -           -           2       -     -         -            3
Toro, LP               -         -           -           -       -     -         -            -
                    ----       ---        ----        ----  ------  ----       ---       ------
                    $101       $39        $320        $113  $6,983  $125       $ 6       $7,687
                    ====       ===        ====        ====  ======  ====       ===       ======

                                              Direct Charges
                   -------------------------------------------------------------------
                     Gas    Benefit                  Human           Gas
Receiving Company  Storage  Services  Engineering  Resources  Land  Control  Executive
-----------------  -------  --------  -----------  ---------  ----  -------  ---------

Distribution Corp.  $  -     $  772      $ 36       $ 70      $206  $1,169      $144
Seneca Resources      12         28         -          -        83       -         -
Horizon                -         22         -          -         -       -       265
Highland               -          5         -         16         -       -         -
Data Track             -         11         -         16         -       -         -
NFR                    -         11         -          5         -       -         -
Leidy Hub              -          -         -          -         -       -         -
Parent Company         -        187         -          -         1       -        92
Upstate Energy         -          -         -          -         -       -         -
NIM                    -          -         -          -         -       -         7
Empire                 -          -        45          -         -       -        28
Horizon Power          -          -         -          -         -       -        42
Toro, LP               -          -         -          -         -       -         -
                    ----     ------      ----       ----      ----  ------      ----
                    $ 12     $1,036      $ 81       $ 91      $290  $1,169      $578
                    ====     ======      ====       ====      ====  ======      ====

ITEM 8. SERVICE, SALES AND CONSTRUCTION CONTRACTS (Continued)

Part I. Intercompany sales and services (Continued)

        (2) Services rendered by Statutory Subsidiaries (Continued)
                                                SUPPLY CORPORATION
                                                ------------------
                                       REPORT OF INTERCOMPANY SALES AND SERVICES
                                       -----------------------------------------
                                      FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2003
                                      --------------------------------------------
                                                 (THOUSANDS OF DOLLARS)
                                                 ----------------------

                                  Direct Charges Continued
                   ----------------------------------------------------
                    Operations,
                   Construction
                    & Customer                     Interstate
Receiving Company     Service     Legal    MMD     Marketing   Finance
-----------------  ------------   -----    ---     ----------  -------

Distribution Corp.    $2,350      $ 90    $ 78       $ -         $ -
Seneca Resources          80         -       -         -           -
Horizon                    7        50       -         -           3
Highland                   -         -       -         -           -
Data Track                 -         -       -         -           -
NFR                        -         -       -         -           -
Leidy Hub                  -         -       -         -           -
Parent Company             -         -       -         -           -
Upstate Energy             -         2       -         -           -
NIM                        -         -       -         -           -
Empire                   134        22       -        62           -
Horizon Power              1        11       -         -          29
Toro, LP                   -         -       -         -           -
                      ------      ----     ---       ---         ---
                      $2,572      $175     $78       $62         $32
                      ======      ====     ===       ===         ===

                                                              Total Services
                        Total     Total     Convenience or     Rendered By
                       Direct    Clearing   Accommodation       Statutory
Receiving Company      Charges   Charges      Payments*        Subsidiaries
-----------------      -------   --------   --------------     --------------
Distribution Corp.      $4,915    $7,101        $1,182           $13,198
Seneca Resources           203       325            71               599
Horizon                    347        71            15               433
Highland                    21         -             -                21
Data Track                  11         -             -                11
NFR                         16         -             -                16
Leidy Hub                    -         -             -                 -
Parent Company             280        46           255               581
Upstate Energy               2         -             -                 2
NIM                          7         -             -                 7
Empire                     291       141           133               565
Horizon Power               83         3             5                91
Toro, LP                     -         -             1                 1
                        ------    ------        ------           -------
                        $6,176    $7,687        $1,662           $15,525
                        ======    ======        ======           =======

* Analysis of Convenience or Accommodation Payments is presented on page 30.

ITEM 8. SERVICE, SALES AND CONSTRUCTION CONTRACTS (Continued)

Part I. Intercompany sales and services (Continued)

        (2) Services rendered by Statutory Subsidiaries (Continued)
                                                SUPPLY CORPORATION
                                                ------------------
                                   ANALYSIS OF CONVENIENCE OR ACCOMMODATION PAYMENTS
                                   -------------------------------------------------
                                      FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2003
                                      --------------------------------------------
                                                 (THOUSANDS OF DOLLARS)
                                                 ----------------------

                                             Receiving Company
                       -----------------------------------------------------------
                       Parent   Distribution   Seneca    Horizon
                       Company  Corporation   Resources  Energy   Highland  Empire
                       -------  ------------  ---------  -------  --------  ------

Material                  $ 33     $   82       $ -       $ -      $  -      $  -
Rents                        -          1         -         -         -         -
Transportation               -          6         1         -         -         -
Utilities                    1        152         -         -         -         1
Contractors &
 Outside Services           86        726         9         2         -        37
Equipment Purchases
 & Rentals                   -          7         -         -         -         -
Employee Benefits            -         62         -         6         -         -
Office Expense               4         41         2         7         -        11
Other                      131        104        59         -         -        84
Other Insurance              -          -         -         -         -         -
Postage                      -          1         -         -         -         -
Advertising                  -          -         -         -         -         -
Environmental                -          -         -         -         -         -
Injuries & Damages           -          -         -         -         -         -
                          ----     ------       ---       ---      ----      ----
                          $255     $1,182       $71       $15      $  -      $133
                          ====     ======       ===       ===      ====      ====

                                   Receiving Company
                     --------------------------------------------------
                     Horizon        Data-                  Upstate
                      Power  Toro   Track  NFR  Leidy Hub  Energy   NIM     Total
                     ------- ----   -----  ---  ---------  -------  ---     -----

Material                $1    $-    $-     $-     $-        $-      $-     $  116
Rents                    -     -     -      -      -         -       -          1
Transportation           -     -     -      -      -         -       -          7
Utilities                -     -     -      -      -         -       -        154
Contractors &
 Outside Services        4     1     -      -      -         -       -        865
Equipment Purchases
 & Rentals               -     -     -      -      -         -       -          7
Employee Benefits        -     -     -      -      -         -       -         68
Office Expense           -     -     -      -      -         -       -         65
Other                    -     -     -      -      -         -       -        378
Other Insurance          -     -     -      -      -         -       -          -
Postage                  -     -     -      -      -         -       -          1
Advertising              -     -     -      -      -         -       -          -
Environmental            -     -     -      -      -         -       -          -
Injuries & Damages       -     -     -      -      -         -       -          -
                        --    --    --     --     --        --      --     ------
                        $5    $1    $-     $-     $-        $-      $-     $1,662
                        ==    ==    ==     ==     ==        ==      ==     ======

ITEM 8. SERVICE, SALES AND CONSTRUCTION CONTRACTS (Continued)

Part I. Intercompany sales and services (Continued)

        (2) Services rendered by Statutory Subsidiaries (Continued)
                                                SENECA RESOURCES
                                                ----------------
                                  REPORT OF INTERCOMPANY SALES AND SERVICES
                                        -----------------------------------------
                                      FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2003
                                      --------------------------------------------
                                                 (THOUSANDS OF DOLLARS)
                                                 ----------------------

                                                                            Total
                                                                           Services
                                                         Convenience or  Rendered By
                                   Timber                Accommodation    Statutory
Receiving Company                  Sales     Operations     Payments     Subsidiaries
-----------------                  ------    ----------  --------------  ------------

Supply Corporation                $     -      $  670         $ 38         $   708
Highland                           11,125           -            -          11,125
NFR                                     -           -            -               -
Upstate Energy                          -           -            -               -
Parent Company                          -           -            -               -
NFE                                     -           -          248             248
Horizon                                 -           -            1               1
                                  -------      ------         ----         -------
                                  $11,125      $  670         $287         $12,082
                                  =======      ======         ====         =======

                      ANALYSIS OF CONVENIENCE OR ACCOMMODATION PAYMENTS
                      -------------------------------------------------
                                    Receiving Company
           ---------------------------------------------------------------------
                                Supply
           Highland  Horizon  Corporation   NFR     NFE     Total
           --------  -------  -----------   ---     ---     -----

Other        $-        $1         $38       $ -     $248    $287
             --        --         ---       ---     ----    ----

             $-        $1         $38       $ -     $248    $287
             ==        ==         ===       ===     ====    ====

                                        UPSTATE ENERGY
                                        --------------
                           REPORT OF INTERCOMPANY SALES AND SERVICES
                           -----------------------------------------
                         FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2003
                         --------------------------------------------
                                    (THOUSANDS OF DOLLARS)
                                    ----------------------

                                                       Total
                                                     Services
                                  Convenience or    Rendered By
                                  Accommodation      Statutory
Receiving Company                    Payments       Subsidiaries
-----------------                 --------------    ------------

Toro Partners LLC                    $ 96               $ 96
                                     ----               ----

                                     $ 96               $ 96
                                     ====               ====

ITEM 8. SERVICE, SALES AND CONSTRUCTION CONTRACTS (Continued)

Part I. Intercompany sales and services (Continued)

        (2) Services rendered by Statutory Subsidiaries (Continued)
                                                EMPIRE STATE PIPELINE
                                                ---------------------
                                  REPORT OF INTERCOMPANY SALES AND SERVICES
                                       -----------------------------------------
                                      FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2003
                                      --------------------------------------------
                                                 (THOUSANDS OF DOLLARS)
                                                 ----------------------

                                                       Total
                                                     Services
                                                    Rendered By
                                   Convenience       Statutory
Receiving Company                    Payments       Subsidiaries
-----------------                  -----------      ------------

Distribution Corporation               $236              $236
Supply Corporation                        2                 2
Highland Resources                      299               299
Horizon Energy                           37                37
                                       ----              ----
                                       $574              $574
                                       ====              ====

               ANALYSIS OF CONVENIENCE OR ACCOMMODATION PAYMENTS
               -------------------------------------------------

                                 Receiving Company
                         ------------------------------------------
                                                    Horizon
                         Dist    Supply  Highland   Energy    Total
                         ----    ------  --------   -------   -----

Cont O/S                 $  -     $ -     $ 12      $  -      $ 12
Office Expense              3       2        -         -         5
Other                       -       -      287         -       287
Other Insurance           233       -        -        37       270
                         ----     ---     ----      ----      ----
                         $236     $ 2     $299      $ 37      $574
                         ====     ===     ====      ====      ====

                                         TORO PARTNERS, LP
                                         -----------------
                             REPORT OF INTERCOMPANY SALES AND SERVICES
                             -----------------------------------------
                           FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2003
                           --------------------------------------------
                                      (THOUSANDS OF DOLLARS)
                                      ----------------------

                                                       Total
                                                     Services
                                                    Rendered By
                                   Convenience       Statutory
Receiving Company                    Payments       Subsidiaries
-----------------                  -----------      ------------

Horizon Energy                         $ (3)             $ (3)
Distribution Corporation                  1                 1
                                       ----              ----
                                       $  2              $  2
                                       ====              ====

ITEM 8. SERVICE, SALES AND CONSTRUCTION CONTRACTS (Continued)

Part I. Intercompany sales and services (Concluded)

        (2) Services rendered by Statutory Subsidiaries (Concluded)

                                            HIGHLAND
                                            --------
                            REPORT OF INTERCOMPANY SALES AND SERVICES
                            -----------------------------------------
                           FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2003
                           --------------------------------------------
                                     (THOUSANDS OF DOLLARS)
                                     ----------------------

                                                        Total Services
                                                          Rendered By
                                       Convenience         Statutory
Receiving Company      Operation        Payments          Subsidiaries
-----------------      ---------       -----------      --------------

Seneca Resources          $183             $215                $398

Supply Corporation           -                -                   -
                          ----             ----                ----
                          $183             $215                $398
                          ====             ====                ====

                                          DATA-TRACK
                                          ----------
                           REPORT OF INTERCOMPANY SALES AND SERVICES
                           -----------------------------------------
                         FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2003
                         --------------------------------------------
                                      (THOUSANDS OF DOLLARS)
                                      ----------------------

                                                        Total Services
                                                         Rendered by
                                         Collection       Statutory
Receiving Company                         Services       Subsidiaries
-----------------                        ----------     ---------------

Distribution Corporation                    $413             $413

NFR                                            3                3
                                            ----             ----
                                            $416             $416
                                            ====             ====

                                        TORO PARTNER, LLC
                                        -----------------
                           REPORT OF INTERCOMPANY SALES AND SERVICES
                           -----------------------------------------
                          FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2003
                          --------------------------------------------
                                     (THOUSANDS OF DOLLARS)
                                     ----------------------

                                                        Total Services
                                                         Rendered by
                                         Convenience      Statutory
Receiving Company                         Payments       Subsidiaries
-----------------                        -----------    ---------------

Distribution Corporation                    $  1             $  1
                                            ----             ----
                                            $  1             $  1
                                            ====             ====

        (3)     Services rendered by Registrant

                No services were rendered for a charge by the Registrant to any of its subsidiaries during the fiscal year ended
                September 30, 2003

ITEM 8. SERVICE, SALES AND CONSTRUCTION CONTRACTS (Concluded)

Part II.	Contracts to purchase services or goods between any System company and any affiliate (other than a System company) and other than as reported in Item 6) at September 30, 2003: None

Part III.	Employment of any person by any System company for the performance on a continuing basis of management services:
                                Description of Contract and         Annual
                Name                 Scope of Services           Consideration
           ----------------     ---------------------------      -------------

           Robert Davis         Performs management and           $  204,415
                                consulting services for
                                Highland.

           Joseph Maljovec      Performs management and           $   72,497
                                consulting services for
                                Highland.

           Enterprise Risk      Performs financial advisory       Retainer of
           Management, Inc.     and consulting services for       $   60,000
                                the Registrant regarding
                                placement of insurance cover-
                                ages and participates in
                                management or facilitation
                                of claims.

           Evans Operating      Performs production management    $2,899,148
           Company, LLP         services for Seneca Resources
                                with respect to Gulf of Mexico
                                properties.

           Robert C. Williams   Performs management and real      $   63,163
                                estate consulting services for
                                Seneca Resources.

           Pat Carroll          Perform petroleum engineering     $   58,048
                                services for Seneca Resources
                                with respect to California
                                properties.

ITEM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES

Part I.  A.       Interests in Foreign Utility Companies

                           1.       United Energy, a.s. and Teplarna Liberec, a.s.

                           (a)      United Energy, a.s. (UE)
                                    Komorany u Mostu
                                    434 03 Most
                                    Czech Republic

                                    Teplarna Liberec, a.s. (TL)
                                    Dr. M. Horakove 641/34a
                                    460 01 Liberec
                                    Czech Republic

                                    UE generates and supplies steam heat to customers in the Czech Republic.  UE also generates electric energy for sale.  UE has been designated as a foreign utility company because it owns and operates a coal-fired

ITEM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES (Continued)

                                    electric generation plant with generating capacity of 236 MW and sells the electricity it produces at wholesale.  UE has also been designated as a foreign utility company because it owns a 70% interest (common equity) in TL.  TL, in turn, has been designated as a foreign utility company because it owns and operates a 12 MW steam powered electric generation turbine and sells the produced electricity at wholesale.

                                    Horizon Energy Development, Inc. (Horizon) owns 100% of the capital stock of Horizon Energy
                                    Holdings, Inc. (HEHI), which owns 100% of the capital stock of Horizon Energy Development B.V.
                                    (HEDBV).  HEDBV owns 85.16% of the capital stock of UE, which owns 70% of the capital stock of TL.

                            (b)     Horizon owns 100% of the capital stock of HEHI, which investment was valued at $158,723,000 as of
                                    September 30, 2003.  HEHI owns 100% of the capital stock of HEDBV, which investment was valued at
                                    $158,723,000 as of September 30, 2003.  HEDBV owns 85.16% of the capital stock of UE, and such investment was valued at $156,979,000 as of September 30, 2003.  UE owns 70% of the capital stock of TL, and such investment was valued at $11,541,000 as of September 30, 2003.  The financial statements of Horizon and its subsidiaries are found on pages 79 through 98 of this Form U5S.

                                    There are no debts or other financial obligations of HEHI, HEDBV, UE or TL for which there is recourse, directly or indirectly, to the registered holding company or another system company.
                                    There are no direct or indirect guaranties of any of the securities of UE or TL by the registered holding company.  There have been no transfers of any assets from any system company to UE or TL.

                           (c)      The ratio of debt to comprehensive shareholders' equity of UE was 10.98% as of September 30,
                                    2003.  TL had no debt outstanding at September 30, 2003.  UE and TL incurred losses for the twelve months ended September 30, 2003 (net of minority interest) of $1,038,000 and $32,000, respectively.  The financial statements of UE and TL are found on pages 79 through 98 of this Form
                                    U5S.

                           (d)      There are management support agreements between Horizon Energy Development, s.r.o. (HED) and UE and TL.  Under these agreements, HED agrees to provide management services (i.e., strategic, legal, marketing, public relations and human resource services) to both UE and TL.  The agreement with UE calls for UE to pay HED CZK 1,975,000 on a monthly basis.  The agreement with TL calls for a monthly payment of CZK 500,000 to HED.

                                    There is a service agreement between UE and TL calling for TL to pay UE CZK 1,630,000 on a monthly basis.  The services UE provides include services similar to those described above, plus engineering, technical, accounting and bank transactional services.

ITEM 9. WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES (Concluded)

                        B.       Interests in Exempt Wholesale Generators

                           1.       Horizon Power, Inc.

                           (a)      Horizon Power, Inc. (Power)
                                    6363 Main Street
                                    Williamsville, New York  14221

                                    Power has been designated as an exempt wholesale generator by the Federal Energy Regulatory
                                    Commission and owns a 50% interest in each of Seneca Energy II, LLC (Seneca Energy), Model City
                                    Energy, LLC (Model City) and Energy Systems North East, LLC (ESNE).  Seneca Energy has a
                                    generating capacity of approximately 11.2 MW at a site near Seneca Falls, New York, where it generates electricity using methane gas obtained from a landfill.  After the close of fiscal 2003,
                                    Seneca Energy completed development of facilities with a  generating capacity of approximately 3.2
                                    MW at a landfill site in Ontario County, New York.  Model City has a generating capacity of approximately 5.6 MW and generates electricity using methane gas obtained from a landfill near
                                    Lewiston, New York.  The landfills are owned by outside parties.  Seneca Energy and Model City sell electricity at wholesale to the New York Independent System Operator.  ESNE owns an 80 MW natural gas-fired cogeneration power plant located near North East, Pennsylvania.  ESNE sells electricity at wholesale to the New York Independent System Operator and sells thermal energy to a grape processing plant.  The Registrant owns 100% of the capital stock of Power.  Part I(b), Part
                                    I(c) and Part I(d) for Power are filed pursuant to Rule 104(b).

                           2.       Energy Systems North East, LLC

                           (a)      Energy Systems North East, LLC
                                    10195 Ackerman Lane
                                    North East, Pennsylvania  16428

                                    ESNE has been designated as an exempt wholesale generator by the Federal Energy Regulatory
                                    Commission.  ESNE owns an 80 MW natural gas-fired cogeneration power plant located near North
                                    East, Pennsylvania.  ESNE sells electricity at wholesale to the New York Independent System
                                    Operator and sells thermal energy to a grape processing plant.  The Registrant owns 100% of the capital stock of Power, which owns 50% of the limited liability company interests of ESNE.  Part
                                    I(b), Part I(c) and Part I(d) for ESNE are filed pursuant to Rule 104(b).
Part II.

Relationship of Exempt Wholesale Generators and Foreign Utility Companies to System Companies

Organization charts showing the relationships of TL, UE, Power and ESNE to system companies are provided as Exhibits G-1 and G-2 to this Form U5S

Part III.	Aggregate Investment in Exempt Wholesale Generators and Foreign Utility Companies Part III is filed pursuant to Rule 104(b).

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS

                    NATIONAL FUEL GAS COMPANY AND SUBSIDIARIES
                    ------------------------------------------
                          INDEX TO FINANCIAL STATEMENTS
                          -----------------------------
                               SEPTEMBER 30, 2003
                               ------------------

                                                                         Page
                                                                         ----
National Fuel Gas Company and Subsidiaries:
Report of Independent Accountants                                         39
Consolidating and Consolidated Balance Sheet at September 30, 2003       40-43
Consolidating and Consolidated Statement of Income for the Fiscal
  Year Ended September 30, 2003                                          44-45
Consolidating and Consolidated Statement of Earnings Reinvested in
  the Business for the Fiscal Year Ended September 30, 2003              46-47
Consolidating and Consolidated Statement of Comprehensive Income
  for the Fiscal Year Ended September 30, 2003                           48-49
Consolidating and Consolidated Statement of Cash Flows for the
  Fiscal Year Ended September 30, 2003                                   50-53

Seneca Resources Corporation:
Consolidating Balance Sheet at September 30, 2003                         54
Consolidating Statement of Income for the Fiscal Year Ended
  September 30, 2003                                                      55
Consolidating Statement of Earnings Reinvested in the Business
  for the Fiscal Year Ended September 30, 2003                            56
Consolidating Statement of Comprehensive Income for the Fiscal Year
  Ended September 30, 2003                                                57
Consolidating Statement of Cash Flows for the Fiscal Year
  Ended September 30, 2003                                                58

Highland Forest Resources, Inc.
Consolidating Balance Sheet at September 30, 2003                         59
Consolidating Statement of Income for the Fiscal Year Ended
  September 30, 2003                                                      60
Consolidating Statement of Earnings Reinvested in the Business
  for the Fiscal Year Ended September 30, 2003                            61
Consolidating Statement of Comprehensive Income for the Fiscal Year
  Ended September 30, 2003                                                62
Consolidating Statement of Cash Flows for the Fiscal Year
  Ended September 30, 2003                                                63

Upstate Energy, Inc.
Consolidating Balance Sheet at September 30, 2003                         64
Consolidating Statement of Income for the Fiscal Year Ended
  September 30, 2003                                                      65
Consolidating Statement of Earnings Reinvested in the Business
  for the Fiscal Year Ended September 30, 2003                            66
Consolidating Statement of Comprehensive Income for the Fiscal Year
  Ended September 30, 2003                                                67
Consolidating Statement of Cash Flows for the Fiscal Year
  Ended September 30, 2003                                                68

Toro Partners, LP:
Consolidating Balance Sheet at September 30, 2003                        69-70
Consolidating Statement of Income for the Fiscal Year Ended
  September 30, 2003                                                     71-72
Consolidating Statement of Earnings Reinvested in the Business
  for the Fiscal Year Ended September 30, 2003                           73-74
Consolidating Statement of Comprehensive Income for the Fiscal Year
  Ended September 30, 2003                                               75-76
Consolidating Statement of Cash Flows for the Fiscal Year
  Ended September 30, 2003                                               77-78

ITEM 10. FINANCIAL STATEMENTS AND EXHIBITS (Concluded)

                    NATIONAL FUEL GAS COMPANY AND SUBSIDIARIES
                    ------------------------------------------
                          INDEX TO FINANCIAL STATEMENTS
                          -----------------------------
                               SEPTEMBER 30, 2003
                               ------------------

                                                                         Page
                                                                         ----

Horizon Energy Development, Inc. and Subsidiaries:
Consolidating Balance Sheet at September 30, 2003                         79
Consolidating Statement of Income for the Fiscal Year Ended
  September 30, 2003                                                      80
Consolidating Statement of Earnings Reinvested in the Business
  for the Fiscal Year Ended September 30, 2003                            81
Consolidating Statement of Comprehensive Income for the Fiscal Year
  Ended September 30, 2003                                                82
Consolidating Statement of Cash Flows for the Fiscal Year
  Ended September 30, 2003                                                83

Horizon Energy Holdings, Inc.:
Consolidating Balance Sheet at September 30, 2003                         84
Consolidating Statement of Income for the Fiscal Year Ended
  September 30, 2003                                                      85
Consolidating Statement of Earnings Reinvested in the Business
  for the Fiscal Year Ended September 30, 2003                            86
Consolidating Statement of Comprehensive Income for the Fiscal Year
  Ended September 30, 2003                                                87
Consolidating Statement of Cash Flows for the Fiscal Year
  Ended September 30, 2003                                                88

Horizon Energy Development B.V.:
Consolidating Balance Sheet at September 30, 2003                         89
Consolidating Statement of Income for the Fiscal Year Ended
  September 30, 2003                                                      90
Consolidating Statement of Earnings Reinvested in the Business
  for the Fiscal Year Ended September 30, 2003                            91
Consolidating Statement of Comprehensive Income for the Fiscal Year
  Ended September 30, 2003                                                92
Consolidating Statement of Cash Flows for the Fiscal Year
  Ended September 30, 2003                                                93

United Energy, a.s.:
Consolidating Balance Sheet at September 30, 2003                         94
Consolidating Statement of Income for the Fiscal Year Ended
  September 30, 2003                                                      95
Consolidating Statement of Earnings Reinvested in the Business
  for the Fiscal Year Ended September 30, 2003                            96
Consolidating Statement of Comprehensive Income for the Fiscal Year
  Ended September 30, 2003                                                97
Consolidating Statement of Cash Flows for the Fiscal Year
  Ended September 30, 2003                                                98

Notes to Consolidated Financial Statements                                 *

        * The Notes to Consolidated Financial Statements included in Item 8 of National Fuel Gas Company’s Form 10-K for the fiscal year ended September 30, 2003, are incorporated herein by reference.

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors
and Shareholders of
National Fuel Gas Company

In our opinion, the consolidated financial statements listed in the index appearing under Item 10 on Pages 37 and 38 present fairly, in all material respects, the financial position of National Fuel Gas Company and its subsidiaries at September 30, 2003, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

Our audit was made for the purpose of forming an opinion on the consolidated financial statements taken as a whole. The consolidating information on Pages 40 through 98 is presented for purposes of additional analysis rather than to present financial position, results of operations and cash flows of the individual companies. Accordingly, we do not express an opinion on the financial position, results of operations and cash flows of the individual companies. However, the consolidating information on Pages 40 through 98 has been subjected to the auditing procedures applied in the audit of the consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the consolidated financial statements taken as a whole.

PricewaterhouseCoopers LLP

Buffalo, New York
October 23, 2003

                                      NATIONAL FUEL GAS COMPANY AND SUBSIDIARIES
                                             CONSOLIDATING BALANCE SHEET
                                                AT SEPTEMBER 30, 2003
                                                (THOUSANDS OF DOLLARS)

                                                                                                                                       Horizon
                                          National     National      Seneca                    Highland     Data-Track    National      Energy       Upstate       Seneca      Niagara
                            National      Fuel Gas     Fuel Gas     Resources      Leidy        Forest        Account       Fuel      Development,   Energy,       Indep.     Indpendence    Horizon     Total Before Eliminations  Consolidated
                            Fuel Gas     Distribution   Supply     Corporation      Hub,     Resources, Inc. Services,   Resources,      Inc.          Inc.       Pipeline    Marketing,      Power,     Eliminations & Adjustments Company and
                             Company       Corp.        Corp.      (Consolidated)   Inc.      (Consolidated)   Inc.         Inc.      (Consolidated)(Consolidated) Company       Inc.          Inc.      & Adjustments Dr (Cr)      Subsidiaries
                           ------------  -----------  -----------  ------------  -----------  -----------   ------------ -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------
          ASSETS

PROPERTY, PLANT
 & EQUIPMENT                   $ 2,015   $ 1,397,648   $ 830,157   $ 1,718,532          $ -    $ 312,630          $ 86      $ 1,158    $ 372,784      $ 15,321          $ -          $ -       $ 7,012   $ 4,657,343         $ -    $ 4,657,343

Less: Accumulated
Depreciation,
Depletion and
 Amortization                      132      361,218      338,264       780,227            -       23,467            78          988      153,585           190            -            -           107    1,658,256            -     1,658,256
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------
                                 1,883    1,036,430      491,893       938,305            -      289,163             8          170      219,199        15,131            -            -         6,905    2,999,087            -     2,999,087
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------

CURRENT ASSETS:

Cash and Temporary
 Cash Investments                  603          313        1,052        10,207          117        5,389           198        1,880       18,339         3,007           47            1            57       41,210       10,211        51,421
Notes Receivable
 -Intercompany                 448,000            -       13,100             -          800            -           500       28,100          600             -            -            -             -      491,100     (491,100)            -
Allowance for
 Uncollectible
 Accounts                            -      (12,666)        (657)         (851)           -            -             -       (1,700)      (2,068)            -            -            -             -      (17,942)           -       (17,942)
Accounts Receivable
 -Intercompany                  22,412        7,352       16,762         3,881            1          538            59          155           22           179            -            -            12       51,373      (51,373)            -
Accounts Receivable                389       91,103       13,345        27,678            -        5,535             2        8,085        7,233         1,040            -            -            64      154,474            -       154,474
Unbilled Utility
 Revenue                             -       20,154            -             -            -            -             -            -        7,289             -            -            -             -       27,443            -        27,443
Dividends Receivable
 -Intercompany                  18,500            -            -           454            -            -             -            -            -             -            -            -             -       18,954      (18,954)            -
Materials and
 Supplies - at
 average cost                        -        6,221        8,327         1,047            -       14,346             -          172        3,759             -            -            -             -       33,872       (1,561)       32,311
Gas Stored
 Underground                         -       75,159            -             -            -            -             -       14,481            -             -            -            -             -       89,640            -        89,640
Unrecovered
 Purchased
 Gas Costs                           -       28,692            -             -            -            -             -            -            -             -            -            -             -       28,692            -        28,692
Fair Value of Derivative
 Financial Instruments               -            -            -           194            -            -             -          349            -         1,155            -            -             -        1,698            -         1,698
Prepayments                        316       27,292        5,591         5,689            -        4,125             3          113           87             -            -            -            10       43,226           (1)       43,225
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------
                               490,220      243,620       57,520        48,299          918       29,933           762       51,635       35,261         5,381           47            1           143      963,740     (552,778)      410,962
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------

OTHER ASSETS:

Recoverable Future
 Taxes                               -       75,706        4,945             -            -        4,167             -            -            -             -            -            -             -       84,818            -        84,818
Unamortized Debt
 Expense                        10,755        6,556        6,447             -            -          290             -            -            -             -            -            -             -       24,048       (1,929)       22,119
Other Regulatory
 Assets                          2,996       41,235        3,091             -            -        2,294             -            -            -             -            -            -             -       49,616            -        49,616
Deferred Charges                 1,947        2,513        2,007           464            -         (160)            -        2,327           12             -            8            -             -        9,118       (1,590)        7,528
Other Investments               20,169            -            -             -            -            -             -            -            -             -            -            -             -       20,169       43,856        64,025
Investment in Unconsolidated
 Subsidiaries                        -            -            -             -            -            -             -            -            -             -            -            -        16,425       16,425            -        16,425
Goodwill                             -            -            -             -            -        5,476             -            -            -             -            -            -             -        5,476            -         5,476
Investment in
 Associated
 Companies                   1,157,891            -           61        19,158            -            -             -            -            -             -            -            -             -    1,177,110   (1,177,110)            -
Notes Receivable -
Intercompany                 1,096,400            -            -             -            -            -             -            -            -             -            -            -             -    1,096,400   (1,096,400)            -
Intangible Assets               10,274            -            -             -            -        7,867             -            -            -        31,523            -            -             -       49,664            -        49,664
Other                                -        7,797          544            61            -          778             -            -          466             -            -            -             -        9,646        8,549        18,195
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------
                             2,300,432      133,807       17,095        19,683            -       20,712             -        2,327          478        31,523            8            -        16,425    2,542,490   (2,224,624)      317,866
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------
                             2,792,535    1,413,857      566,508     1,006,287          918      339,808           770       54,132      254,938        52,035           55            1        23,473    6,505,317   (2,777,402)    3,727,915
                           ============  ===========  ===========  ============  ===========  ===========  ============  ===========  ===========   ===========  ===========  ===========   ===========  ===========  ===========   ===========

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2003, incorporated herein by reference.

                                      NATIONAL FUEL GAS COMPANY AND SUBSIDIARIES
                                             CONSOLIDATING BALANCE SHEET
                                                AT SEPTEMBER 30, 2003
                                                (THOUSANDS OF DOLLARS)
                                                                                                                                       Horizon
                                          National     National      Seneca                    Highland     Data-Track    National      Energy       Upstate       Seneca      Niagara
                            National      Fuel Gas     Fuel Gas     Resources      Leidy        Forest        Account       Fuel      Development,   Energy,       Indep.     Indpendence    Horizon     Total Before Eliminations  Consolidated
                            Fuel Gas     Distribution   Supply     Corporation      Hub,     Resources, Inc. Services,   Resources,      Inc.          Inc.       Pipeline    Marketing,      Power,     Eliminations & Adjustments Company and
                             Company       Corp.        Corp.      (Consolidated)   Inc.     (Consolidated)    Inc.         Inc.     (Consolidated)(Consolidated)  Company       Inc.          Inc.      & Adjustments Dr (Cr)      Subsidiaries
                           ------------  -----------  -----------  ------------  -----------  -----------   ------------ -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------
CAPITALIZATION
AND LIABILITIES

CAPITALIZATION:
Common Stock $1 Par
 Value; Authorized -
 200,000,000 Shares;
 Issued and
 Outstanding -
 81,438,290 Shares            $ 81,438          $ -          $ -           $ -          $ -          $ -           $ -          $ -          $ -           $ -          $ -          $ -           $ -     $ 81,438          $ -      $ 81,438
Capital Stock of
 Subsidiaries                        -       59,170       25,345           500            4            4             1           10            5             1            1            1             1       85,043      (85,043)            -
Paid in Capital                478,799      121,668       35,894       104,035        1,365       22,162           499       33,490       38,246         6,800            -            -         5,020      847,978     (369,179)      478,799
Earnings Reinvested
 in the Business               642,690      367,474      259,724       (28,273)        (628)     111,931           256       11,111      (23,210)       (5,791)      (9,778)           -          (129)   1,325,377     (682,687)      642,690
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------
Total Common Shareholder
 Equity Before Items of Other
 Comprehensive Income        1,202,927      548,312      320,963        76,262          741      134,097           756       44,611       15,041         1,010       (9,777)           1         4,892    2,339,836   (1,136,909)    1,202,927
Accumulated Other
 Comprehensive
 Income (Loss)                 (65,537)           -          124          (225)           -          225             -         (104)      21,822         1,335            -            -             -      (42,360)     (23,177)      (65,537)
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------
Total Comprehensive
 Shareholders' Equity        1,137,390      548,312      321,087        76,037          741      134,322           756       44,507       36,863         2,345       (9,777)           1         4,892    2,297,476   (1,160,086)    1,137,390

Long-Term Debt,
 Net of Current
 Portion                     1,096,400          102            -             -            -       41,433             -            -        9,844             -            -            -             -    1,147,779            -     1,147,779
Notes Payable -
 Intercompany                        -      218,310       39,770       688,550            -       60,000             -            -       89,770             -            -            -             -    1,096,400   (1,096,400)            -
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------
Total Capitalization         2,233,790      766,724      360,857       764,587          741      235,755           756       44,507      136,477         2,345       (9,777)           1         4,892    4,541,655   (2,256,486)    2,285,169
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------

Minority Interest in
 Foreign Subsidiaries                -            -            -             -            -            -             -            -       33,281             -            -            -             -       33,281            -        33,281
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------

CURRENT AND ACCRUED
LIABILITIES:
Notes Payable to
 Banks and
 Commercial Paper              118,200            -            -             -            -            -             -            -            -             -            -            -             -      118,200            -       118,200
Notes Payable -
 Intercompany                   60,400      193,000       75,000        32,700            -       18,800             -            -       29,700        48,300       14,400            -        18,800      491,100     (491,100)            -
Current Portion of
 Long-Term Debt                225,000            -            -             -            -        9,334             -            -        7,397             -            -            -             -      241,731            -       241,731
Accounts Payable                   160       52,648       13,254        32,777            -        4,189            14        6,115       20,927           233            -            -           384      130,701       (4,922)      125,779
Accounts Payable to Customers        -          692            -             -            -            -             -            -            -             -            -            -             -          692            -           692
Accounts Payable -
Intercompany                     1,244       12,787        2,068        16,636           38        2,655            57         (933)       2,729           152           17            -           104       37,554      (37,554)            -
Dividends Payable -
 Intercompany                        -        9,100        6,500         2,454            -          700             -          200            -             -            -            -             -       18,954      (18,954)            -
Fair Value of Derivative
 Financial Instruments               -            -            -        13,675            -        4,253             -            -            -             -            -            -             -       17,928            -        17,928
Other Accruals and
 Current Liabilities            45,520       15,768        6,892       (19,575)           8        2,849            (7)       4,810          973            (8)      (4,351)           -        (1,076)      51,803        1,048        52,851
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------
                               450,524      283,995      103,714        78,667           46       42,780            64       10,192       61,726        48,677       10,066            -        18,212    1,108,663     (551,482)      557,181
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------

DEFERRED CREDITS:
Accumulated Deferred
 Income  Taxes                 (49,750)     185,042       75,999       132,866          131       60,609           (62)      (2,074)      20,512           161         (234)           -           304      423,504         (222)      423,282
Taxes Refundable to
 Customers                           -       16,195       (2,676)            -            -            -             -            -            -             -            -            -             -       13,519            -        13,519
Unamortized
 Investment Tax
 Credit                              -        7,958          241             -            -            -             -            -            -             -            -            -             -        8,199            -         8,199
Cost of Removal Regulatory Liab      -       64,471       20,350             -            -            -             -            -            -             -            -            -             -       84,821            -        84,821
Other Regulatory Liabs               -       69,621          246             -            -            -             -            -            -             -            -            -             -       69,867            -        69,867
Pension Liability              152,285        1,778        1,200          (395)           -           62             -          (59)           -             -            -            -             -      154,871            -       154,871
Asset Retirement Obligation          -            -            -        27,493            -            -             -            -            -             -            -            -             -       27,493            -        27,493
Other Deferred
 Credits                         5,686       18,073        6,577         3,069            -          602            12        1,566        2,942           852            -            -            65       39,444       30,788        70,232
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------
                               108,221      363,138      101,937       163,033          131       61,273           (50)        (567)      23,454         1,013         (234)           -           369      821,718       30,566       852,284
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------
                           $ 2,792,535   $1,413,857    $ 566,508   $ 1,006,287        $ 918    $ 339,808         $ 770     $ 54,132    $ 254,938      $ 52,035         $ 55          $ 1      $ 23,473   $6,505,317  $(2,777,402)  $ 3,727,915
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------

See Notes to Consolidated  Financial  Statements  included in Item 8 of National Fuel Gas  Company's  Form 10-K for
the fiscal  year ended  September  30,  2003, incorporated herein by reference.

                                      NATIONAL FUEL GAS COMPANY AND SUBSIDIARIES
                                          CONSOLIDATING STATEMENT OF INCOME
                                     FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2003
                                                (THOUSANDS OF DOLLARS)

                                                                                                                                       Horizon
                                          National     National      Seneca                    Highland     Data-Track    National      Energy       Upstate       Seneca      Niagara
                            National      Fuel Gas     Fuel Gas     Resources      Leidy        Forest        Account       Fuel      Development,   Energy,       Indep.     Indpendence    Horizon     Total Before Eliminations  Consolidated
                            Fuel Gas     Distribution   Supply     Corporation      Hub,     Resources, Inc. Services,   Resources,      Inc.          Inc.       Pipeline    Marketing,      Power,     Eliminations & Adjustments Company and
                             Company       Corp.        Corp.      (Consolidated)   Inc.     (Consolidated)    Inc.         Inc.     (Consolidated)(Consolidated)  Company       Inc.          Inc.      & Adjustments  Dr (Cr)     Subsidiaries
                           ------------  -----------  -----------  ------------  -----------  -----------   ------------ -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------

OPERATING REVENUE:                 $ -   $ 1,162,983   $ 180,537     $ 316,730          $ -     $ 76,818         $ 415    $ 304,659    $ 114,070       $ 2,434          $ -          $ -         $ 517   $ 2,159,163  $ (123,692)   $ 2,035,471
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------

OPERATING EXPENSE:
Purchased Gas                        -      773,126          913         1,216            -            -             -      293,449            -           630            -            -             -    1,069,334     (105,767)      963,567
Fuel Used in Heat and
 Electric Generation                 -            -            -             -            -            -             -           (4)      61,033             -            -            -             -       61,029            -        61,029
Operation and Maintenance        4,085      179,052       58,307        90,000            6       42,682           389        2,803       29,555           612           39            -         1,200      408,730      (22,460)      386,270
Property, Franchise &
 Other Taxes                       578       52,274       11,358        12,312            -        3,094             -           16        2,846             -            -            -            26       82,504            -        82,504
Impairment of Oil & Gas
 Producing Properties                -            -            -        42,774            -            -             -            -            -             -            -            -             -       42,774            -        42,774
Depreciation, Depletion
 and Amortization                    -       38,186       28,845        99,574            -       14,313            26          117       13,910           190            -            -            21      195,182           44       195,226
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------
                                 4,663    1,042,638       99,423       245,876            6       60,089           415      296,381      107,344         1,432           39            -         1,247    1,859,553     (128,183)    1,731,370
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------
Gain on Sale of Timber
 Properties                          -            -            -             -            -      168,787             -            -            -             -            -            -             -      168,787            -       168,787
Loss on Sale of Oil & Gas
 Producing Properties                -            -            -       (58,472)           -            -             -            -            -             -            -            -             -      (58,472)           -       (58,472)
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------

Operating Income
(Loss)                          (4,663)     120,345       81,114        12,382           (6)     185,516             -        8,278        6,726         1,002          (39)           -          (730)     409,925        4,491       414,416
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------

OTHER INCOME (EXPENSE):
Income from Unconsolidated
 Subsidiaries                        -            -            -             -            -            -             -            -            -             -            -            -           535          535            -           535
Unremitted Earnings/(Loss)
 of Subsidiaries               109,145            -            -             -            -            -             -            -            -             -            -            -             -      109,145     (109,145)            -
Dividends from
 Subsidiaries                   71,808            -            -         1,111            -            -             -            -            -             -            -            -             -       72,919      (72,919)            -
Interest-Intercompany           94,954           87           26         1,098           12            -             8          595            8             2            -            -             -       96,790      (96,790)            -
Other Income                       838        2,355          560            74            -          379           (43)         378        2,259             -            -            -           214        7,014         (127)        6,887
Interest on Long-Term
 Debt                          (89,643)           -            -             -            -       (1,738)            -            -       (1,385)            -            -            -             -      (92,766)           -       (92,766)
Interest-Intercompany             (977)     (23,341)      (8,537)      (52,919)           -       (4,792)            -            -       (5,777)         (229)        (218)           -             -      (96,790)      96,790             -
Other Interest                  (3,227)      (5,781)      (1,236)         (407)           -           14             -          (33)      (1,538)            -            -            -          (292)     (12,500)         210       (12,290)
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------

Income (Loss) Before
 Income Taxes
 and Minority
 Interest in
 Foreign
 Subsidiaries                  178,235       93,665       71,927       (38,661)           6      179,379           (35)       9,218          293           775         (257)           -          (273)     494,272     (177,490)      316,782
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------

Income Taxes                      (709)      36,857       29,533       (14,215)           2       70,395           (14)       3,350          876           314          (90)           -           (23)     126,276        1,885       128,161
Minority Interest in
 Foreign Subsidiaries                -            -            -             -            -            -             -            -         (785)            -            -            -             -         (785)           -          (785)
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------

Income/(Loss) Before
 Cumulative Effect             178,944       56,808       42,394       (24,446)           4      108,984           (21)       5,868       (1,368)          461         (167)           -          (250)     367,211     (179,375)      187,836
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------
Cumulative Effect of
 Change in Accounting                -            -            -          (637)           -            -             -            -       (8,255)            -            -            -             -       (8,892)           -        (8,892)
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------

Net Income (Loss)
 Available for
 Common Stock                $ 178,944     $ 56,808     $ 42,394     $ (25,083)         $ 4    $ 108,984         $ (21)     $ 5,868     $ (9,623)        $ 461       $ (167)         $ -        $ (250)   $ 358,319   $ (179,375)    $ 178,944
                           ============  ===========  ===========  ============  ===========  ===========  ============  ===========  ===========   ===========  ===========  ===========   ===========  ===========  ===========   ===========
                                                                                                                                                                                                                                     ==========
                                                                                                                         Used in Diluted Calculation                                                                                81,357,896
                                                                                                                                                                                                                                    ==========
See Notes to Consolidated Financial Statements included in Item 8 of National
Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 2003, incorporated by reference.

                                      NATIONAL FUEL GAS COMPANY AND SUBSIDIARIES
                            CONSOLIDATING STATEMENT OF EARNINGS REINVESTED IN THE BUSINESS
                                     FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2003
                                                (THOUSANDS OF DOLLARS)

                                                                                                                                       Horizon
                                          National     National      Seneca                    Highland     Data-Track    National      Energy       Upstate       Seneca      Niagara
                            National      Fuel Gas     Fuel Gas     Resources      Leidy        Forest        Account       Fuel      Development,   Energy,       Indep.     Indpendence    Horizon     Total Before Eliminations  Consolidated
                            Fuel Gas     Distribution   Supply     Corporation      Hub,     Resources, Inc. Services,   Resources,      Inc.          Inc.       Pipeline    Marketing,      Power,     Eliminations & Adjustments Company and
                             Company       Corp.        Corp.     (Consolidated)    Inc.     (Consolidated)    Inc.         Inc.     (Consolidated)(Consolidated)  Company        Inc.          Inc.     & Adjustments  Dr (Cr)     Subsidiaries
                           ------------  -----------  -----------  ------------  -----------  -----------   ------------ -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------

EARNINGS REINVESTED
IN THE BUSINESS

Balance at Beginning
 of Year                     $ 549,397    $ 346,266    $ 242,705       $ 5,920       $ (632)     $ 5,147         $ 277      $ 5,943    $ (13,587)     $ (6,252)    $ (9,611)         $ -         $ 121   $ 1,125,694  $ (576,297)    $ 549,397

Net Income (Loss)
 Available for
 Common Stock                  178,944       56,808       42,394       (25,083)           4      108,984           (21)       5,868       (9,623)          461         (167)           -          (250)     358,319     (179,375)      178,944

Dividends on Common
 Stock (2003 - $1.06
 per share)                    (85,651)     (35,600)     (25,375)       (9,110)           -       (2,200)            -         (700)           -             -            -            -             -     (158,636)      72,985       (85,651)
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------

Balance at End of Year       $ 642,690    $ 367,474    $ 259,724     $ (28,273)      $ (628)   $ 111,931         $ 256     $ 11,111    $ (23,210)     $ (5,791)    $ (9,778)         $ -        $ (129)  $ 1,325,377  $ (682,687)    $ 642,690
                           ============  ===========  ===========  ============  ===========  ===========  ============  ===========  ===========   ===========  ===========  ===========   ===========  ===========  ===========   ===========

At September 30, 2003                                                                                                                    ANALYSIS OF INVESTMENTS IN ASSOCIATED COMPANIES AT SEPTEMBER 30, 2003

                                                                                                                                                      Par or                   Earnings                               Total Investment
Intercompany Eliminations:                                                                                                                          Stated Value             Reinvested in  Unremitted   Accumulated   in Associated
                                                                                                                                                        of          Paid      the Business   Earnings      Other         Companies
                                                                                                                                                    Subsidiary       In           at          Since      Comprehensive      at
Earnings Reinvested in the Business:                                                                                                                  Stock       Capital     Acquisition   Acquisition    Income         Equity
                                                                                                                                                    -----------  -----------  -----------   -----------  ------------ ----------------
 Unremitted Earnings of Subsidiaries                                                                                     Registrant:
  Since Acquisition                                      693,029                                                         Distribution
 Earnings Reinvested in the Business                                                                                      Corporation                 $ 59,170    $ 121,668      $ 4,636     $ 362,838          $ -    $ 548,312
  of Subsidiaries at Acquisition                           7,095                                                         Supply Corporation             25,345       35,833        2,453       257,271          124      321,026
 Consolidating Adjustment                                (17,437)                                                        Seneca Resources                  500      104,035            6       (28,279)        (225)      76,037
                                                       -----------
                                                       $ 682,687                                                         Leidy Hub                           4        1,365            -          (628)           -          741
                                                       ===========
                                                                                                                         Highland                            4        3,004            -       111,931          225      115,164
                                                                                                                         Data-Track                          1          499            -           256            -          756
Net Income Available for Common Stock:                                                                                   NFR                                10       33,490            -        11,111         (104)      44,507
 Subsidiaries-Dividends on                                                                                               Horizon                             5       38,246            -       (23,210)      21,822       36,863
  Common Stock                                            72,985                                                         Upstate                             1        6,800            -        (5,791)       1,335        2,345
 Unremitted Earnings of Subsidiaries                     109,145                                                         Seneca Independence                 1            -            -        (9,778)           -       (9,777)
 Consolidating Adjustment                                 (2,755)                                                        Niagara Independence                1            -            -             -            -            1
                                                      -----------
                                                         179,375                                                         Horizon Power, Inc.                 1        5,020            -          (129)           -        4,892
                                                      ===========
                                                                                                                         Consolidating
                                                                                                                          Adjustment                         -            -            -        17,437         (413)      17,024
                                                                                                                                                    -----------  -----------  -----------   -----------  -----------  -----------
                                                                                                                                                        85,043      349,960        7,095       693,029       22,764    1,157,891

See Notes to Consolidated  Financial  Statements  included in Item 8 of National                                         Seneca Corporation:
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2003,                                          Highland                           -       19,158            -             -            -       19,158
incorporated herein by reference.                                                                                        Supply Corporation:
                                                                                                                          Seneca Resources                   -           61            -             -            -           61
                                                                                                                                                    -----------  -----------  -----------   -----------  -----------  -----------
                                                                                                                                                      $ 85,043    $ 369,179      $ 7,095     $ 693,029     $ 22,764   $1,177,110
                                                                                                                                                    ===========  ===========  ===========   ===========  ===========  ===========

                                      NATIONAL FUEL GAS COMPANY AND SUBSIDIARIES
                                   CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME
                                     FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2003
                                                (THOUSANDS OF DOLLARS)

                                                                                                                                         Horizon
                                          National     National      Seneca                    Highland     Data-Track     National      Energy       Upstate       Seneca      Niagara
                            National      Fuel Gas     Fuel Gas     Resources      Leidy        Forest        Account        Fuel      Development,   Energy,       Indep.     Indpendence    Horizon     Total Before Eliminations  Consolidated
                            Fuel Gas     Distribution   Supply     Corporation      Hub,     Resources, Inc. Services,    Resources,      Inc.          Inc.       Pipeline    Marketing,      Power,     Eliminations & Adjustments Company and
                             Company       Corp.        Corp.     (Consolidated)    Inc.     (Consolidated)    Inc.          Inc.     (Consolidated)(Consolidated) Company        Inc.          Inc.      & Adjustments  Dr (Cr)     Subsidiaries
                           ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------
Net Income (Loss) Available
 for Common Stock            $ 178,944     $ 56,808     $ 42,394     $ (25,083)         $ 4    $ 108,984         $ (21)     $ 5,868     $ (9,623)        $ 461       $ (167)         $ -        $ (250)   $ 358,319   $ (179,375)    $ 178,944

Other Comprehensive Income
 (Loss), Before Tax:
 Minimum Pension Liability Adj.(86,170)           -            -             -            -            -             -            -            -             -            -            -             -      (86,170)           -       (86,170)
 Foreign Currency
  Translation Adjustment        54,472            -            -        36,821            -            -             -            -       17,651             -            -            -             -      108,944      (54,472)       54,472
 Reclassification Adjustment
  for Realized Foreign Currency
  Translation (Gain) in Net
  Income                        (9,607)           -            -        (9,607)           -            -             -            -            -             -            -            -             -      (19,214)       9,607        (9,607)
 Unrealized Gain on
  Securities Available
  for Sale Arising During
  the Period                     2,419            -            -             -            -            -             -            -            -             -            -            -             -        2,419            -         2,419
 Unrealized Gain/(Loss) on
  Derivative Financial
  Instruments Arising During
  the Period                   (47,777)           -       (1,330)      (41,696)           -         (405)            -       (7,035)           -         2,689            -            -             -      (95,554)      47,777       (47,777)
 Reclassification Adjustment
  for Realized (Gain)/Loss on
  Derivative Financial Instruments
  in Net Income                 69,809            -        1,759        60,123            -          630             -        8,139            -          (842)           -            -             -      139,618      (69,809)       69,809
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------
Other Comprehensive Income
 (Loss), Before Tax            (16,854)           -          429        45,641            -          225             -        1,104       17,651         1,847            -            -             -       50,043      (66,897)      (16,854)
 Income Tax Benefit Related
  to Minimum Pension Liability (30,159)           -            -             -            -            -             -            -            -             -            -            -             -      (30,159)           -       (30,159)
 Income Tax Expense/(Benefit) Related
  to Unrealized Gain/(Loss)
  on Securities Available
  for Sale Arising During
  the Period                       847            -            -             -            -            -             -            -            -             -            -            -             -          847            -           847
 Income Tax Expense/(Benefit) Related
  to Unrealized Gain/(Loss)
  on Derivative Financial
  Instruments Arising During
  the Period                   (18,594)           -         (555)      (15,594)           -            -             -       (2,866)           -           421            -            -             -      (37,188)      18,594       (18,594)
 Reclassification Adjustment for
  for Realized (Gain)/Loss on
  Derivative Financial
  Instruments in Net Income     26,953            -          726        23,186            -            -             -        3,266            -          (225)           -            -             -       53,906      (26,953)       26,953
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------
Income Taxes - Net             (20,953)           -          171         7,592            -            -             -          400            -           196            -            -             -      (12,594)      (8,359)      (20,953)
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------
Other Comprehensive Income/
 (Loss)                          4,099            -          258        38,049            -          225             -          704       17,651         1,651            -            -             -       62,637      (58,538)        4,099
                           ------------  -----------  -----------  ------------  -----------  -----------  ------------  -----------  -----------   -----------  -----------  -----------   -----------  -----------  -----------   -----------

Comprehensive Income (Loss)  $ 183,043     $ 56,808     $ 42,652      $ 12,966          $ 4    $ 109,209         $ (21)     $ 6,572      $ 8,028       $ 2,112       $ (167)         $ -        $ (250)   $ 420,956   $ (237,913)    $ 183,043
                           ============  ===========  ===========  ============  ===========  ===========  ============  ===========  ===========   ===========  ===========  ===========   ===========  ===========  ===========   ===========

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2003, incorporated herein by reference.

                                       NATIONAL FUEL GAS COMPANY AND SUBSIDIARIES
                                         CONSOLIDATING STATEMENT OF CASH FLOWS
                                      FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2003
                                                 (THOUSANDS OF DOLLARS)

                                                                                                                                            Horizon
                                              National     National      Seneca                   Highland      Data-Track    National      Energy       Upstate       Seneca      Niagara
                                 National     Fuel Gas     Fuel Gas    Resources      Leidy        Forest        Account        Fuel      Development,   Energy,       Indep.     Indpendence   Horizon   Total Before Eliminations Consolidated
                                 Fuel Gas    Distribution   Supply     Corporation     Hub,     Resources, Inc. Services,    Resources,      Inc.          Inc.       Pipeline    Marketing,    Power,    Eliminations & Adjustment Company and
                                 Company       Corp.        Corp.      (Consolidated)  Inc.     (Consolidated)     Inc.         Inc.     (Consolidated (Consolidated) Company        Inc.        Inc.     & Adjustments  Dr (Cr)    Subsidiaries
                                -----------  -----------  -----------  -----------  -----------  -----------    -----------  -----------  -----------  ------------- -----------  -----------  ---------- ------------- ----------  -----------
OPERATING ACTIVITIES:
Net Income (Loss) Available
 for Common Stock                $ 178,944     $ 56,808     $ 42,394    $ (25,083)         $ 4    $ 108,984        $ (21)     $ 5,868     $ (9,623)       $ 461       $ (167)         $ -      $ (250)   $ 358,319    $ (179,375)  $ 178,944
Adjustments to Reconcile Net
 Income to Net Cash Provided
 by Operating Activities:
  Gain on Sale of Timber Property        -            -            -            -            -     (168,787)           -            -            -            -            -            -           -     (168,787)           -     (168,787)
  Loss on Sale of Oil & Gas Prop.        -            -            -       58,472            -            -            -            -            -            -            -            -           -       58,472            -       58,472
  Impairment of Oil & Gas Prop.          -            -            -       42,774            -            -            -            -            -            -            -            -           -       42,774            -       42,774
  Cumul. Effect of Change in Acctg.      -            -            -          637            -            -            -            -        8,255            -            -            -           -        8,892            -        8,892
  Unremitted (Earnings)/Loss of
   Subsidiaries                   (109,145)           -            -            -            -            -            -            -            -            -            -            -           -     (109,145)     109,145            -
  Depreciation, Depletion
   and Amortization                      -       38,186       28,845       99,574            -       14,313           26          117       13,910          190            -            -          21      195,182           44      195,226
  Deferred Income Taxes             (1,337)      20,116        8,729      (12,488)          (1)      55,975          (15)        (238)       3,155          178        4,143            -         152       78,369            -       78,369
  (Income) Loss from Unconsolidated
  Subsidiaries, Net of Cash
  Distributions                          -            -            -            -            -            -            -            -            -            -            -            -         703          703            -          703
 Minority Interest in Foreign
  Subsidiaries                           -            -            -            -            -            -            -            -          785            -            -            -           -          785            -          785
 Other                               1,539          698        1,728           (9)           -        1,157           52            -            -          341            -            -           -        5,506        5,783       11,289

Change in:
 Receivables and Unbilled
  Utility Revenue                      (47)     (38,506)      (3,763)       4,939            -          837            -         (569)       1,003          995            -            -          (7)     (35,118)           -      (35,118)
 Accounts Receivable-
  Intercompany                       3,731       (2,924)      (6,356)       1,428            4         (337)          14        1,037          (21)        (212)           -            -         (12)      (3,648)       3,648            -
 Gas Stored Underground
  and Material and Supplies              -       (9,807)        (515)       2,117            -          747            -      (10,598)          (8)       6,770            -            -           -      (11,294)      (1,127)     (12,421)
 Unrecovered Purchased Gas Costs         -      (16,261)           -            -            -            -            -            -            -            -            -            -           -      (16,261)           -      (16,261)
 Prepayments                           171          417          117        1,492            -       (1,290)          (1)         (17)         (27)           -            -            -           -          862            -          862
 Accounts Payable                      108       26,199         (882)        (479)           -       (2,561)         (40)       4,244          224         (265)           -            -         236       26,784       (6,349)      20,435
 Amounts Payable to Customers            -          692            -            -            -            -            -            -            -            -            -            -           -          692            -          692
 Accounts Payable-Intercompany         306         (429)       1,254       (1,970)           1         (924)         (25)      (1,112)         440           81           (8)           -         (16)      (2,402)       2,402            -
 Other Accruals and Current
 Liabilities                        (2,337)      10,725        3,976       (5,465)           3        2,511           12       (1,162)       2,980          236       (4,233)           -        (536)       6,710        1,885        8,595
 Other Assets                          653      (26,866)      (2,695)          24            1          973            -        2,306            3       (1,155)          (8)           -           -      (26,764)      (3,152)     (29,916)
 Other Liabilities                  (9,101)      (9,019)      (4,159)      (1,300)          (1)        (693)           5       (6,821)       1,130        1,130            -            -        (393)     (29,222)      12,524      (16,698)
                                -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  ----------   ----------   ----------  -----------
Net Cash Provided by
(Used in) Operating
Activities                        $ 63,485     $ 50,029     $ 68,673    $ 164,663         $ 11     $ 10,905          $ 7     $ (6,945)    $ 22,206      $ 8,750       $ (273)         $ -      $ (102)   $ 381,409    $ (54,572)   $ 326,837
                                -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  ----------   ----------   ----------  -----------

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2003, incorporated herein by reference.

(Consolidating Statement of Cash Flows continues on pages 52 and 53)

                                       NATIONAL FUEL GAS COMPANY AND SUBSIDIARIES
                                         CONSOLIDATING STATEMENT OF CASH FLOWS
                                      FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2003
                                                 (THOUSANDS OF DOLLARS)

                                                                                                                                         Horizon
                                              National     National      Seneca                   Highland     Data-Track   National     Energy       Upstate       Seneca     Niagara
                                 National     Fuel Gas     Fuel Gas    Resources      Leidy        Forest       Account       Fuel    Development,    Energy,       Indep.    Indpendence   Horizon     Total Before Eliminations Consolidated
                                 Fuel Gas    Distribution   Supply     Corporation     Hub,     Resources, Inc. Services,   Resources,    Inc.          Inc.       Pipeline   Marketing,    Power,      Eliminations & Adjustment Company and
                                 Company       Corp.        Corp.      Consolidated)   Inc.    (Consolidated)     Inc.        Inc.    (Consolidated (Consolidated) Company       Inc.        Inc.       & Adjustments  Dr (Cr)    Subsidiaries
                                -----------  -----------  -----------  ------------ -----------  -----------   ----------  ----------- ------------ -----------   ----------- -----------  ----------   ----------   ----------   -----------
INVESTING ACTIVITIES:
Capital Expenditures              $ (1,883)   $ (49,944)   $ (18,128)   $ (76,129)         $ -     $ (3,248)         $ -       $ (164)    $ (2,499)         $ -          $ -          $ -      $ (256)   $ (152,251)        $ -   $ (152,251)
Investment in Subsidiaries               -            -            -            -            -     (181,152)           -            -            -      (47,662)           -            -           -     (228,814)           -     (228,814)
Investment in Partnerships               -            -            -            -            -            -            -            -            -            -            -            -        (375)        (375)           -         (375)
Change in Notes
 Receivable - Intercompany         102,600            -      (13,100)      44,300            -            -          100        8,900         (230)           -            -            -           -      142,570     (142,570)           -
Net Proceeds from Sale of
 Timber Properties                       -            -            -            -            -      186,014            -            -            -            -            -            -           -      186,014            -      186,014
Net Proceeds from Sale of
 Oil & Gas Properties                    -            -            -       78,531            -            -            -            -            -            -            -            -           -       78,531            -       78,531
Other                                    -           78          592           12            -        1,339            -            -        1,310            -            -            -          42        3,373        8,692       12,065
                                -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  ----------   ----------   ----------  -----------
Net Cash Provided by (Used In)
 Investing  Activities             100,717      (49,866)     (30,636)      46,714            -        2,953          100        8,736       (1,419)     (47,662)           -            -        (589)      29,048     (133,878)    (104,830)
                                -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  ----------   ----------   ----------  -----------

FINANCING ACTIVITIES:
Change in Notes Payable to
 Banks and Commercial Paper       (135,800)           -            -       (9,567)           -            -            -            -       (2,255)           -            -            -           -     (147,622)           -     (147,622)
Change in Notes
 Payable-Intercompany              (22,500)      31,810      (12,630)    (186,950)           -          300            -            -        4,900       41,900          300            -         300     (142,570)     142,570            -
Net Proceeds from Issuance of
 Long-Term Debt                     248,513            -            -            -            -            -            -            -            -            -            -            -           -      248,513            -      248,513
Reduction of Long-Term Debt       (202,600)         (61)           -            -            -       (7,000)           -            -      (18,165)           -            -            -           -     (227,826)           -     (227,826)
Proceeds from Issuance of
 Common Stock                       33,141            -            -            -            -            -            -            -            -            -            -            -           -       33,141      (16,122)      17,019
Dividends Paid on Common Stock     (84,530)     (35,200)     (24,962)      (8,656)           -       (1,900)           -         (600)           -            -            -            -           -     (155,848)      71,318      (84,530)
                                -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  ----------   ----------   ----------  -----------
Net Cash Provided by (Used in)
Financing Activities              (163,776)      (3,451)     (37,592)    (205,173)           -       (8,600)           -         (600)     (15,520)      41,900          300            -         300     (392,212)     197,766     (194,446)
                                -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  ----------   ----------   ----------  -----------
Effect of Exchange Rates
 on Cash                                 -            -            -       (1,635)           -            -            -            -        3,279            -            -            -           -        1,644            -        1,644
                                -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  ----------   ----------   ----------  -----------

Net Increase (Decrease) in
 Cash and Temporary Cash
 Investments                           426       (3,288)         445        4,569           11        5,258          107        1,191        8,546        2,988           27            -        (391)      19,889        9,316       29,205

Cash and Temporary Cash
 Investments at Beginning
 of Year                               177        3,601          607        5,638          106          131           91          689        9,793           19           20            1         448       21,321          895       22,216
                                -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------  ----------   ----------   ----------  -----------

Cash and Temporary Cash
 Investments at End of Year          $ 603        $ 313      $ 1,052     $ 10,207        $ 117      $ 5,389        $ 198      $ 1,880     $ 18,339      $ 3,007         $ 47          $ 1        $ 57     $ 41,210     $ 10,211     $ 51,421
                                ===========  ===========  ===========  ===========  ===========  ===========  ===========  ===========  ===========  ===========  ===========  ===========  ==========   ==========   ==========  ===========

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2003, incorporated herein by reference.

                                             SENECA RESOURCES CORPORATION
                                              CONSOLIDATING BALANCE SHEET
                                                 AT SEPTEMBER 30, 2003
                                                (THOUSANDS OF DOLLARS)

                                          Seneca                                                          Consolidated
                                         Resources      Total Canadian   Total Before                      Seneca and
                                        Corporation       Operations     Eliminations    Eliminations     Subsidiaries
                                       --------------   --------------  ---------------  --------------   --------------

ASSETS

PROPERTY, PLANT & EQUIPMENT              $ 1,433,471        $ 285,061      $ 1,718,532             $ -      $ 1,718,532
 Less: Accumulated  DD&A                     611,653          168,574          780,227               -          780,227
                                       --------------   --------------  ---------------  --------------   --------------
                                             821,818          116,487          938,305               -          938,305
                                       --------------   --------------  ---------------  --------------   --------------
CURRENT ASSETS:
 Cash and Temporary Cash Investments             629            9,578           10,207               -           10,207
 Allowance for Uncollectible Accounts           (851)               -             (851)              -             (851)
 Notes Receivable - Intercompany                   -                -                -               -                -
 Accounts Receivable                          21,567            6,111           27,678               -           27,678
 Accounts Receivable - Intercompany           29,548                -           29,548         (25,667)           3,881
 Dividends Receivable                            454                -              454               -              454
 Materials and Supplies                          307              740            1,047               -            1,047
 Fair Value of Derivative Fin. Instruments       194                -              194               -              194
 Prepayments                                   5,056              633            5,689               -            5,689
                                       --------------   --------------  ---------------  --------------   --------------
                                              56,904           17,062           73,966         (25,667)          48,299
                                       --------------   --------------  ---------------  --------------   --------------
OTHER ASSETS:
 Investment in Associated Companies          (40,140)               -          (40,140)         59,298           19,158
 Deferred Charges                                296              168              464               -              464
 Notes Receivable - Intercompany             146,797                -          146,797        (146,797)               -
 Other Assets                                     61                -               61               -               61
                                       --------------   --------------  ---------------  --------------   --------------
                                             107,014              168          107,182         (87,499)          19,683
                                       --------------   --------------  ---------------  --------------   --------------
TOTAL ASSETS                               $ 985,736        $ 133,717      $ 1,119,453      $ (113,166)     $ 1,006,287
                                       ==============   ==============  ===============  ==============   ==============

CAPITALIZATION & LIABILITIES

CAPITALIZATION:
 Common Stock                                    500                -              500               -              500
 Paid - in - Capital                         104,035          111,076          215,111        (111,076)         104,035
 Earnings Reinvested in the Business         (28,273)        (178,601)        (206,874)        178,601          (28,273)
                                       --------------   --------------  ---------------  --------------   --------------
 Total Common Shareholder
  Equity Before Items of Other
  Comprehensive Income                        76,262          (67,525)           8,737          67,525           76,262
 Accumulated Other
  Comprehensive Income (Loss)                   (225)           8,227            8,002          (8,227)            (225)
                                       --------------   --------------  ---------------  --------------   --------------
 Total Comprehensive Shareholders' Equity     76,037          (59,298)          16,739          59,298           76,037

 Notes Payable-Intercompany                  688,550          146,797          835,347        (146,797)         688,550
                                       --------------   --------------  ---------------  --------------   --------------

 Total Capitalization                        764,587           87,499          852,086         (87,499)         764,587
                                       --------------   --------------  ---------------  --------------   --------------

CURRENT AND ACCRUED LIABILITIES:
 Notes Payable to Banks and
  Commercial Paper                                 -                -                -               -                -
 Accounts Payable                             22,954            9,823           32,777               -           32,777
 Notes Payable - Intercompany                 32,700                -           32,700               -           32,700
 Accounts Payable - Intercompany              16,636           25,667           42,303         (25,667)          16,636
 Dividends Payable - Intercompany              2,454                -            2,454               -            2,454
 Fair Value of Derivative Fin. Instruments    13,675                -           13,675               -           13,675
 Other Accruals and Current
  Liabilities                                (19,939)             364          (19,575)              -          (19,575)
                                       --------------   --------------  ---------------  --------------   --------------
                                              68,480           35,854          104,334         (25,667)          78,667
                                       --------------   --------------  ---------------  --------------   --------------
DEFERRED CREDITS:
 Accumulated Deferred Income Taxes           124,106            8,760          132,866               -          132,866
 Pension Liability                              (395)               -             (395)              -             (395)
 Asset Retirement Obligation                  25,889            1,604           27,493               -           27,493
 Other Deferred Credits                        3,069                -            3,069               -            3,069
                                       --------------   --------------  ---------------  --------------   --------------
                                             152,669           10,364          163,033               -          163,033
                                       --------------   --------------  ---------------  --------------   --------------

TOTAL CAPITALIZATION & LIABILITIES         $ 985,736        $ 133,717      $ 1,119,453      $ (113,166)     $ 1,006,287
                                       ==============   ==============  ===============  ==============   ==============

See Notes to  Consolidated  Financial  Statements  included  in Item 8 of National
Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 2003, incorporated herein by reference.

                                             SENECA RESOURCES CORPORATION
                                           CONSOLIDATING STATEMENT OF INCOME
                                     FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2003
                                                (THOUSANDS OF DOLLARS)

                                          Seneca                                                          Consolidated
                                         Resources      Total Canadian   Total Before                      Seneca and
                                        Corporation       Operations     Eliminations    Eliminations     Subsidiaries
                                       --------------   --------------  ---------------  --------------   --------------

OPERATING REVENUE:                         $ 214,309        $ 102,421        $ 316,730             $ -        $ 316,730
                                       --------------   --------------  ---------------  --------------   --------------

OPERATING EXPENSE:
 Purchased Gas                                 1,216                -            1,216               -            1,216
 Operation and Maintenance                    58,419           31,581           90,000               -           90,000
 Property, Franchise & Other Taxes             4,693            7,619           12,312               -           12,312
 Depreciation, Depletion and
  Amortization                                72,879           26,695           99,574               -           99,574
 Impairment of Oil & Gas
  Producing Properties                       (12,261)          55,035           42,774               -           42,774
                                       --------------   --------------  ---------------  --------------   --------------
                                             124,946          120,930          245,876               -          245,876
 Loss on Sale of Oil & Gas
  Producing Properties                             -          (58,472)         (58,472)              -          (58,472)
                                       --------------   --------------  ---------------  --------------   --------------
 Operating Income (Loss)                      89,363          (76,981)          12,382               -           12,382
                                       --------------   --------------  ---------------  --------------   --------------

OTHER INCOME (EXPENSE):
 Unremitted Earnings/(Loss) of
  Subsidiary                                 (88,729)               -          (88,729)         88,729                -
 Dividends from Subsidiaries                   1,111                -            1,111               -            1,111
 Interest - Intercompany                       4,135                -            4,135          (3,037)           1,098
 Other Income                                     74                -               74               -               74
 Interest - Intercompany                     (52,919)          (3,037)         (55,956)          3,037          (52,919)
 Other Interest                                 (221)            (186)            (407)              -             (407)
                                       --------------   --------------  ---------------  --------------   --------------
                                            (136,549)          (3,223)        (139,772)         88,729          (51,043)
                                       --------------   --------------  ---------------  --------------   --------------
 Income (Loss) Before
  Income Taxes and
  Minority Interest in
  Foreign Subsidiary                         (47,186)         (80,204)        (127,390)         88,729          (38,661)
                                       --------------   --------------  ---------------  --------------   --------------

 Income Taxes                                (22,681)           8,466          (14,215)              -          (14,215)
                                       --------------   --------------  ---------------  --------------   --------------

 Income/(Loss) Before
  Cumulative Effect                          (24,505)         (88,670)        (113,175)         88,729          (24,446)
                                       --------------   --------------  ---------------  --------------   --------------
 Cumulative Effect of
  Change in Accounting                          (578)             (59)            (637)              -             (637)
                                       --------------   --------------  ---------------  --------------   --------------
 Net Income (Loss) Available
  for Common Stock                         $ (25,083)       $ (88,729)      $ (113,812)       $ 88,729        $ (25,083)
                                       ==============   ==============  ===============  ==============   ==============

See Notes to  Consolidated  Financial  Statements  included  in Item 8 of National
Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 2003, incorporated herein by reference.

                                             SENECA RESOURCES CORPORATION.
                            CONSOLIDATING STATEMENT OF EARNINGS REINVESTED IN THE BUSINESS
                                     FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2003
                                                (THOUSANDS OF DOLLARS)

                                          Seneca                                                          Consolidated
                                         Resources      Total Canadian   Total Before                      Seneca and
EARNINGS REINVESTED IN THE BUSINESS     Corporation       Operations     Eliminations    Eliminations     Subsidiaries
                                       --------------   --------------  ---------------  --------------   --------------

Balance at Beginning of Year                 $ 5,920        $ (89,351)       $ (83,431)       $ 89,351          $ 5,920

Net Income (Loss) Available
for Common Stock                             (25,083)         (88,729)        (113,812)         88,729          (25,083)

Dividends on Common Stock                     (9,110)            (521)          (9,631)            521           (9,110)
                                       --------------   --------------  ---------------  --------------   --------------

Balance at End of Year                     $ (28,273)      $ (178,601)      $ (206,874)      $ 178,601        $ (28,273)
                                       ==============   ==============  ===============  ==============   ==============

See Notes to  Consolidated  Financial  Statements  included  in Item 8 of National
 Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 2003, incorporated herein by reference.

                                             SENECA RESOURCES CORPORATION
                                    CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME
                                     FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2003
                                                (THOUSANDS OF DOLLARS)

                                          Seneca                                                          Consolidated
                                         Resources      Total Canadian   Total Before                      Seneca and
                                        Corporation       Operations     Eliminations    Eliminations     Subsidiaries
                                       --------------   --------------  ---------------  --------------   --------------

Net Income (Loss) Available
for Common Stock                           $ (25,083)       $ (88,729)      $ (113,812)       $ 88,729        $ (25,083)
                                       --------------   --------------  ---------------  --------------   --------------

Other Comprehensive Income
(Loss), Before Tax:
Foreign Currency
Translation Adjustment                        36,821           36,821           73,642         (36,821)          36,821
Reclassification Adjustment
for Realized Foreign Currency
Translation (Gain) in Net Income              (9,607)          (9,607)         (19,214)          9,607           (9,607)
Unrealized Loss on Derivative
Financial Instruments Arising
During the Period                            (41,696)          12,668          (29,028)        (12,668)         (41,696)
Reclassification Adjustment for Realized
Loss on Derivative Financial
Instruments in Net Income                     60,123            5,031           65,154          (5,031)          60,123
                                       --------------   --------------  ---------------  --------------   --------------
Other Comprehensive Loss,
 Before Tax                                   45,641           44,913           90,554         (44,913)          45,641
Income Tax Benefit Related to Unrealized
Loss on Derivative Financial
Instruments Arising During the Period        (15,594)           5,399          (10,195)         (5,399)         (15,594)
Reclassification Adjustment for Income Tax
Benefit on Realized Loss on Derivative
Financial Instruments Realized In Net Income  23,186            2,144           25,330          (2,144)          23,186
                                       --------------   --------------  ---------------  --------------   --------------

Income Taxes - Net                             7,592            7,543           15,135          (7,543)           7,592
                                       --------------   --------------  ---------------  --------------   --------------

Other Comprehensive Loss                      38,049           37,370           75,419         (37,370)          38,049
                                       --------------   --------------  ---------------  --------------   --------------

Comprehensive Loss                          $ 12,966        $ (51,359)       $ (38,393)       $ 51,359         $ 12,966
                                       ==============   ==============  ===============  ==============   ==============

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2003, incorporated herein by reference.

                                            SENECA RESOURCES CORPORATION
                                       CONSOLIDATING STATEMENT OF CASH FLOWS
                                    FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2003
                                               (THOUSANDS OF DOLLARS)

                                             Seneca                                                     Consolidated
                                           Resources     Total Canadian  Total Before                    Seneca and
                                          Corporation      Operations    Eliminations   Eliminations     Subsidiary
                                          -------------  --------------  -------------  -------------   -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)                            $ (25,083)      $ (88,729)    $ (113,812)      $ 88,729       $ (25,083)
 Adjustments to Reconcile Net Income
  to Net Cash Provided by Operating
  Activities:
  Unremitted (Earnings)/Loss of Subsidiary      88,729               -         88,729        (88,729)              -
  Loss on Sale of Oil & Gas Producing Properties     -          58,472         58,472              -          58,472
  Impairment of Oil & Gas Producing Properties       -          42,774         42,774              -          42,774
  Cumul. Effect of Change in Acctg.                578              59            637              -             637
  Depreciation, Depletion &
   Amortization                                 72,879          26,695         99,574              -          99,574
  Deferred Income Taxes                        (20,449)          7,961        (12,488)             -         (12,488)
  Other                                             (9)              -             (9)             -              (9)

Change in:
 Receivables and Unbilled Utility
  Revenue                                          998           7,824          8,822         (3,883)          4,939
 Accounts Receivable - Intercompany             13,446               -         13,446        (12,018)          1,428
 Materials and Supplies                            627           1,490          2,117              -           2,117
 Prepayments                                     1,428              64          1,492              -           1,492
 Accounts Payable                                   92          (4,454)        (4,362)         3,883            (479)
 Accounts Payable - Intercompany                (1,515)        (15,536)       (17,051)        15,081          (1,970)
 Other Accruals and Current Liabilities         (5,673)            208         (5,465)             -          (5,465)
 Other Assets                                        -              24             24              -              24
 Other Liabilities                                 179           1,584          1,763         (3,063)         (1,300)
                                          -------------  --------------  -------------  -------------   -------------
Net Cash Provided by
 Operating Activities                          126,227          38,436        164,663              -         164,663
                                          -------------  --------------  -------------  -------------   -------------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Capital Expenditures                          (45,346)        (30,783)       (76,129)             -         (76,129)
 Net Proceeds from Sale of
  Oil & Gas Properties                           1,954          76,577         78,531              -          78,531
 Change in Notes
  Receivable - Intercompany                    107,816               -        107,816        (63,516)         44,300
 Other                                              12               -             12              -              12
                                          -------------  --------------  -------------  -------------   -------------
 Net Cash Used in Investing
  Activities                                    64,436          45,794        110,230        (63,516)         46,714
                                          -------------  --------------  -------------  -------------   -------------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Change in Notes Payable - Intercompany       (186,950)        (75,096)      (262,046)        75,096        (186,950)
 Change in Notes Payable to Banks and
  Commercial Paper                                   -          (9,567)        (9,567)             -          (9,567)
 Dividends Paid on Common Stock                 (8,656)              -         (8,656)             -          (8,656)
                                          -------------  --------------  -------------  -------------   -------------
 Net Cash Used in Financing
  Activities                                  (195,606)        (84,663)      (280,269)        75,096        (205,173)
                                          -------------  --------------  -------------  -------------   -------------

Effect of Exchange Rates on Cash                     -           9,945          9,945        (11,580)         (1,635)
                                          -------------  --------------  -------------  -------------   -------------

Net Increase (Decrease) in Cash
 and Temporary Cash Investments                 (4,943)          9,512          4,569              -           4,569

Cash and Temporary Cash Investments
 at Beginning of Period                          5,572              66          5,638              -           5,638
                                          -------------  --------------  -------------  -------------   -------------

Cash and Temporary Cash Investments
 at End of Period                                $ 629         $ 9,578       $ 10,207            $ -        $ 10,207
                                          =============  ==============  =============  =============   =============

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2003, incorporated herein by reference.

                                             HIGHLAND FOREST RESOURCES, INC.
                                               CONSOLIDATING BALANCE SHEET
                                                  AT SEPTEMBER 30, 2003
                                                  (THOUSANDS OF DOLLARS)

                                                                                                                 Highland
                                Highland                                                                          Forest
                                 Forest        Empire      St. Clair   Empire State  Total Before               Resources, Inc.
                              Resources, Inc.   LLC           LLC       Pipeline     Eliminations Eliminations  (Consolidated)
                              -------------- -----------  ------------ ------------  -----------  ------------  --------------

ASSETS

PROPERTY, PLANT & EQUIPMENT       $ 91,790     $ 10,982           $ -    $ 209,858    $ 312,630           $ -    $ 312,630
 Less: Accumulated  DD&A            16,661      (73,267)            -       80,073       23,467             -       23,467
                               ------------  -----------  ------------ ------------  -----------  ------------  -----------
                                    75,129       84,249             -      129,785      289,163             -      289,163
                               ------------  -----------  ------------ ------------  -----------  ------------  -----------
CURRENT ASSETS:
 Cash and Temporary Cash Investments   174        2,034           611        2,570        5,389             -        5,389
 Allowance for Uncollectible Accounts    -            -             -            -            -             -            -
 Notes Receivable - Intercompany         -            -             -            -            -             -            -
 Accounts Receivable                 2,984            -             -        2,551        5,535             -        5,535
 Accounts Receivable - Intercompany    132            -             -          406          538             -          538
 Dividends Receivable                  300          150           150            -          600          (600)           -
 Materials and Supplies             14,273            -             -           73       14,346             -       14,346
 Fair Value of Derivative
  Financial Instruments                  -            -             -            -            -             -            -
 Prepayments                           455            -             -        3,670        4,125             -        4,125
                               ------------  -----------  ------------ ------------  -----------  ------------  -----------
                                    18,318        2,184           761        9,270       30,533          (600)      29,933
                               ------------  -----------  ------------ ------------  -----------  ------------  -----------
OTHER ASSETS:
 Recoverable Future Taxes                -            -             -        4,167        4,167             -        4,167
 Unamortized Debt Expense                -            -             -          290          290             -          290
 Other Regulatory Assets                 -            -             -        2,294        2,294             -        2,294
 Investment in Associated Company  184,805       42,286        42,285            -      269,376      (269,376)           -
 Deferred Charges                        -            -             -         (160)        (160)            -         (160)
 Notes Receivable - Intercompany         -            -             -            -            -             -            -
 Goodwill                                -        5,476             -            -        5,476             -        5,476
 Intangible Assets                       -        7,867             -            -        7,867             -        7,867
 Other Assets                          778            -             -            -          778             -          778
                               ------------  -----------  ------------ ------------  -----------  ------------  -----------
                                   185,583       55,629        42,285        6,591      290,088      (269,376)      20,712
                               ------------  -----------  ------------ ------------  -----------  ------------  -----------
TOTAL ASSETS                     $ 279,030    $ 142,062      $ 43,046    $ 145,646    $ 609,784    $ (269,976)   $ 339,808
                               ============  ===========  ============ ============  ===========  ============  ===========

CAPITALIZATION & LIABILITIES

CAPITALIZATION:
 Common Stock                            4      142,164        47,041            -      189,209      (189,205)           4
 Paid - in - Capital                22,163            -             -       38,219       60,382       (38,220)      22,162
 Earnings Reinvested
  in the Business                  111,931         (368)       (4,257)      50,605      157,911       (45,980)     111,931
                               ------------  -----------  ------------ ------------  -----------  ------------  -----------
 Total Common Shareholder
 Equity Before Items of Other
 Comprehensive Income              134,098      141,796        42,784       88,824      407,502      (273,405)     134,097
 Accumulated Other
  Comprehensive Loss                   225          112           112       (4,253)      (3,804)        4,029          225
                               ------------  -----------  ------------ ------------  -----------  ------------  -----------
 Total Comprehensive
  Shareholders's Equity            134,323      141,908        42,896       84,571      403,698      (269,376)     134,322

 Long-Term Debt, net of Current Portion  -            -             -       41,433       41,433             -       41,433
 Notes Payable-Intercompany         60,000            -             -            -       60,000             -       60,000
                               ------------  -----------  ------------ ------------  -----------  ------------  -----------

Total Capitalization               194,323      141,908        42,896      126,004      505,131      (269,376)     235,755
                               ------------  -----------  ------------ ------------  -----------  ------------  -----------

CURRENT AND ACCRUED LIABILITIES:
 Notes Payable to Banks and
  Commercial Paper                       -            -             -            -            -             -            -
 Accounts Payable                    3,447            -             -          742        4,189             -        4,189
 Notes Payable - Intercompany       18,800            -             -            -       18,800             -       18,800
 Current Portion of Long-Term Debt       -            -             -        9,334        9,334             -        9,334
 Accounts Payable - Intercompany     2,573            -             -           82        2,655             -        2,655
 Dividends Payable - Intercompany      700          150           150          300        1,300          (600)         700
 Fair Value of Derivative
  Financial Instruments                  -            -             -        4,253        4,253             -        4,253
 Other Accruals and Current
  Liabilities                        2,069            2             -          778        2,849             -        2,849
                               ------------  -----------  ------------ ------------  -----------  ------------  -----------
                                    27,589          152           150       15,489       43,380          (600)      42,780
                               ------------  -----------  ------------ ------------  -----------  ------------  -----------
DEFERRED CREDITS:
 Accumulated Deferred Income Taxes  56,464            -             -        4,145       60,609             -       60,609
 Pension Liability                      62            -             -            -           62             -           62
 Asset Retirement Obligation             -            -             -            -            -             -            -
 Other Deferred Credits                592            2             -            8          602             -          602
                               ------------  -----------  ------------ ------------  -----------  ------------  -----------
                                    57,118            2             -        4,153       61,273             -       61,273
                               ------------  -----------  ------------ ------------  -----------  ------------  -----------
TOTAL CAPITALIZATION &
 LIABILITIES                     $ 279,030    $ 142,062      $ 43,046    $ 145,646    $ 609,784    $ (269,976)   $ 339,808
                               ============  ===========  ============ ============  ===========  ============  ===========

See Notes to  Consolidated  Financial  Statements  included  in Item 8 of National
 Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 2003, incorporated herein by reference.

                                             HIGHLAND FOREST RESOURCES, INC.
                                            CONSOLIDATING STATEMENT OF INCOME
                                       FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2003
                                                  (THOUSANDS OF DOLLARS)
                                                                                                                 Highland
                                Highland                                                                          Forest
                                 Forest        Empire      St. Clair   Empire State  Total Before               Resources, Inc.
                              Resources, Inc.   LLC           LLC       Pipeline     Eliminations Eliminations  (Consolidated)
                              -------------- -----------  ------------ ------------  -----------  ------------  --------------

OPERATING REVENUE:                $ 55,936       $ (713)          $ -     $ 21,595     $ 76,818           $ -     $ 76,818
                               ------------  -----------  ------------ ------------  -----------  ------------  -----------

OPERATING EXPENSE:
 Purchased Gas                           -            -             -            -            -             -            -
 Operation and Maintenance          40,392           93             -        2,197       42,682             -       42,682
 Property, Franchise & Other Taxes      56            -             -        3,038        3,094             -        3,094
 Depreciation, Depletion and
  Amortization                       7,218       (4,688)            -       11,783       14,313             -       14,313
                               ------------  -----------  ------------ ------------  -----------  ------------  -----------
                                    47,666       (4,595)            -       17,018       60,089             -       60,089
 Gain on Sale of Timber
  Properties                       168,787            -             -            -      168,787             -      168,787
                               ------------  -----------  ------------ ------------  -----------  ------------  -----------

 Operating Income (Loss)           177,057        3,882             -        4,577      185,516             -      185,516
                               ------------  -----------  ------------ ------------  -----------  ------------  -----------

OTHER INCOME (EXPENSE):
 Unremitted Earnings/(Loss) of
  Subsidiary                         6,775        1,179         1,178            -        9,132        (9,132)           -
 Dividends from Subsidiaries             -            -             -            -            -             -            -
 Interest - Intercompany                 -            -             -            -            -             -            -
 Other Income                          339           11             3           26          379             -          379
 Interest on Long-Term Debt              -          260           260       (2,258)      (1,738)            -       (1,738)
 Interest - Intercompany            (4,792)           -             -            -       (4,792)            -       (4,792)
 Other Interest                          -            -             2           12           14             -           14
                               ------------  -----------  ------------ ------------  -----------  ------------  -----------
                                     2,322        1,450         1,443       (2,220)       2,995        (9,132)      (6,137)
                               ------------  -----------  ------------ ------------  -----------  ------------  -----------

Income (Loss) Before
 Income Taxes and
 Minority Interest in
 Foreign Subsidiary                179,379        5,332         1,443        2,357      188,511        (9,132)     179,379
                               ------------  -----------  ------------ ------------  -----------  ------------  -----------

 Income Taxes                       70,395            -             -            -       70,395             -       70,395

 Income/(Loss) Before
  Cumulative Effect                108,984        5,332         1,443        2,357      118,116        (9,132)     108,984
                               ------------  -----------  ------------ ------------  -----------  ------------  -----------
 Cumulative Effect of
  Change in Accounting                   -            -             -            -            -             -            -
                               ------------  -----------  ------------ ------------  -----------  ------------  -----------
 Net Income (Loss) Available
  for Common Stock               $ 108,984      $ 5,332       $ 1,443      $ 2,357    $ 118,116      $ (9,132)   $ 108,984
                               ============  ===========  ============ ============  ===========  ============  ===========

See Notes to  Consolidated  Financial  Statements  included  in Item 8 of National
Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 2003, incorporated herein by reference.

                                             HIGHLAND FOREST RESOURCES, INC.
                              CONSOLIDATING STATEMENT OF EARNINGS REINVESTED IN THE BUSINESS
                                       FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2003
                                                  (THOUSANDS OF DOLLARS)

                                                                                                                 Highland
                                Highland                                                                          Forest
EARNINGS REINVESTED IN           Forest        Empire      St. Clair   Empire State  Total Before               Resources, Inc.
 THE BUSINESS                 Resources, Inc.  LLC           LLC       Pipeline     Eliminations Eliminations  (Consolidated)
                              -------------- -----------  ------------ ------------  -----------  ------------  -------------

Balance at Beginning of Year       $ 5,147          $ -           $ -          $ -      $ 5,147           $ -      $ 5,147

Earnings Reinvested in the Business
 at Acquisition                          -            -             -       59,648     $ 59,648       (59,648)           -

Net Income (Loss) Available
 for Common Stock                  108,984        5,332         1,443        2,357      118,116        (9,132)     108,984

Dividends on Common Stock and
 Joint Venture Distributions        (2,200)      (5,700)       (5,700)     (11,400)     (25,000)       22,800       (2,200)
                               ------------  -----------  ------------ ------------  -----------  ------------  -----------

Balance at End of Year           $ 111,931       $ (368)     $ (4,257)    $ 50,605    $ 157,911     $ (45,980)   $ 111,931
                               ============  ===========  ============ ============  ===========  ============  ===========

See Notes to  Consolidated  Financial  Statements  included  in Item 8 of National
Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 2003, incorporated herein by reference.

                                             HIGHLAND FOREST RESOURCES, INC.
                                     CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME
                                       FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2003
                                                  (THOUSANDS OF DOLLARS)

                                                                                                                 Highland
                                Highland                                                                          Forest
                                 Forest        Empire      St. Clair   Empire State  Total Before               Resources, Inc.
                              Resources, Inc.   LLC           LLC       Pipeline     Eliminations Eliminations  (Consolidated)
                              -------------- -----------  ------------ ------------  -----------  ------------  -------------

Net Income (Loss) Available
 for Common Stock                $ 108,984      $ 5,332       $ 1,443      $ 2,357    $ 118,116      $ (9,132)   $ 108,984
                               ------------  -----------  ------------ ------------  -----------  ------------  -----------

Other Comprehensive Income
 (Loss), Before Tax:
 Unrealized Gain (Loss) on Derivative
  Financial Instruments Arising
  During the Period                   (405)        (202)         (203)        (405)      (1,215)          810         (405)
 Reclassification Adjustment for Realized
  (Gain) Loss on Derivative Financial
  Instruments in Net Income            630          315           315        1,149        2,409        (1,779)         630
                               ------------  -----------  ------------ ------------  -----------  ------------  -----------
Other Comprehensive Loss,
 Before Tax                            225          113           112          744        1,194          (969)         225
 Income Tax Benefit Related to Unrealized
  Loss on Derivative Financial
  Instruments Arising During the Period  -            -             -            -            -             -            -
 Reclassification Adjustment for Income Tax
  Expense on Derivative Financial
  Instruments Realized In Net Income     -            -             -            -            -             -            -
                               ------------  -----------  ------------ ------------  -----------  ------------  -----------

Income Taxes - Net                       -            -             -            -            -             -            -
                               ------------  -----------  ------------ ------------  -----------  ------------  -----------

Other Comprehensive Income             225          113           112          744        1,194          (969)         225
                               ------------  -----------  ------------ ------------  -----------  ------------  -----------

Comprehensive Income             $ 109,209      $ 5,445       $ 1,555      $ 3,101    $ 119,310     $ (10,101)   $ 109,209
                               ============  ===========  ============ ============  ===========  ============  ===========

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2003, incorporated herein by reference.

                                              HIGHLAND FOREST RESOURCES, INC.
                                           CONSOLIDATING STATEMENT OF CASH FLOWS
                                       FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2003
                                                  (THOUSANDS OF DOLLARS)
                                                                                                                  Highland
                                     Highland                                                                      Forest
                                      Forest       Empire    St. Clair    Empire State Total Before              Resources, Inc.
                                   Resources, Inc.  LLC         LLC        Pipeline    Eliminations Eliminations (Consolidated)
                                   -------------- ---------  -----------  -----------  -----------  -----------  --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)                    $ 108,984     $ 5,332      $ 1,443      $ 2,357    $ 118,116     $ (9,132)   $ 108,984
Adjustments to Reconcile Net Income
 to Net Cash Provided by Operating
 Activities:
 Earnings of Subsidiaries, Net of
  Cash Distributions                     4,325       4,371        4,372            -       13,068      (13,068)           -
 Gain on Sale of Timber Properties    (168,787)          -            -            -     (168,787)           -     (168,787)
 Depreciation, Depletion &
 Amortization                            7,218      (4,688)           -       11,783       14,313            -       14,313
 Deferred Income Taxes                  55,975           -            -            -       55,975            -       55,975
 Other                                   1,253         453         (260)        (289)       1,157                     1,157

Change in:
 Receivables and Unbilled Utility
  Revenue                                 (692)          -            1        1,528          837            -          837
 Accounts Receivable - Intercompany        (82)       (150)        (150)        (255)        (637)         300         (337)
 Materials and Supplies                    747           -            -            -          747            -          747
 Prepayments                              (248)          -            -       (1,042)      (1,290)           -       (1,290)
 Accounts Payable                       (3,208)          -            -          647       (2,561)           -       (2,561)
 Accounts Payable - Intercompany          (545)        (52)         150         (177)        (624)        (300)        (924)
 Other Accruals and Current Liabilities  2,111           -            -          400        2,511            -        2,511
 Other Assets                                -           -            -          973          973            -          973
 Other Liabilities                        (355)          2            -         (340)        (693)           -         (693)
                                    ----------- -----------  -----------  -----------  -----------  -----------  -----------

Net Cash Provided by
Operating Activities                     6,696       5,268        5,556       15,585       33,105      (22,200)      10,905
                                    ----------- -----------  -----------  -----------  -----------  -----------  -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Capital Expenditures                   (3,201)          -            -          (47)      (3,248)           -       (3,248)
 Investment in Subsidiaries, Net
  of Cash Acquired                    (189,205)          -            -            -     (189,205)       8,053     (181,152)
 Net Proceeds from Sale of
  Timber Properties                    186,014           -            -            -      186,014            -      186,014
 Other                                   1,339           -            -            -        1,339                     1,339
                                    ----------- -----------  -----------  -----------  -----------  -----------  -----------

 Net Cash Used in Investing
  Activities                            (5,053)          -            -          (47)      (5,100)       8,053        2,953
                                    ----------- -----------  -----------  -----------  -----------  -----------  -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Change in Notes Payable - Intercompany    300           -            -            -          300            -          300
 Reduction of Long-Term Debt                 -           -            -       (7,000)      (7,000)           -       (7,000)
 Dividends and Distributions            (1,900)     (5,550)      (5,550)     (11,100)     (24,100)      22,200       (1,900)
                                    ----------- -----------  -----------  -----------  -----------  -----------  -----------

 Net Cash Used in Financing
  Activities                            (1,600)     (5,550)      (5,550)     (18,100)     (30,800)      22,200       (8,600)
                                    ----------- -----------  -----------  -----------  -----------  -----------  -----------

Net Increase (Decrease) in Cash
and Temporary Cash Investments              43        (282)           6       (2,562)      (2,795)       8,053        5,258

Cash and Temporary Cash Investments
at Beginning of Period                     131       2,316          605        5,132        8,184       (8,053)         131
                                    ----------- -----------  -----------  -----------  -----------  -----------  -----------

Cash and Temporary Cash Investments
at End of Period                         $ 174     $ 2,034        $ 611      $ 2,570      $ 5,389          $ -      $ 5,389
                                    =========== ===========  ===========  ===========  ===========  ===========  ===========

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2003, incorporated herein by reference.

                                                   UPSTATE ENERGY, INC.
                                               CONSOLIDATING BALANCE SHEET
                                                  AT SEPTEMBER 30, 2003
                                                  (THOUSANDS OF DOLLARS)

                                     Upstate          Toro           Toro                                     Consolidated
                                      Energy       Partners,     Partners, LP   Total Before                    Upstate
                                       Inc.           LLC        (Consolidated) Eliminations   Eliminations   Energy, Inc.
                                   -------------  -------------  -------------  -------------  -------------  -------------

ASSETS

PROPERTY, PLANT & EQUIPMENT                 $ -            $ -       $ 15,321       $ 15,321            $ -       $ 15,321
 Less: Accumulated  DD&A                      -              -            190            190              -            190
                                   -------------  -------------  -------------  -------------  -------------  -------------
                                              -              -         15,131         15,131              -         15,131
                                   -------------  -------------  -------------  -------------  -------------  -------------
CURRENT ASSETS:
 Cash and Temporary Cash Investments        307            158          2,542          3,007              -          3,007
 Notes Receivable - Intercompany         48,000              -              -         48,000        (48,000)             -
 Accounts Receivable                          2            208            830          1,040              -          1,040
 Accounts Receivable - Intercompany          47              -            179            226            (47)           179
 Fair Value of Derivative
  Financial Instruments                       -              -          1,155          1,155              -          1,155
 Prepayments                                  -              -              -              -              -              -
                                   -------------  -------------  -------------  -------------  -------------  -------------
                                         48,356            366          4,706         53,428        (48,047)         5,381
                                   -------------  -------------  -------------  -------------  -------------  -------------
OTHER ASSETS:
 Investment in Associated Companies       2,591         49,774              -         52,365        (52,365)             -
 Intangible Assets                            -              -         31,523         31,523              -         31,523
 Other Assets                                 -              -              -              -              -              -
                                   -------------  -------------  -------------  -------------  -------------  -------------
                                          2,591         49,774         31,523         83,888        (52,365)        31,523
                                   -------------  -------------  -------------  -------------  -------------  -------------
TOTAL ASSETS                           $ 50,947       $ 50,140       $ 51,360      $ 152,447     $ (100,412)      $ 52,035
                                   =============  =============  =============  =============  =============  =============

CAPITALIZATION & LIABILITIES

CAPITALIZATION:
 Common Stock                                 1              -              -              1              -              1
 Paid - in - Capital                      6,800              -         47,822         54,622        (47,822)         6,800
 Earnings Reinvested in the Business     (5,791)           768          1,118         (3,905)        (1,886)        (5,791)
                                   -------------  -------------  -------------  -------------  -------------  -------------
 Total Common Shareholder
  Equity Before Items of Other
  Comprehensive Income                    1,010            768         48,940         50,718        (49,708)         1,010
 Accumulated Other
  Comprehensive Income                    1,335          1,322          1,335          3,992         (2,657)         1,335
                                   -------------  -------------  -------------  -------------  -------------  -------------
 Total Comprehensive Shareholders' Equity 2,345          2,090         50,275         54,710        (52,365)         2,345

 Notes Payable-Intercompany                   -              -              -              -              -              -
                                   -------------  -------------  -------------  -------------  -------------  -------------

 Total Capitalization                     2,345          2,090         50,275         54,710        (52,365)         2,345
                                   -------------  -------------  -------------  -------------  -------------  -------------

CURRENT AND ACCRUED LIABILITIES:
 Accounts Payable                             -              -            233            233              -            233
 Notes Payable - Intercompany            48,300         48,000              -         96,300        (48,000)        48,300
 Accounts Payable - Intercompany            149             50              -            199            (47)           152
 Other Accruals and Current
 Liabilities                                 (8)             -              -             (8)             -             (8)
                                   -------------  -------------  -------------  -------------  -------------  -------------
                                         48,441         48,050            233         96,724        (48,047)        48,677
                                   -------------  -------------  -------------  -------------  -------------  -------------
DEFERRED CREDITS:
 Accumulated Deferred Income Taxes          161              -              -            161              -            161
 Other Deferred Credits                       -              -            852            852              -            852
                                   -------------  -------------  -------------  -------------  -------------  -------------
                                            161              -            852          1,013              -          1,013
                                   -------------  -------------  -------------  -------------  -------------  -------------

TOTAL CAPITALIZATION & LIABILITIES     $ 50,947       $ 50,140       $ 51,360      $ 152,447     $ (100,412)      $ 52,035
                                   =============  =============  =============  =============  =============  =============

See Notes to  Consolidated  Financial  Statements  included  in Item 8 of National
 Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 2003, incorporated herein by reference.

                                                   UPSTATE ENERGY, INC.
                                            CONSOLIDATING STATEMENT OF INCOME
                                       FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2003
                                                  (THOUSANDS OF DOLLARS)

                                     Upstate          Toro           Toro                                     Consolidated
                                      Energy       Partners,     Partners, LP   Total Before                    Upstate
                                       Inc.           LLC        (Consolidated) Eliminations   Eliminations   Energy, Inc.
                                   -------------  -------------  -------------  -------------  -------------  -------------

OPERATING REVENUE:                         $ 33            $ -        $ 2,401        $ 2,434            $ -        $ 2,434
                                   -------------  -------------  -------------  -------------  -------------  -------------

OPERATING EXPENSE:
 Purchased Gas                                -              -            630            630              -            630
 Operation and Maintenance                   10            139            463            612              -            612
 Property, Franchise & Other Taxes            -              -              -              -              -              -
 Depreciation, Depletion and
 Amortization                                 -              -            190            190              -            190
                                   -------------  -------------  -------------  -------------  -------------  -------------
                                             10            139          1,283          1,432              -          1,432
                                   -------------  -------------  -------------  -------------  -------------  -------------
 Operating Income (Loss)                     23           (139)         1,118          1,002              -          1,002
                                   -------------  -------------  -------------  -------------  -------------  -------------

OTHER INCOME (EXPENSE):
 Unremitted Earnings/(Loss) of
  Subsidiaries                              779          1,107              -          1,886         (1,886)             -
 Interest - Intercompany                    202              -              -            202           (200)             2
 Other Income                                 -              -              -              -              -              -
 Interest - Intercompany                   (229)          (200)             -           (429)           200           (229)
 Other Interest                               -              -              -              -              -              -
                                   -------------  -------------  -------------  -------------  -------------  -------------
                                            752            907              -          1,659         (1,886)          (227)
                                   -------------  -------------  -------------  -------------  -------------  -------------

 Income (Loss) Before
  Income Taxes and
  Minority Interest in
  Foreign Subsidiary                        775            768          1,118          2,661         (1,886)           775
                                   -------------  -------------  -------------  -------------  -------------  -------------

 Income Taxes                               314              -              -            314              -            314

 Income/(Loss) Before
  Cumulative Effect                         461            768          1,118          2,347         (1,886)           461
                                   -------------  -------------  -------------  -------------  -------------  -------------
 Cumulative Effect of
  Change in Accounting                        -              -              -              -              -              -
                                   -------------  -------------  -------------  -------------  -------------  -------------
 Net Income (Loss) Available
  for Common Stock                        $ 461          $ 768        $ 1,118        $ 2,347       $ (1,886)         $ 461
                                   =============  =============  =============  =============  =============  =============

See Notes to  Consolidated  Financial  Statements  included  in Item 8 of National
Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 2003, incorporated herein by reference.

                                                   UPSTATE ENERGY, INC.
                              CONSOLIDATING STATEMENT OF EARNINGS REINVESTED IN THE BUSINESS
                                       FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2003
                                                  (THOUSANDS OF DOLLARS)

                                     Upstate          Toro           Toro                                     Consolidated
                                      Energy       Partners,     Partners, LP   Total Before                    Upstate
EARNINGS REINVESTED IN THE BUSINESS    Inc.           LLC        (Consolidated) Eliminations   Eliminations   Energy, Inc.
                                   -------------  -------------  -------------  -------------  -------------  -------------

Balance at Beginning of Year           $ (6,252)           $ -            $ -       $ (6,252)           $ -       $ (6,252)

Net Income (Loss) Available
for Common Stock                            461            768          1,118          2,347         (1,886)           461

Dividends on Common Stock                     -              -              -              -              -              -
                                   -------------  -------------  -------------  -------------  -------------  -------------

Balance at End of Year                 $ (5,791)         $ 768        $ 1,118       $ (3,905)      $ (1,886)      $ (5,791)
                                   =============  =============  =============  =============  =============  =============

See Notes to  Consolidated  Financial  Statements  included  in Item 8 of National
Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 2003, incorporated herein by reference.

                                                   UPSTATE ENERGY, INC.
                                     CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME
                                       FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2003
                                                  (THOUSANDS OF DOLLARS)

                                     Upstate          Toro           Toro                                     Consolidated
                                      Energy       Partners,     Partners, LP   Total Before                    Upstate
                                       Inc.           LLC        (Consolidated) Eliminations   Eliminations   Energy, Inc.
                                   -------------  -------------  -------------  -------------  -------------  -------------

Net Income (Loss) Available
 for Common Stock                         $ 461          $ 768        $ 1,118        $ 2,347       $ (1,886)         $ 461
                                   -------------  -------------  -------------  -------------  -------------  -------------

Other Comprehensive Income,
 Before Tax:
 Unrealized Gain on Derivative
  Financial Instruments Arising
  During the Period                       2,689              -          1,588          4,277         (1,588)         2,689
 Reclassification Adjustment for Realized
  Gain on Derivative Financial
  Instruments in Net Income                (842)             -           (253)        (1,095)           253           (842)
                                   -------------  -------------  -------------  -------------  -------------  -------------
Other Comprehensive Loss,
 Before Tax                               1,847              -          1,335          3,182         (1,335)         1,847
 Income Tax Expense Related to Unrealized
  Loss on Derivative Financial
  Instruments Arising During the Period     421              -              -            421              -            421
 Reclassification Adjustment for Income Tax
  Expense on Derivative Financial
  Instruments Realized In Net Income       (225)             -              -           (225)             -           (225)
                                   -------------  -------------  -------------  -------------  -------------  -------------

Income Taxes - Net                          196              -              -            196              -            196
                                   -------------  -------------  -------------  -------------  -------------  -------------

Other Comprehensive Income                1,651              -          1,335          2,986         (1,335)         1,651
                                   -------------  -------------  -------------  -------------  -------------  -------------

Comprehensive Income                    $ 2,112          $ 768        $ 2,453        $ 5,333       $ (3,221)       $ 2,112
                                   =============  =============  =============  =============  =============  =============

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2003, incorporated herein by reference.

                                                   UPSTATE ENERGY, INC.
                                          CONSOLIDATING STATEMENT OF CASH FLOWS
                                       FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2003
                                                  (THOUSANDS OF DOLLARS)

                                         Upstate         Toro          Toro                                    Consolidated
                                         Energy        Partners,    Partners, LP  Total Before                   Upstate
                                          Inc.            LLC      (Consolidated)Eliminations  Eliminations   Energy, Inc.
                                       ------------   ------------  ------------  ------------  -------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)                            $ 461          $ 768       $ 1,118       $ 2,347       $ (1,886)        $ 461
Adjustments to Reconcile Net Income
to Net Cash Provided by Operating
 Activities:
 Unremitted (Earnings)/Loss of Subsidiary     (779)        (1,107)            -        (1,886)         1,886             -
 Depreciation, Depletion &
  Amortization                                   -              -           190           190              -           190
 Deferred Income Taxes                         178              -             -           178              -           178
 Other                                           -              -           341           341                          341

Change in:
 Receivables and Unbilled Utility
  Revenue                                    1,058           (368)          305           995              -           995
 Accounts Receivable - Intercompany            (80)             -          (179)         (259)            47          (212)
 Gas Stored Underground                      6,770              -             -         6,770              -         6,770
 Prepayments                                     -              -             -             -              -             -
 Accounts Payable                                -              -          (265)         (265)             -          (265)
 Accounts Payable - Intercompany                78             50             -           128            (47)           81
 Other Accruals and Current Liabilities        236              -             -           236              -           236
 Other Assets                                    -              -        (1,155)       (1,155)             -        (1,155)
 Other Liabilities                          (1,057)             -         2,187         1,130              -         1,130
                                       ------------   ------------  ------------  ------------  -------------  ------------

Net Cash Provided by
Operating Activities                         6,865           (657)        2,542         8,750              -         8,750
                                       ------------   ------------  ------------  ------------  -------------  ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Capital Expenditures                            -              -             -             -              -             -
 Investment in Subsidiaries, Net of
  Cash Acquired                               (477)       (47,185)            -       (47,662)             -       (47,662)
 Change in Notes Receivable-Intercompany   (48,000)             -             -       (48,000)        48,000             -
 Other                                           -              -             -             -              -             -
                                       ------------   ------------  ------------  ------------  -------------  ------------

Net Cash Used in Investing
 Activities                                (48,477)       (47,185)            -       (95,662)        48,000       (47,662)
                                       ------------   ------------  ------------  ------------  -------------  ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Change in Notes Payable - Intercompany     41,900         48,000             -        89,900        (48,000)       41,900
 Change in Notes Payable to Banks and
 Commercial Paper                                -              -             -             -              -             -
 Dividends Paid on Common Stock                  -              -             -             -              -             -
                                       ------------   ------------  ------------  ------------  -------------  ------------

Net Cash Used in Financing
Activities                                  41,900         48,000             -        89,900        (48,000)       41,900
                                       ------------   ------------  ------------  ------------  -------------  ------------

Effect of Exchange Rates on Cash                 -              -             -             -              -             -
                                       ------------   ------------  ------------  ------------  -------------  ------------

Net Increase (Decrease) in Cash
and Temporary Cash Investments                 288            158         2,542         2,988              -         2,988

Cash and Temporary Cash Investments
at Beginning of Period                          19              -             -            19              -            19
                                       ------------   ------------  ------------  ------------  -------------  ------------

Cash and Temporary Cash Investments
at End of Period                             $ 307          $ 158       $ 2,542       $ 3,007            $ -       $ 3,007
                                       ============   ============  ============  ============  =============  ============

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2003, incorporated herein by reference.

                                                    TORO PARTNERS, LP.
                                               CONSOLIDATING BALANCE SHEET
                                                  AT SEPTEMBER 30, 2003
                                                  (THOUSANDS OF DOLLARS)

                                                  Toro Energy    Toro Energy    Toro Energy    Toro Energy    Toro Energy     Toro Energy    Toro Energy    Toro Energy                                  Consolidated
                                       Toro       of Michigan, of Ohio-Statewide  of Ohio,     of Kentucky,   of Missouri,    of Maryland,   of Indiana,  of Ohio-American Total Before                      Toro
                                   Partners, LP       LLC            LLC            LLC            LLC            LLC             LLC            LLC            LLC        Eliminations   Eliminations   Partners, LP
                                   -------------  -------------  -------------  -------------  -------------  -------------   -------------  -------------  -------------  -------------  -------------  -------------

ASSETS

PROPERTY, PLANT & EQUIPMENT                 $ -        $ 1,915          $ 339        $ 1,659        $ 1,888        $ 2,408         $ 2,128        $ 1,091        $ 3,893       $ 15,321            $ -       $ 15,321
 Less: Accumulated  DD&A                      -             32              6             28             31             40              35             18              -            190              -            190
                                   -------------  -------------  -------------  -------------  -------------  -------------   -------------  -------------  -------------  -------------  -------------  -------------
                                              -          1,883            333          1,631          1,857          2,368           2,093          1,073          3,893         15,131              -         15,131
                                   -------------  -------------  -------------  -------------  -------------  -------------   -------------  -------------  -------------  -------------  -------------  -------------
CURRENT ASSETS:
 Cash and Temporary Cash Investments      1,068            183             47            407            149            259              85            139            205          2,542              -          2,542
 Accounts Receivable                          -             53             17            131            128            248              78            175              -            830              -            830
 Accounts Receivable - Intercompany         179              -              -              -              -              -               -              -              -            179              -            179
 Fair Value of Derivative
  Financial Instruments                   1,155              -              -              -              -              -               -              -              -          1,155              -          1,155
                                   -------------  -------------  -------------  -------------  -------------  -------------   -------------  -------------  -------------  -------------  -------------  -------------
                                          2,402            236             64            538            277            507             163            314            205          4,706              -          4,706
                                   -------------  -------------  -------------  -------------  -------------  -------------   -------------  -------------  -------------  -------------  -------------  -------------
OTHER ASSETS:
 Investment in Associated Companies      48,725              -              -              -              -              -               -              -              -         48,725        (48,725)             -
 Intangible Assets                            -          2,574              -          5,025          2,121          3,732           2,274          4,419         11,378         31,523              -         31,523
                                   -------------  -------------  -------------  -------------  -------------  -------------   -------------  -------------  -------------  -------------  -------------  -------------
                                         48,725          2,574              -          5,025          2,121          3,732           2,274          4,419         11,378         80,248        (48,725)        31,523
                                   -------------  -------------  -------------  -------------  -------------  -------------   -------------  -------------  -------------  -------------  -------------  -------------
TOTAL ASSETS                           $ 51,127        $ 4,693          $ 397        $ 7,194        $ 4,255        $ 6,607         $ 4,530        $ 5,806       $ 15,476      $ 100,085      $ (48,725)      $ 51,360
                                   =============  =============  =============  =============  =============  =============   =============  =============  =============  =============  =============  =============

CAPITALIZATION & LIABILITIES

CAPITALIZATION:
 Common Stock                                 -              -              -              -              -              -               -              -              -              -              -              -
 Paid - in - Capital                     47,822          4,594            344          6,861          4,100          6,286           4,500          5,661         15,476         95,644        (47,822)        47,822
 Earnings Reinvested in the Business      1,118             78             53            309             63            273              19            108              -          2,021           (903)         1,118
                                   -------------  -------------  -------------  -------------  -------------  -------------   -------------  -------------  -------------  -------------  -------------  -------------
 Total Common Shareholder
  Equity Before Items of Other
  Comprehensive Income                   48,940          4,672            397          7,170          4,163          6,559           4,519          5,769         15,476         97,665        (48,725)        48,940
 Accumulated Other
  Comprehensive Income                    1,335              -              -              -              -              -               -              -              -          1,335              -          1,335
                                   -------------  -------------  -------------  -------------  -------------  -------------   -------------  -------------  -------------  -------------  -------------  -------------
 Total Comprehensive
  Shareholder's Equity                   50,275          4,672            397          7,170          4,163          6,559           4,519          5,769         15,476         99,000        (48,725)        50,275

 Notes Payable-Intercompany                   -              -              -              -              -              -               -              -              -              -                             -
                                   -------------  -------------  -------------  -------------  -------------  -------------   -------------  -------------  -------------  -------------  -------------  -------------

 Total Capitalization                    50,275          4,672            397          7,170          4,163          6,559           4,519          5,769         15,476         99,000        (48,725)        50,275
                                   -------------  -------------  -------------  -------------  -------------  -------------   -------------  -------------  -------------  -------------  -------------  -------------

CURRENT AND ACCRUED LIABILITIES:
 Accounts Payable                             -             21              -             24             92             48              11             37              -            233              -            233
                                   -------------  -------------  -------------  -------------  -------------  -------------   -------------  -------------  -------------  -------------  -------------  -------------
                                              -             21              -             24             92             48              11             37              -            233              -            233
                                   -------------  -------------  -------------  -------------  -------------  -------------   -------------  -------------  -------------  -------------  -------------  -------------
DEFERRED CREDITS:
 Other Deferred Credits                     852              -              -              -              -              -               -              -              -            852              -            852
                                   -------------  -------------  -------------  -------------  -------------  -------------   -------------  -------------  -------------  -------------  -------------  -------------
                                            852              -              -              -              -              -               -              -              -            852              -            852
                                   -------------  -------------  -------------  -------------  -------------  -------------   -------------  -------------  -------------  -------------  -------------  -------------

TOTAL CAPITALIZATION & LIABILITIES     $ 51,127        $ 4,693          $ 397        $ 7,194        $ 4,255        $ 6,607         $ 4,530        $ 5,806       $ 15,476      $ 100,085      $ (48,725)      $ 51,360
                                   =============  =============  =============  =============  =============  =============   =============  =============  =============  =============  =============  =============

See Notes to  Consolidated  Financial  Statements  included  in Item 8 of National
Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 2003, incorporated herein by reference.

                                                    TORO PARTNERS, LP.
                                            CONSOLIDATING STATEMENT OF INCOME
                                       FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2003
                                                  (THOUSANDS OF DOLLARS)

                                                  Toro Energy    Toro Energy    Toro Energy    Toro Energy    Toro Energy     Toro Energy    Toro Energy    Toro Energy                                  Consolidated
                                       Toro       of Michigan, of Ohio-Statewide  of Ohio,     of Kentucky,   of Missouri,    of Maryland,   of Indiana,  of Ohio-American Total Before                      Toro
                                   Partners, LP       LLC            LLC            LLC            LLC            LLC             LLC            LLC            LLC        Eliminations   Eliminations   Partners, LP
                                   -------------  -------------  -------------  -------------  -------------  -------------   -------------  -------------  -------------  -------------  -------------  -------------

OPERATING REVENUE:                        $ 253          $ 194           $ 75          $ 544          $ 259          $ 538           $ 276          $ 262            $ -        $ 2,401            $ -        $ 2,401
                                   -------------  -------------  -------------  -------------  -------------  -------------   -------------  -------------  -------------  -------------  -------------  -------------

OPERATING EXPENSE:
 Purchased Gas                                -             78              -            135             71            144             107             95              -            630              -            630
 Operation and Maintenance                   38              6             16             72             94             81             115             41              -            463              -            463
 Property, Franchise & Other Taxes                                                                                                                                                     -                             -
 Depreciation, Depletion and
 Amortization                                 -             32              6             28             31             40              35             18              -            190              -            190
                                   -------------  -------------  -------------  -------------  -------------  -------------   -------------  -------------  -------------  -------------  -------------  -------------
                                             38            116             22            235            196            265             257            154              -          1,283              -          1,283
                                   -------------  -------------  -------------  -------------  -------------  -------------   -------------  -------------  -------------  -------------  -------------  -------------
 Operating Income (Loss)                    215             78             53            309             63            273              19            108              -          1,118              -          1,118
                                   -------------  -------------  -------------  -------------  -------------  -------------   -------------  -------------  -------------  -------------  -------------  -------------

OTHER INCOME:
 Unremitted Earnings/(Loss) of
  Subsidiary                                903              -              -              -              -              -               -              -              -            903           (903)             -
                                   -------------  -------------  -------------  -------------  -------------  -------------   -------------  -------------  -------------  -------------  -------------  -------------

 Net Income (Loss) Available
  for Common Stock                      $ 1,118           $ 78           $ 53          $ 309           $ 63          $ 273            $ 19          $ 108            $ -        $ 2,021         $ (903)       $ 1,118
                                   =============  =============  =============  =============  =============  =============   =============  =============  =============  =============  =============  =============

See Notes to  Consolidated  Financial  Statements  included  in Item 8 of National
Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 2003, incorporated herein by reference.

                                                    TORO PARTNERS, LP.
                              CONSOLIDATING STATEMENT OF EARNINGS REINVESTED IN THE BUSINESS
                                       FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2003
                                                  (THOUSANDS OF DOLLARS)

                                                  Toro Energy    Toro Energy    Toro Energy    Toro Energy    Toro Energy     Toro Energy    Toro Energy    Toro Energy                                  Consolidated
EARNINGS REINVESTED IN                 Toro       of Michigan, of Ohio-Statewide  of Ohio,     of Kentucky,   of Missouri,    of Maryland,   of Indiana,  of Ohio-American Total Before                      Toro
 THE BUSINESS                      Partners, LP       LLC            LLC            LLC            LLC            LLC             LLC            LLC            LLC        Eliminations   Eliminations   Partners, LP
                                   -------------  -------------  -------------  -------------  -------------  -------------   -------------  -------------  -------------  -------------  -------------  -------------

Balance at Beginning of Year                $ -            $ -            $ -            $ -            $ -            $ -             $ -            $ -            $ -            $ -            $ -            $ -

Net Income (Loss) Available
for Common Stock                          1,118             78             53            309             63            273              19            108              -          2,021           (903)         1,118

Dividends on Common Stock                     -              -              -              -              -              -               -              -              -              -              -              -
                                   -------------  -------------  -------------  -------------  -------------  -------------   -------------  -------------  -------------  -------------  -------------  -------------

Balance at End of Year                  $ 1,118           $ 78           $ 53          $ 309           $ 63          $ 273            $ 19          $ 108            $ -        $ 2,021         $ (903)       $ 1,118
                                   =============  =============  =============  =============  =============  =============   =============  =============  =============  =============  =============  =============

See Notes to  Consolidated  Financial  Statements  included  in Item 8 of National
Fuel Gas Company's Form 10-K for the fiscal year ended September 30, 2003, incorporated herein by reference.

                                                    TORO PARTNERS, LP.
                                     CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME
                                       FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2003
                                                  (THOUSANDS OF DOLLARS)

                                                  Toro Energy    Toro Energy    Toro Energy    Toro Energy    Toro Energy     Toro Energy    Toro Energy    Toro Energy                                  Consolidated
                                       Toro       of Michigan, of Ohio-Statewide  of Ohio,     of Kentucky,   of Missouri,    of Maryland,   of Indiana,  of Ohio-American Total Before                      Toro
                                   Partners, LP       LLC            LLC            LLC            LLC            LLC             LLC            LLC            LLC        Eliminations   Eliminations   Partners, LP
                                   -------------  -------------  -------------  -------------  -------------  -------------   -------------  -------------  -------------  -------------  -------------  -------------

Net Income (Loss) Available
 for Common Stock                       $ 1,118           $ 78           $ 53          $ 309           $ 63          $ 273            $ 19          $ 108            $ -        $ 2,021         $ (903)       $ 1,118
                                   -------------  -------------  -------------  -------------  -------------  -------------   -------------  -------------  -------------  -------------  -------------  -------------

Other Comprehensive Income,
 Before Tax:
 Unrealized Gain on Derivative
 Financial Instruments Arising
  During the Period                       1,588              -              -              -              -              -               -              -              -          1,588              -          1,588
 Reclassification Adjustment for Realized
 Gain on Derivative Financial
  Instruments in Net Income                (253)             -              -              -              -              -               -              -              -           (253)             -           (253)
                                   -------------  -------------  -------------  -------------  -------------  -------------   -------------  -------------  -------------  -------------  -------------  -------------
Other Comprehensive Loss,
 Before Tax                               1,335              -              -              -              -              -               -              -              -          1,335              -          1,335
 Income Tax Expense Related to Unrealized
 Loss on Derivative Financial
  Instruments Arising During the Period       -              -              -              -              -              -               -              -              -              -              -              -
 Reclassification Adjustment for Income Tax
  Expense on Derivative Financial
  Instruments Realized In Net Income          -              -              -              -              -              -               -              -              -              -              -              -
                                   -------------  -------------  -------------  -------------  -------------  -------------   -------------  -------------  -------------  -------------  -------------  -------------

Income Taxes - Net                            -              -              -              -              -              -               -              -              -              -              -              -
                                   -------------  -------------  -------------  -------------  -------------  -------------   -------------  -------------  -------------  -------------  -------------  -------------

Other Comprehensive Loss                  1,335              -              -              -              -              -               -              -              -          1,335              -          1,335
                                   -------------  -------------  -------------  -------------  -------------  -------------   -------------  -------------  -------------  -------------  -------------  -------------

Comprehensive Loss                      $ 2,453           $ 78           $ 53          $ 309           $ 63          $ 273            $ 19          $ 108            $ -        $ 3,356         $ (903)       $ 2,453
                                   =============  =============  =============  =============  =============  =============   =============  =============  =============  =============  =============  =============

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2003, incorporated herein by reference.

                                                    TORO PARTNERS, LP.
                                          CONSOLIDATING STATEMENT OF CASH FLOWS
                                       FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2003
                                                  (THOUSANDS OF DOLLARS)

                                                      Toro Energy  Toro Energy of  Toro Energy   Toro Energy    Toro Energy   Toro Energy   Toro Energy     Toro Energy                                Consolidated
                                          Toro        of Michigan, Ohio-Statewide    of Ohio,    of Kentucky,   of Missouri,  of Maryland,  of Indiana,  of Ohio-American Total Before                    Toro
                                       Partners, LP       LLC           LLC            LLC           LLC            LLC           LLC           LLC            LLC        Eliminations  Eliminations   Partners, LP
                                       ------------   ------------  ------------- ------------  -------------  ------------  ------------  -------------  --------------- ------------  -------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)                          $ 1,118           $ 78          $ 53         $ 309           $ 63         $ 273          $ 19          $ 108           $ -       $ 2,021         $ (903)      $ 1,118
Adjustments to Reconcile Net Income
 to Net Cash Provided by Operating
 Activities:
 Unremitted (Earnings)/Loss of Subsidiaries   (903)             -             -             -              -             -             -              -             -          (903)           903             -
 Depreciation, Depletion &
 Amortization                                    -             32             6            28             31            40            35             18             -           190              -           190
 Other                                           -             44             -            84             36            63            39             75             -           341              -           341

Change in:
 Receivables and Unbilled Utility
  Revenue                                        2             22           (12)           37             64           (32)          141            (77)          160           305              -           305
 Accounts Receivable - Intercompany           (179)             -             -             -              -             -             -              -             -          (179)             -          (179)
 Accounts Payable                               (2)             7             -           (51)           (45)          (85)         (149)            15            45          (265)             -          (265)
 Other Assets                               (1,155)             -             -             -              -             -             -              -             -        (1,155)             -        (1,155)
 Other Liabilities                           2,187              -             -             -              -             -             -              -             -         2,187              -         2,187
                                       ------------   ------------  ------------  ------------  -------------  ------------  ------------  -------------  ------------  ------------  -------------  ------------
Net Cash Provided by
Operating Activities                         1,068            183            47           407            149           259            85            139           205         2,542              -         2,542
                                       ------------   ------------  ------------  ------------  -------------  ------------  ------------  -------------  ------------  ------------  -------------  ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Capital Expenditures                            -              -             -             -              -             -             -              -             -             -              -             -
 Investment in Subsidiaries                      -              -             -             -              -             -             -              -             -             -              -             -
 Other                                           -              -             -             -              -             -             -              -             -             -              -             -
                                      ------------   ------------  ------------  ------------  -------------  ------------  ------------  -------------  ------------  ------------  -------------  ------------
 Net Cash Used in Investing
  Activities                                     -              -             -             -              -             -             -              -             -             -              -             -
                                       ------------   ------------  ------------  ------------  -------------  ------------  ------------  -------------  ------------  ------------  -------------  ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Change in Notes Payable - Intercompany          -              -             -             -              -             -             -              -             -             -              -             -
                                ------------   ------------  ------------  ------------  -------------  ------------  ------------  -------------  ------------  ------------  -------------  ------------

 Net Cash Used in Financing
  Activities                                     -              -             -             -              -             -             -              -             -             -              -             -
                                       ------------   ------------  ------------  ------------  -------------  ------------  ------------  -------------  ------------  ------------  -------------  ------------

Net Increase (Decrease) in Cash
and Temporary Cash Investments               1,068            183            47           407            149           259            85            139           205         2,542              -         2,542

Cash and Temporary Cash Investments
at Beginning of Period                           -              -             -             -              -             -             -              -             -             -              -             -
                                       ------------   ------------  ------------  ------------  -------------  ------------  ------------  -------------  ------------  ------------  -------------  ------------

Cash and Temporary Cash Investments
at End of Period                           $ 1,068          $ 183          $ 47         $ 407          $ 149         $ 259          $ 85          $ 139         $ 205       $ 2,542            $ -       $ 2,542
                                       ============   ============  ============  ============  =============  ============  ============  =============  ============  ============  =============  ============

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2003, incorporated herein by reference.

                                 HORIZON ENERGY DEVELOPMENT, INC. AND SUBSIDIARIES
                                            CONSOLIDATING BALANCE SHEET
                                               AT SEPTEMBER 30, 2003
                                               (THOUSANDS OF DOLLARS)

                                    Horizon       Horizon
                                    Energy         Energy        Sceptre                                 Consolidated
                                  Development,    Holdings        Power      Total Before                Horizon and
                                     Inc.       (Consolidated)   Company     Eliminations  Eliminations  Subsidiaries
                                  ------------  -------------  ------------  ------------  ------------  ------------

ASSETS

PROPERTY, PLANT & EQUIPMENT              $ 10      $ 372,774           $ -     $ 372,784           $ -     $ 372,784
  Less:  Accumulated DD&A                   -        153,585             -       153,585             -       153,585
                                  ------------  -------------  ------------  ------------  ------------  ------------
                                           10        219,189             -       219,199             -       219,199
                                  ------------  -------------  ------------  ------------  ------------  ------------
CURRENT ASSETS:
  Cash and Temporary Cash Investments     147         18,192             -        18,339             -        18,339
  Notes Receivable - Intercompany         600              -             -           600             -           600
  Allowance for Uncollectible Accounts      -         (2,068)            -        (2,068)            -        (2,068)
  Accounts Receivable - Intercompany       22              -             -            22             -            22
  Accounts Receivable                      73          7,160             -         7,233             -         7,233
  Unbilled Uility Revenue                   -          7,289             -         7,289             -         7,289
  Materials and Supplies                    -          3,759             -         3,759             -         3,759
  Prepayments                              (1)            88             -            87             -            87
                                   ------------  -------------  ------------  ------------  ------------  ------------
                                          841         34,420             -        35,261             -        35,261
                                   ------------  -------------  ------------  ------------  ------------  ------------
OTHER ASSETS:
  Investment in Associated Companies  158,723              -             -       158,723      (158,723)            -
  Goodwill                                  -              -             -             -             -             -
  Other                                     -            466             -           466             -           466
  Deferred Charges                         12              -             -            12             -            12

                                  ------------  -------------  ------------  ------------  ------------  ------------
                                      158,735            466             -       159,201      (158,723)          478
                                  ------------  -------------  ------------  ------------  ------------  ------------
TOTAL ASSETS                        $ 159,586      $ 254,075           $ -     $ 413,661    $ (158,723)    $ 254,938
                                  ============  =============  ============  ============  ============  ============

CAPITALIZATION & LIABILITIES

CAPITALIZATION:
  Common Stock                            $ 5            $ 2           $ -           $ 7          $ (2)          $ 5
  Paid - in - Capital                  38,246        116,756             -       155,002      (116,756)       38,246
  Capital Contribution from Horizon         -              -             -             -             -             -
  Earnings Reinvested in the Business (23,210)        19,499             -        (3,711)      (19,499)      (23,210)
  Accumulated Other Comp.Income        21,822         22,466             -        44,288       (22,466)       21,822
                                  ------------  -------------  ------------  ------------  ------------  ------------
Total Common Stock Equity              36,863        158,723             -       195,586      (158,723)       36,863
                                  ------------  -------------  ------------  ------------  ------------  ------------
  Long-Term Debt, Net of Current
   Portion                                  -          9,844             -         9,844             -         9,844
  Notes Payable - Intercompany         89,770              -             -        89,770             -        89,770
                                  ------------  -------------  ------------  ------------  ------------  ------------

Total Capitalization                  126,633        168,567             -       295,200      (158,723)      136,477
                                  ------------  -------------  ------------  ------------  ------------  ------------
  Minority Interest in Foreign
   Subsidiaries                             -         33,281             -        33,281             -        33,281
                                  ------------  -------------  ------------  ------------  ------------  ------------

CURRENT AND ACCRUED LIABILITIES:
  Notes Payable - Intercompany         29,700              -             -        29,700             -        29,700
  Notes Payable to Banks                    -              -             -             -             -             -
  Current Portion of Long-Term Debt         -          7,397             -         7,397             -         7,397
  Accounts Payable                        113         20,778             -        20,891            36        20,927
  Accounts Payable - Intercompany       2,729             36             -         2,765           (36)        2,729
  Other Accruals and Current
   Liabilities                            167            806             -           973             -           973
                                  ------------  -------------  ------------  ------------  ------------  ------------
                                       32,709         29,017             -        61,726             -        61,726
                                  ------------  -------------  ------------  ------------  ------------  ------------
DEFERRED CREDITS:
  Accumulated Deferred Income Taxes    (2,083)        22,595             -        20,512             -        20,512
  Liab. For Deriv. Financial Instruments    -              -             -             -             -             -
  Other Deferred Credits                2,327            615             -         2,942             -         2,942
                                  ------------  -------------  ------------  ------------  ------------  ------------
                                          244         23,210             -        23,454             -        23,454
                                  ------------  -------------  ------------  ------------  ------------  ------------

TOTAL CAPITALIZATION & LIABILITIES  $ 159,586      $ 254,075           $ -     $ 413,661    $ (158,723)    $ 254,938
                                  ============  =============  ============  ============  ============  ============

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2003, incorporated herein by reference.

                                 HORIZON ENERGY DEVELOPMENT, INC. AND SUBSIDIARIES
                                         CONSOLIDATING STATEMENT OF INCOME
                                    FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2003
                                               (THOUSANDS OF DOLLARS)

                                    Horizon
                                    Energy      Horizon Energy   Sceptre                                 Consolidated
                                  Development,    Holdings        Power      Total Before  Eliminations  Horizon and
                                     Inc.       (Consolidated)   Company     Eliminations    (Dr) Cr     Subsidiaries
                                  ------------  -------------  ------------  ------------  ------------  ------------

OPERATING REVENUE:                      $ 172      $ 113,898           $ -     $ 114,070           $ -     $ 114,070
                                  ------------  -------------  ------------  ------------  ------------  ------------

OPERATING EXPENSE:
Fuel Used in Heat and
 Electric Generation                        -         61,033             -        61,033             -        61,033
Operation and Maintenance               5,426         24,247          (118)       29,555             -        29,555
Property, Franchise & Other Taxes          34          2,812             -         2,846             -         2,846
Depreciation, Depletion and
 Amortization                              (7)        13,917             -        13,910             -        13,910

                                  ------------  -------------  ------------  ------------  ------------  ------------
                                        5,453        102,009          (118)      107,344             -       107,344
                                  ------------  -------------  ------------  ------------  ------------  ------------
Operating Income (Loss)                (5,281)        11,889           118         6,726             -         6,726
                                  ------------  -------------  ------------  ------------  ------------  ------------

OTHER INCOME (EXPENSE):
Unremitted Earnings of
 Subsidiaries                          (1,373)             -             -        (1,373)        1,373             -
Interest - Intercompany                     9              -             -             9            (1)            8
Other Income                                -          2,259             -         2,259             -         2,259
Interest on Long-Term Debt                  -         (1,385)            -        (1,385)            -        (1,385)
Interest-Intercompany                  (5,777)            (1)            -        (5,778)            1        (5,777)
Other Interest                           (443)        (1,095)            -        (1,538)            -        (1,538)
                                  ------------  -------------  ------------  ------------  ------------  ------------

                                       (7,584)          (222)            -        (7,806)        1,373        (6,433)
                                  ------------  -------------  ------------  ------------  ------------  ------------
Income (Loss) Before
 Income Taxes and
 and Minority Interest in
 Foreign Subsidiaries                 (12,865)        11,667           118        (1,080)        1,373           293
                                  ------------  -------------  ------------  ------------  ------------  ------------

Income Taxes                           (3,242)         4,077            41           876             -           876
Minority Interest in
 Foreign Subsidiaries                       -           (785)            -          (785)            -          (785)
                                  ------------  -------------  ------------  ------------  ------------  ------------

Income/(Loss) Before Cumulative
 Effect of Change in Accounting        (9,623)         6,805            77        (2,741)        1,373        (1,368)

Cumulative Effect of Change in Accounting   -         (8,255)            -        (8,255)            -        (8,255)
                                  ------------  -------------  ------------  ------------  ------------  ------------

Net Income (Loss) Available
 for Common Stock                    $ (9,623)      $ (1,450)         $ 77     $ (10,996)      $ 1,373      $ (9,623)
                                  ============  =============  ============  ============  ============  ============

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2003, incorporated herein by reference.

                                 HORIZON ENERGY DEVELOPMENT, INC. AND SUBSIDIARIES
                           CONSOLIDATING STATEMENT OF EARNINGS REINVESTED IN THE BUSINESS
                                    FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2003
                                               (THOUSANDS OF DOLLARS)

                                    Horizon
                                    Energy      Horizon Energy   Sceptre                                 Consolidated
EARNINGS REINVESTED               Development,    Holdings        Power      Total Before  Eliminations  Horizon and
IN THE BUSINESS                      Inc.       (Consolidated)   Company     Eliminations    (Dr) Cr     Subsidiaries
                                  ------------  -------------  ------------  ------------  ------------  ------------

Balance at Beginning of Year        $ (13,587)      $ 20,949      $ (7,576)       $ (214)    $ (13,373)    $ (13,587)

Net Income (Loss) Available
 for Common Stock                      (9,623)        (1,450)           77       (10,996)        1,373        (9,623)

Elimination of Sceptre Power Company
 Accumulated Deficit due to liquidation
 of Sceptre Power Company                   -              -         7,499         7,499        (7,499)            -
                                  ------------  -------------  ------------  ------------  ------------  ------------

Balance at End of Year              $ (23,210)      $ 19,499           $ -      $ (3,711)    $ (19,499)    $ (23,210)
                                  ============  =============  ============  ============  ============  ============

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2003, incorporated herein by reference.

                                 HORIZON ENERGY DEVELOPMENT, INC. AND SUBSIDIARIES
                                  CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME
                                    FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2003
                                               (THOUSANDS OF DOLLARS)

                                    Horizon
                                    Energy      Horizon Energy   Sceptre     Total Before                Consolidated
                                  Development,    Holdings        Power      Eliminations  Eliminations  Horizon and
                                     Inc.       (Consolidated)   Company     & Adjustments   (Dr) Cr     Subsidiaries
                                  ------------  -------------  ------------  ------------  ------------  ------------

Net Income (Loss) Available for
 Common Stock                        $ (9,623)      $ (1,450)         $ 77     $ (10,996)      $ 1,373      $ (9,623)
                                 ------------  -------------  ------------  ------------  ------------  ------------

Other Comprehensive Income (Loss) :
 Foreign Currency Translation
  Adjustment                           17,651         17,651             -        35,302       (17,651)       17,651
                                  ------------  -------------  ------------  ------------  ------------  ------------

Other Comprehensive Income (Loss)      17,651         17,651             -        35,302       (17,651)       17,651
                                  ------------  -------------  ------------  ------------  ------------  ------------

Comprehensive Income (Loss)           $ 8,028       $ 16,201          $ 77      $ 24,306     $ (16,278)      $ 8,028
                                  ============  =============  ============  ============  ============  ============

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2003, incorporated herein by reference.

                                 HORIZON ENERGY DEVELOPMENT, INC. AND SUBSIDIARIES
                                       CONSOLIDATING STATEMENT OF CASH FLOWS
                                    FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2003
                                               (THOUSANDS OF DOLLARS)

                                     Horizon
                                     Energy      Horizon Energy  Sceptre     Total Before                Consolidated
                                   Development,   Holdings        Power      Eliminations  Eliminations  Horizon and
                                      Inc.       (Consolidated)  Company     & Adjustments & Adjustments Subsidiaries
                                   ------------  --------------------------  ------------  ------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)                     $ (9,623)     $ (1,450)         $ 77     $ (10,996)      $ 1,373      $ (9,623)
Adjustments to Reconcile Net Income
  to Net Cash Provided by Operating
  Activities:
 Unremitted Earnings of Subsidiaries     1,373             -             -         1,373        (1,373)            -
 Depreciation, Depletion &
  Amortization                              (7)       13,917             -        13,910             -        13,910
 Deferred Income Taxes                  (1,001)        4,115            41         3,155             -         3,155
 Minority Interest in Foreign
  Subsidiaries                               -           785             -           785             -           785
 Cumulative Effect of Change in
  in Accting Principle                       -         8,255             -         8,255             -         8,255
 Other                                       -             -             -             -             -             -

Change in:
 Accounts Receivable - Intercompany        970             -             -           970          (991)          (21)
 Receivables and Unbilled Utility
  Revenue                                  (73)        1,076             -         1,003             -         1,003
 Material and Supplies                       -            (8)            -            (8)            -            (8)
 Prepayments                                 1           (28)            -           (27)            -           (27)
 Accounts Payable                            1             6             -             7           217           224
 Accounts Payable - Intercompany           440          (774)            -          (334)          774           440
 Other Accruals and Current
  Liabilities                            2,181           917          (118)        2,980             -         2,980
 Other Assets                               11            (8)            -             3             -             3
 Other Liabilities                       1,022           119           (11)        1,130             -         1,130
                                   ------------  ------------  ------------  ------------  ------------  ------------

Net Cash Provided by (Used in)
 Operations                             (4,705)       26,922           (11)       22,206             -        22,206
                                   ------------  ------------  ------------  ------------  ------------  ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Expenditures                       (10)       (2,489)            -        (2,499)            -        (2,499)
Investment in Associated Companies           -             -             -             -             -             -
Change in Notes Receivable - Intercompany (230)            -             -          (230)            -          (230)
Other                                        -         1,310             -         1,310             -         1,310
                                   ------------  ------------  ------------  ------------  ------------  ------------
Net Cash Provided by (Used In)
Investing  Activities                     (240)       (1,179)            -        (1,419)            -        (1,419)
                                   ------------  ------------  ------------  ------------  ------------  ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Change in Notes Payable to Banks             -        (2,255)            -        (2,255)            -        (2,255)
Change in Notes Payable - Intercompany   5,070          (170)            -         4,900             -         4,900
Return of Capital Contribution               -             -             -             -             -             -
Net Proceeds from Issuance of
Long-Term Debt                               -             -             -             -             -             -
Reduction of Long-Term Debt                  -       (18,165)            -       (18,165)            -       (18,165)
                                   ------------  ------------  ------------  ------------  ------------  ------------

Net Cash Provided by (Used in)
 Financing Activities                    5,070       (20,590)            -       (15,520)            -       (15,520)
                                   ------------  ------------  ------------  ------------  ------------  ------------

Effect of Exchange Rates on Cash             -         3,279             -         3,279             -         3,279
                                   ------------  ------------  ------------  ------------  ------------  ------------

Net Increase (Decrease) in Cash
 and Temporary Cash Investments            125         8,432           (11)        8,546             -         8,546

Cash and Temporary Cash Investments
 of Beginning of Period                     22         9,760            11         9,793             -         9,793
                                   ------------  ------------  ------------  ------------  ------------  ------------

Cash and Temporary Cash
 Investments at End of Year              $ 147      $ 18,192           $ -      $ 18,339           $ -      $ 18,339
                                   ============  ============  ============  ============  ============  ============

                                     HORIZON ENERGY HOLDINGS
                                   CONSOLIDATING BALANCE SHEET
                                      AT SEPTEMBER 30, 2003
                                      (THOUSANDS OF DOLLARS)

                                                                                          Consolidated
                                  Horizon     Horizon Energy                                Horizon
                                   Energy     Development B.V Total Before               Energy Holdings
                                  Holdings    (Consolidated)  Eliminations Eliminations  and Subsidiaries
                                 -----------  --------------- ------------ ------------  ----------------

ASSETS

PROPERTY, PLANT & EQUIPMENT             $ -     $ 372,774     $ 372,774          $ -     $ 372,774
  Less:  Accumulated DD&A                 -       153,585       153,585            -       153,585
                                 -----------  ------------   -----------  -----------   -----------
                                          -       219,189       219,189            -       219,189
                                 -----------  ------------   -----------  -----------   -----------
CURRENT ASSETS:
  Cash and Temporary Cash Investments     -        18,192        18,192            -        18,192
  Notes Receivable - Intercompany         -             -             -            -             -
  Allowance for Uncollectible Accounts    -        (2,068)       (2,068)           -        (2,068)
  Accounts Receivable - Intercompany      -             -             -            -             -
  Accounts Receivable                     -         7,160         7,160            -         7,160
  Unbilled Uility Revenue                 -         7,289         7,289            -         7,289
  Materials and Supplies                  -         3,759         3,759            -         3,759
  Prepayments                             -            88            88            -            88
                                 -----------  -----------    ----------   -----------   ----------
                                          -        34,420        34,420            -        34,420
                                 -----------  ------------   -----------  -----------   -----------
OTHER ASSETS:
  Investment in Assoc. Companies    158,722             -       158,722     (158,722)            -
  Goodwill                                -             -             -            -             -
  Other Assets                            -           466           466            -           466
  Notes Receivable - Intercompany         -             -             -            -             -
  Deferred Charges                        -             -             -            -             -
                                 -----------  ------------   -----------  -----------   -----------
                                    158,722           466       159,188     (158,722)          466
                                 -----------  ------------   -----------  -----------   -----------
TOTAL ASSETS                      $ 158,722     $ 254,075     $ 412,797   $ (158,722)    $ 254,075
                                 ===========  ============   ===========  ===========   ===========

CAPITALIZATION & LIABILITIES

CAPITALIZATION:
  Common Stock                          $ 2          $ 29          $ 31        $ (29)          $ 2
  Paid - in - Capital               116,756       111,621       228,377     (111,621)      116,756
  Earnings Reinvest. in the Business 19,499        25,249        44,748      (25,249)       19,499
  Accumulated Other
   Comprehensive Income              22,466        21,824        44,290      (21,824)       22,466
                                 -----------  ------------   -----------  -----------   -----------
Total Common Stock Equity           158,723       158,723       317,446     (158,723)      158,723
                                 -----------  ------------   -----------  -----------   -----------
  Long-Term Debt, Net of Current
   Portion                                -         9,844         9,844            -         9,844
  Notes Payable - Intercompany            -             -             -            -             -
                                 -----------  ------------   -----------  -----------   -----------

Total Capitalization                158,723       168,567       327,290     (158,723)      168,567
                                 -----------  ------------   -----------  -----------   -----------
  Minority Interest in Foreign
   Subsidiaries                           -        33,281        33,281            -        33,281
                                 -----------  ------------   -----------  -----------   -----------

CURRENT AND ACCRUED LIABILITIES:
  Notes Payable - Intercompany            -             -             -            -             -
  Notes Payable to Banks                  -             -             -            -             -
  Current Portion of Long-Term Debt       -         7,397         7,397            -         7,397
  Accounts Payable                        -        20,778        20,778            -        20,778
  Accounts Payable - Intercompany         -            36            36            -            36
  Other Accruals and Current
   Liabilities                            -           806           806            -           806
                                 -----------  ------------   -----------  -----------   -----------
                                          -        29,017        29,017            -        29,017
                                 -----------  ------------   -----------  -----------   -----------
DEFERRED CREDITS:
  Accumulated Deferred Income Taxes       -        22,595        22,595            -        22,595
  Liab. For Deriv. Financial Instruments  -             -             -            -             -
  Other Deferred Credits                  -           615           615            -           615
                                 -----------  ------------   -----------  -----------   -----------
                                          -        23,210        23,210            -        23,210
                                 -----------  ------------   -----------  -----------   -----------

TOTAL CAPITALIZATION
 & LIABILITIES                    $ 158,723     $ 254,075     $ 412,798   $ (158,723)    $ 254,075
                                 ===========  ============   ===========  ===========   ===========

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2003, incorporated herein by reference.

                                     HORIZON ENERGY HOLDINGS
                                CONSOLIDATING STATEMENT OF INCOME
                           FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2003
                                      (THOUSANDS OF DOLLARS)

                                                                                        Consolidated
                                  Horizon     Horizon Energy                            Horizon Energy
                                   Energy     Development B.V Total Before Eliminations  Holdings and
                                  Holdings    (Consolidated)  Eliminations  (Dr) Cr      Subsidiaries
                                 -----------  --------------- ------------ ------------  --------------

OPERATING REVENUE:                      $ -     $ 113,898     $ 113,898          $ -     $ 113,898
                                 -----------  ------------    -----------  -----------   -----------

OPERATING EXPENSE:
Fuel Used in Heat and
 Electric Generation                      -        61,033        61,033            -        61,033
Operation                                 -        24,247        24,247            -        24,247
Property, Franchise & Other Taxes         -         2,812         2,812            -         2,812
Depreciation, Depletion and
Amortization                              -        13,917        13,917            -        13,917
                                 -----------  ------------   -----------  -----------   -----------
                                          -       102,009       102,009            -       102,009
                                 -----------  ------------   -----------  -----------   -----------
Operating Income (Loss)                   -        11,889        11,889            -        11,889
                                 -----------  ------------   -----------  -----------   -----------

OTHER INCOME (EXPENSE):
Unremitted Earnings of
 Subsidiaries                        (1,450)            -        (1,450)       1,450             -
Interest - Intercompany                   -             -             -            -             -
Other Income                              -         2,259         2,259            -         2,259
Interest on Long-Term Debt                -        (1,385)       (1,385)           -        (1,385)
Interest-Intercompany                     -            (1)           (1)           -            (1)
Other Interest                            -        (1,095)       (1,095)           -        (1,095)
                                 -----------  ------------   -----------  -----------   -----------

                                     (1,450)         (222)       (1,672)       1,450          (222)
                                 -----------  ------------   -----------  -----------   -----------
Income (Loss) Before
 Income Taxes and
 and Minority Interest in
 Foreign Subsidiaries                (1,450)       11,667        10,217        1,450        11,667
                                 -----------  ------------   -----------  -----------   -----------

Income Taxes                              -         4,077         4,077            -         4,077
Minority Interest in
 Foreign Subsidiaries                     -          (785)         (785)           -          (785)
                                 -----------  ------------   -----------  -----------   -----------

Income/(Loss) Before Cumulative
 Effect of Change in Accounting      (1,450)        6,805         5,355        1,450         6,805

Cumulative Effect of Change
 in Accounting                            -        (8,255)       (8,255)           -        (8,255)
                                 -----------  ------------   -----------  -----------   -----------

Net Income (Loss) Available
 for Common Stock                  $ (1,450)     $ (1,450)     $ (2,900)     $ 1,450      $ (1,450)
                                 ===========  ============   ===========  ===========   ===========

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2003, incorporated herein by reference.

                                     HORIZON ENERGY HOLDINGS
                  CONSOLIDATING STATEMENT OF EARNINGS REINVESTED IN THE BUSINESS
                           FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2003
                                      (THOUSANDS OF DOLLARS)

                                                                                        Consolidated
                                  Horizon     Horizon Energy                            Horizon Energy
EARNINGS REINVESTED                Energy     Development B.V Total Before Eliminations  Holdings and
IN THE BUSINESS                   Holdings    (Consolidated)  Eliminations  (Dr) Cr      Subsidiaries
                                 -----------  --------------- ------------ ------------  -------------

Balance at Beginning of Year       $ 20,949      $ 26,699      $ 47,648    $ (26,699)     $ 20,949

Net Income (Loss) Available
 for Common Stock                    (1,450)       (1,450)       (2,900)       1,450        (1,450)
                                 -----------  ------------   -----------  -----------   -----------

Balance at End of Year             $ 19,499      $ 25,249      $ 44,748    $ (25,249)     $ 19,499
                                 ===========  ============   ===========  ===========   ===========

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2003, incorporated herein by reference.

                                     HORIZON ENERGY HOLDINGS
                         CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME
                           FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2003
                                      (THOUSANDS OF DOLLARS)

                                                                                          Consolidated
                                  Horizon     Horizon Energy  Total Before               Horizon Energy
                                   Energy     Development B.V Eliminations  Eliminations  Holdings and
                                  Holdings    (Consolidated)  & Adjustments   (Dr) Cr     Subsidiaries
                                 -----------  --------------- ------------- ------------ --------------

Net Income (Loss) Available for
  Common Stock                     $ (1,450)     $ (1,450)     $ (2,900)     $ 1,450      $ (1,450)
                                 -----------  ------------   -----------  -----------   -----------

Other Comprehensive Income (Loss) :
  Foreign Currency Translation
   Adjustment                        17,651        17,651        35,302      (17,651)       17,651
                                 -----------  ------------   -----------  -----------   -----------

Other Comprehensive Income (Loss)    17,651        17,651        35,302      (17,651)       17,651
                                 -----------  ------------   -----------  -----------   -----------

Comprehensive Income (Loss)        $ 16,201      $ 16,201      $ 32,402    $ (16,201)     $ 16,201
                                 ===========  ============   ===========  ===========   ===========

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2003, incorporated herein by reference.

                                   HORIZON ENERGY HOLDINGS
                            CONSOLIDATING STATEMENT OF CASH FLOWS
                         FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2003
                                    (THOUSANDS OF DOLLARS)

                                                                                        Consolidated
                                  Horizon   Horizon Energy  Total Before               Horizon Energy
                                  Energy    Development BV  Eliminations                Holdings and
                                 Holdings   (Consolidated)  & Adjustments Eliminations  Subsidiaries
                                ----------  --------------  ------------- ------------ --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)                 $ (1,450)    $ (1,450)    $ (2,900)     $ 1,450     $ (1,450)
Adjustments to Reconcile Net Income
  to Net Cash Provided by Operating
  Activities:
  Unremitted Earnings of Subs.       1,450            -        1,450       (1,450)           -
  Depreciation, Depletion &
   Amortization                          -       13,917       13,917            -       13,917
  Deferred Income Taxes                  -        4,115        4,115            -        4,115
  Minority Interest in Foreign
   Subsidiaries                          -          785          785            -          785
  Cumulative Effect of Change
   in Accounting                         -        8,255        8,255            -        8,255
  Other                                  -            -            -            -            -

Change in:
  Accounts Receivable - Intercompany     -            -            -            -            -
  Receivables and Unbilled Utility
   Revenue                               -        1,076        1,076            -        1,076
  Material and Supplies                  -           (8)          (8)           -           (8)
  Prepayments                            -          (28)         (28)           -          (28)
  Accounts Payable                       -            6            6            -            6
  Accounts Payable - Intercompany        -         (774)        (774)           -         (774)
  Other Accruals and Current
   Liabilities                           -          917          917            -          917
  Other Assets                           -           (8)          (8)           -           (8)
  Other Liabilities                      -          119          119            -          119
                                -----------  -----------  -----------  -----------  -----------
Net Cash Provided by (Used in)
 Operations                              -       26,922       26,922            -       26,922
                                -----------  -----------  -----------  -----------  -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Expenditures                     -       (2,489)      (2,489)           -       (2,489)
Investment in Associated Companies       -            -            -            -            -
Other                                    -        1,310        1,310            -        1,310
                                -----------  -----------  -----------  -----------  -----------
Net Cash Provided by (Used In)
 Investing  Activities                   -       (1,179)      (1,179)           -       (1,179)
                                -----------  -----------  -----------  -----------  -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
Change in Notes Payable to Banks         -       (2,255)      (2,255)           -       (2,255)
Change in Notes Payable - Intercompany   -         (170)        (170)           -         (170)
Net Proceeds from Issuance of
 Long-Term Debt                          -            -            -            -            -
Reduction of Long-Term Debt              -      (18,165)     (18,165)           -      (18,165)
                                -----------  -----------  -----------  -----------  -----------

Net Cash Provided by (Used in)
 Financing Activities                    -      (20,590)     (20,590)           -      (20,590)
                                -----------  -----------  -----------  -----------  -----------

Effect of Exchange Rates on Cash         -        3,279        3,279            -        3,279
                                -----------  -----------  -----------  -----------  -----------

Net Increase (Decrease) in Cash
 and Temporary Cash Investments          -        8,432        8,432            -        8,432

Cash and Temporary Cash Investments
 of Beginning of Period                  -        9,760        9,760            -        9,760
                                -----------  -----------  -----------  -----------  -----------

Cash and Temporary Cash
 Investments at End of Year            $ -     $ 18,192     $ 18,192          $ -     $ 18,192
                                ===========  ===========  ===========  ===========  ===========

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2003, incorporated herein by reference.

                                          HORIZON ENERGY DEVELOPMENT, B.V.
                                             CONSOLIDATING BALANCE SHEET
                                                AT SEPTEMBER 30, 2003
                                               (THOUSANDS OF DOLLARS)

                                                   United
                                                 Energy, a.s.                                                   Consolidated
                                                    (UE)          Horizon Energy    Total Before                 Horizon B.V.
                                   Horizon B.V.  (Consolidated) Development, s.r.o. Eliminations  Eliminations and Subsidiaries
                                   ------------  ------------   ------------------- ------------  ------------ ----------------

ASSETS

PROPERTY, PLANT & EQUIPMENT                $ -     $ 372,560           $ 214         $ 372,774          $ -     $ 372,774
  Less:  Accumulated DD&A                    -       153,392             193           153,585            -       153,585
                                   ------------  ------------  --------------      ------------  -----------  ------------
                                             -       219,168              21           219,189            -       219,189
                                   ------------  ------------  --------------      ------------  -----------  ------------
CURRENT ASSETS:
  Cash and Temporary Cash Investments      586        16,792             814            18,192            -        18,192
  Notes Receivable - Intercompany            -             -               -                 -            -             -
  Allowance for Uncollectible Accounts       -        (2,068)              -            (2,068)           -        (2,068)
  Accounts Receivable - Intercompany         -             -             178               178         (178)            -
  Accounts Receivable                        -         7,093              67             7,160            -         7,160
  Unbilled Uility Revenue                    -         7,289               -             7,289            -         7,289
  Materials and Supplies                     -         3,759               -             3,759            -         3,759
  Prepayments                                -            84               4                88            -            88
                                   ------------  ------------  --------------     ------------  -----------  ------------
                                           586        32,949           1,063            34,598         (178)       34,420
                                   ------------  ------------  --------------     ------------  -----------  ------------
OTHER ASSETS:
  Investment in Associated Companies   158,222             -               -           158,222     (158,222)            -
  Goodwill                                   -             -               -                 -            -             -
  Other Assets                             (40)          311             195               466            -           466
  Notes Receivable - Intercompany            -             -               -                 -            -             -
  Deferred Charges                           -             -               -                 -            -             -
                                   ------------  ------------  --------------     ------------  -----------  ------------
                                       158,182           311             195           158,688     (158,222)          466
                                   ------------  ------------  --------------     ------------  -----------  ------------
TOTAL ASSETS                         $ 158,768     $ 252,428         $ 1,279         $ 412,475   $ (158,400)    $ 254,075
                                   ============  ============  ==============     ============  ===========  ============

CAPITALIZATION & LIABILITIES

CAPITALIZATION:
  Common Stock                            $ 29      $ 59,770        $ (1,246)         $ 58,553    $ (58,524)         $ 29
  Paid - in - Capital                  111,621        50,822           1,487           163,930      (52,309)      111,621
  Earnings Reinvested in the Business   25,249        24,626             574            50,449      (25,200)       25,249
  Accumulated Other Comp. Income        21,824        21,761             428            44,013      (22,189)       21,824
                                   ------------  ------------  --------------     ------------  -----------  ------------
Total Common Stock Equity              158,723       156,979           1,243           316,945     (158,222)      158,723
                                   ------------  ------------  --------------     ------------  -----------  ------------
  Long-Term Debt, Net of Current
   Portion                                   -         9,844               -             9,844            -         9,844
  Notes Payable - Intercompany               -             -               -                 -            -             -
                                   ------------  ------------  --------------     ------------  -----------  ------------

Total Capitalization                   158,723       166,823           1,243           326,789     (158,222)      168,567
                                   ------------  ------------  --------------     ------------  -----------  ------------
  Minority Interest in Foreign
   Subsidiaries                              -        33,281               -            33,281            -        33,281
                                   ------------  ------------  --------------     ------------  -----------  ------------

CURRENT AND ACCRUED LIABILITIES:
Notes Payable - Intercompany                 -             -               -                 -            -             -
Notes Payable to Banks                       -             -               -                 -            -             -
Current Portion of Long-Term Debt            -         7,397               -             7,397            -         7,397
Accounts Payable                             -        20,905              51            20,956         (178)       20,778
Accounts Payable - Intercompany             36             -               -                36            -            36
Other Accruals and Current
Liabilities                                  9           812             (15)              806            -           806
                                   ------------  ------------  --------------     ------------  -----------  ------------
                                            45        29,114              36            29,195         (178)       29,017
                                   ------------  ------------  --------------     ------------  -----------  ------------
DEFERRED CREDITS:
  Accumulated Deferred Income Taxes          -        22,595               -            22,595            -        22,595
  Liab. For Deriv. Financial Instruments     -             -               -                 -            -             -
  Other Deferred Credits                     -           615               -               615            -           615
                                   ------------  ------------  --------------     ------------  -----------  ------------
                                             -        23,210               -            23,210            -        23,210
                                   ------------  ------------  --------------     ------------  -----------  ------------

TOTAL CAPITALIZATION & LIABILITIES   $ 158,768     $ 252,428         $ 1,279         $ 412,475   $ (158,400)    $ 254,075
                                   ============  ============  ==============     ============  ===========  ============

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2003, incorporated herein by reference.

                                          HORIZON ENERGY DEVELOPMENT, B.V.
                                          CONSOLIDATING STATEMENT OF INCOME
                                    FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2003
                                               (THOUSANDS OF DOLLARS)

                                                                                                                Consolidated
                                                     UE        Horizon Energy      Total Before  Eliminations   Horizon B.V.
                                   Horizon B.V. (Consolidated) Development, s.r.o. Eliminations    (Dr) Cr    and Subsidiaries
                                   ------------  ------------  ------------------- ------------  -----------  ----------------

OPERATING REVENUE:                         $ -     $ 113,898         $ 1,130         $ 115,028     $ (1,130)    $ 113,898
                                   ------------  ------------  --------------      ------------  -----------  ------------

OPERATING EXPENSE:
Fuel Used in Heat and
 Electric Generation                         -        61,033               -            61,033            -        61,033
Operation and Maintenance                   88        24,339             949            25,376       (1,129)       24,247
Property, Franchise & Other Taxes            -         2,674             138             2,812            -         2,812
Depreciation, Depletion and
 Amortization                                -        13,907              10            13,917            -        13,917
                                   ------------  ------------  --------------      ------------  -----------  ------------
                                            88       101,953           1,097           103,138       (1,129)      102,009
                                   ------------  ------------  --------------      ------------  -----------  ------------
Operating Income (Loss)                    (88)       11,945              33            11,890           (1)       11,889
                                   ------------  ------------  --------------     ------------  -----------  ------------

OTHER INCOME (EXPENSE):
Unremitted Earnings of
 Subsidiaries                            6,892             -               -             6,892       (6,892)            -
Other Income                                 3         2,222              34             2,259            -         2,259
Interest on Long-Term Debt                   -        (1,385)              -            (1,385)           -        (1,385)
Interest - Intercompany                     (1)            -               -                (1)           -            (1)
Other Interest                              (1)       (1,094)              -            (1,095)           -        (1,095)
                                   ------------  ------------  --------------      ------------  -----------  ------------
                                         6,893          (257)             34             6,670       (6,892)         (222)
                                   ------------  ------------  --------------      ------------  -----------  ------------
Income (Loss) Before
 Income Taxes and
 and Minority Interest in
 Foreign Subsidiaries                    6,805        11,688              67            18,560       (6,893)       11,667
                                   ------------  ------------  --------------      ------------  -----------  ------------

Income Taxes                                 -         4,019              58             4,077            -         4,077
Minority Interest in
 Foreign Subsidiaries                        -          (785)              -              (785)           -          (785)
                                   ------------  ------------  --------------      ------------  -----------  ------------

Income (Loss) Before Cumulative Effect
 of Change in Accounting Principle       6,805         6,884               9            13,698       (6,893)        6,805

Cumulative Effect of Change in
 Accounting Principle                   (8,255)       (7,922)           (333)          (16,510)       8,255        (8,255)
                                   ------------  ------------  --------------      ------------  -----------  ------------

Net Income (Loss) Available
 for Common Stock                     $ (1,450)     $ (1,038)         $ (324)         $ (2,812)     $ 1,362      $ (1,450)
                                   ============  ============  ==============      ============  ===========  ============

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2003, incorporated herein by reference.

                                          HORIZON ENERGY DEVELOPMENT, B.V.
                           CONSOLIDATING STATEMENT OF EARNINGS REINVESTED IN THE BUSINESS
                                    FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2003
                                               (THOUSANDS OF DOLLARS)

                                                                                                                Consolidated
EARNINGS REINVESTED                                  UE         Horizon Energy      Total Before  Eliminations   Horizon B.V.
IN THE BUSINESS                    Horizon B.V.  (Consolidated) Development, s.r.o. Eliminations     (Dr) Cr   and Subsidiaries
                                   ------------  -------------  ------------------- ------------  -----------  ----------------

Balance at Beginning of Year          $ 26,699      $ 25,664           $ 898          $ 53,261    $ (26,562)     $ 26,699

Net Income (Loss) Available
for Common Stock                        (1,450)       (1,038)           (324)           (2,812)       1,362        (1,450)
                                   ------------  ------------  --------------      ------------  -----------  ------------

Balance at End of Year                $ 25,249      $ 24,626           $ 574          $ 50,449    $ (25,200)     $ 25,249
                                   ============  ============  ==============      ============  ===========  ============

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2003, incorporated herein by reference.

                                          HORIZON ENERGY DEVELOPMENT, B.V.
                                   CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME
                                    FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2003
                                               (THOUSANDS OF DOLLARS)

                                                                                                                 Consolidated
                                                     UE         Horizon Energy      Total Before  Eliminations   Horizon B.V.
                                   Horizon B.V.  (Consolidated) Development, s.r.o. Eliminations   (Dr) Cr     and Subsidiaries
                                   ------------  -------------- ------------------- ------------  ------------ ----------------

Net Income (Loss) Available for
 Common Stock                         $ (1,450)     $ (1,038)         $ (324)         $ (2,812)     $ 1,362       $ (1,450)
                                   ------------  ------------  --------------      ------------  -----------   ------------

Other Comprehensive Income (Loss):
 Foreign Currency Translation
 Adjustment                             17,651        17,443             210            35,304      (17,653)        17,651
                                   ------------  ------------  --------------     ------------  -----------   ------------

Other Comprehensive Income (Loss)       17,651        17,443             210            35,304      (17,653)        17,651
                                   ------------  ------------  --------------      ------------  -----------   ------------

Comprehensive Income (Loss)           $ 16,201      $ 16,405          $ (114)         $ 32,492    $ (16,291)      $ 16,201
                                   ============  ============  ==============      ============  ===========   ============

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2003, incorporated herein by reference.

                                          HORIZON ENERGY DEVELOPMENT, B.V.
                                       CONSOLIDATING STATEMENT OF CASH FLOWS
                                    FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2003
                                               (THOUSANDS OF DOLLARS)

                                                                                                                 Consolidated
                                                     UE           Horizon Energy    Total Before                 Horizon B.V.
                                   Horizon B.V.  (Consolidated) Development, s.r.o. Eliminations  Eliminations  and Subsidiaries
                                   ------------  -------------- ------------------- ------------  ------------  ----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)                     $ (1,450)     $ (1,038)       $ (324)            $ (2,812)      $ 1,362      $ (1,450)
Adjustments to Reconcile Net Income
  to Net Cash Provided by Operating
  Activities:
 Unremitted Earnings of Subsidiaries     1,362             -             -                1,362        (1,362)            -
 Depreciation, Depletion &
  Amortization                               -        13,907            10               13,917             -        13,917
 Deferred Income Taxes                       -         4,118            (3)               4,115             -         4,115
 Minority Interest in Foreign
  Subsidiaries                               -           785             -                  785             -           785
 Cumulative Effect of Change in Accounting   -         7,921           334                8,255             -         8,255
 Other                                       -             -             -                    -             -             -

Change in:
 Accounts Receivable - Intercompany          -             -           (44)                 (44)           44             -
 Receivables and Unbilled Utility
  Revenue                                    -         1,070             6                1,076             -         1,076
 Material and Supplies                       -            (8)            -                   (8)            -            (8)
 Prepayments                                 -           (27)           (1)                 (28)            -           (28)
 Accounts Payable                            -            36            (4)                  32           (26)            6
 Accounts Payable - Intercompany          (774)            -             -                 (774)            -          (774)
 Other Accruals and Current
  Liabilities                                -           915             2                  917             -           917
 Other Assets                                -            (8)            -                   (8)            -            (8)
 Other Liabilities                           -           119             -                  119             -           119
                                   ------------  ------------  ------------         ------------  ------------  ------------

Net Cash Provided by (Used in)
 Operations                               (862)       27,790           (24)              26,904            18        26,922
                                   ------------  ------------  ------------         ------------  ------------  ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Expenditures                         -        (2,471)          (18)              (2,489)            -        (2,489)
Change in Notes
 Receivable - Intercompany                  18             -             -                   18           (18)            -
Investment in Associated Companies           -             -             -                    -             -             -
Other                                    1,538         1,279            31                2,848        (1,538)        1,310
                                   ------------  ------------  ------------         ------------  ------------  ------------
Net Cash Provided by (Used In)
 Investing  Activities                   1,556        (1,192)           13                  377        (1,556)       (1,179)
                                   ------------  ------------  ------------         ------------  ------------  ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Change in Notes Payable to Banks             -        (2,255)            -               (2,255)            -        (2,255)
Change in Notes Payable - Intercompany    (170)            -             -                 (170)            -          (170)
Return of Capital                            -             -        (1,538)              (1,538)        1,538             -
Net Proceeds from Issuance of
 Long-Term Debt                              -             -             -                    -             -             -
Reduction of Long-Term Debt                  -       (18,165)            -              (18,165)            -       (18,165)
                                   ------------  ------------  ------------         ------------  ------------  ------------

Net Cash Provided by (Used in)
 Financing Activities                     (170)      (20,420)       (1,538)             (22,128)        1,538       (20,590)
                                   ------------  ------------  ------------         ------------  ------------  ------------

Effect of Exchange Rates on Cash             -         3,054           225                3,279             -         3,279
                                   ------------  ------------  ------------         ------------  ------------  ------------

Net Increase (Decrease) in Cash
 and Temporary Cash Investments            524         9,232        (1,324)               8,432             -         8,432

Cash and Temporary Cash Investments
 of Beginning of Period                     62         7,560         2,138                9,760             -         9,760
                                   ------------  ------------  ------------         ------------  ------------  ------------

Cash and Temporary Cash
 Investments at End of Year              $ 586      $ 16,792         $ 814             $ 18,192           $ -      $ 18,192
                                   ============  ============  ============         ============  ============  ============

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2003, incorporated herein by reference.

                                              UNITED ENERGY, a.s.
                                          CONSOLIDATING BALANCE SHEET
                                             AT SEPTEMBER 30, 2003
                                             (THOUSANDS OF DOLLARS)

                                                                                                      Consolidated
                                                 Teplarna                  Total Before                 UE and
                                      UE          Liberec        ENOP      Eliminations Eliminations  Subsidiaries
                                  -----------   ------------  -----------  -----------  ------------  -----------

ASSETS

PROPERTY, PLANT & EQUIPMENT        $ 349,622       $ 22,895         $ 43    $ 372,560           $ -    $ 372,560
  Less:  Accumulated DD&A            144,675          8,696           21      153,392             -      153,392
                                  -----------   ------------  -----------  -----------  ------------  -----------
                                     204,947         14,199           22      219,168             -      219,168
                                  -----------   ------------  -----------  -----------  ------------  -----------
CURRENT ASSETS:
  Cash and Temporary Cash Investments 14,197          2,224          371       16,792             -       16,792
  Notes Receivable - Intercompany          -              -            -            -             -            -
  Allow. for Uncollectible Accounts   (1,295)          (768)          (5)      (2,068)            -       (2,068)
  Accounts Receivable - Intercompany       -              -            -            -             -            -
  Accounts Receivable                  4,657          2,431            5        7,093             -        7,093
  Unbilled Uility Revenue              6,947            342            -        7,289             -        7,289
  Materials and Supplies               3,586            173            -        3,759             -        3,759
  Prepayments                             71             13            -           84             -           84
                                  -----------   ------------  -----------  -----------  ------------  -----------
                                      28,163          4,415          371       32,949             -       32,949
                                  -----------   ------------  -----------  -----------  ------------  -----------
OTHER ASSETS:
  Investment in Assoc. Companies      12,054              -            -       12,054       (12,054)           -
  Goodwill                                 -              -            -            -             -            -
  Other Assets                           279             32            -          311             -          311
  Notes Receivable - Intercompany          -              -            -            -             -            -
  Deferred Charges                         -              -            -            -             -            -
                                  -----------   ------------  -----------  -----------  ------------  -----------
                                      12,333             32            -       12,365       (12,054)         311
                                  -----------   ------------  -----------  -----------  ------------  -----------
TOTAL ASSETS                       $ 245,443       $ 18,646        $ 393    $ 264,482     $ (12,054)   $ 252,428
                                  ===========   ============  ===========  ===========  ============  ===========

CAPITALIZATION & LIABILITIES

CAPITALIZATION:
  Common Stock                      $ 59,770       $ 17,004          $ 3     $ 76,777     $ (17,007)    $ 59,770
  Paid - in - Capital                 50,822         (5,723)         883       45,982         4,840       50,822
  Earnings Reinvested in the Business 24,626             22         (401)      24,247           379       24,626
  Accumulated Other Comp. Income      21,761            238           28       22,027          (266)      21,761
                                  -----------   ------------  -----------  -----------  ------------  -----------
Total Common Stock Equity            156,979         11,541          513      169,033       (12,054)     156,979
                                  -----------   ------------  -----------  -----------  ------------  -----------
  Long-Term Debt, Net of Current
   Portion                             9,844              -            -        9,844             -        9,844
  Notes Payable - Intercompany             -              -            -            -             -            -
                                  -----------   ------------  -----------  -----------  ------------  -----------

Total Capitalization                 166,823         11,541          513      178,877       (12,054)     166,823
                                  -----------   ------------  -----------  -----------  ------------  -----------
  Minority Interest in Foreign
   Subsidiaries                       28,324          4,957            -       33,281             -       33,281
                                  -----------   ------------  -----------  -----------  ------------  -----------

CURRENT AND ACCRUED LIABILITIES:
  Notes Payable - Intercompany             -              -            -            -             -            -
  Notes Payable to Banks                   -              -            -            -             -            -
  Current Portion of Long-Term Debt    7,397              -            -        7,397             -        7,397
  Accounts Payable                    19,631          1,267           (1)      20,897             8       20,905
  Accounts Payable - Intercompany          8              -            -            8            (8)           -
  Other Accruals and Current
   Liabilities                           946           (158)          24          812             -          812
                                  -----------   ------------  -----------  -----------  ------------  -----------
                                      27,982          1,109           23       29,114             -       29,114
                                  -----------   ------------  -----------  -----------  ------------  -----------
DEFERRED CREDITS:
  Accumulated Deferred Income Taxes   21,699          1,039         (143)      22,595             -       22,595
  Other Deferred Credits                 615              -            -          615             -          615
                                  -----------   ------------  -----------  -----------  ------------  -----------
                                      22,314          1,039         (143)      23,210             -       23,210
                                  -----------   ------------  -----------  -----------  ------------  -----------

TOTAL CAPITALIZATION & LIABILITIES $ 245,443       $ 18,646        $ 393    $ 264,482     $ (12,054)   $ 252,428
                                  ===========   ============  ===========  ===========  ============  ===========

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2003, incorporated herein by reference.

                                              UNITED ENERGY, a.s.
                                       CONSOLIDATING STATEMENT OF INCOME
                                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2003
                                             (THOUSANDS OF DOLLARS)

                                                                                                      Consolidated
                                                 Teplarna                  Total Before Eliminations    UE and
                                      UE          Liberec        ENOP      Eliminations   (Dr) Cr     Subsidiaries
                                  -----------   ------------  -----------  -----------  ------------  -----------

OPERATING REVENUE:                  $ 95,455       $ 21,207          $ 4    $ 116,666      $ (2,768)   $ 113,898
                                  -----------   ------------  -----------  -----------  ------------  -----------

OPERATING EXPENSE:
Fuel Used in Heat and
 Electric Generation                  46,721         14,312            -       61,033             -       61,033
Operation and Maintenance             20,093          7,006            8       27,107        (2,768)      24,339
Property, Franchise & Other Taxes      2,311            363            -        2,674             -        2,674
Depreciation, Depletion and
 Amortization                         12,698          1,205            4       13,907             -       13,907
                                  -----------   ------------  -----------  -----------  ------------  -----------
                                      81,823         22,886           12      104,721        (2,768)     101,953
                                  -----------   ------------  -----------  -----------  ------------  -----------
Operating Income (Loss)               13,632         (1,679)          (8)      11,945             -       11,945
                                  -----------   ------------  -----------  -----------  ------------  -----------

OTHER INCOME (EXPENSE):
Unremitted Earnings of
 Subsidiaries                           (969)             -            -         (969)          969            -
Other Income                           2,124             93            5        2,222             -        2,222
Interest on Long-Term Debt            (1,385)             -            -       (1,385)            -       (1,385)
Interest-Intercompany                      -              -            -            -             -            -
Other Interest                        (1,094)             -            -       (1,094)            -       (1,094)
                                  -----------   ------------  -----------  -----------  ------------  -----------
                                      (1,324)            93            5       (1,226)          969         (257)
                                  -----------   ------------  -----------  -----------  ------------  -----------

Income (Loss) Before
 Income Taxes and
 and Minority Interest in
 Foreign Subsidiaries                 12,308         (1,586)          (3)      10,719           969       11,688
                                  -----------   ------------  -----------  -----------  ------------  -----------

Income Taxes                           4,224           (205)           -        4,019             -        4,019
Minority Interest in
 Foreign Subsidiaries                 (1,199)           414            -         (785)            -         (785)
                                  -----------   ------------  -----------  -----------  ------------  -----------

Income (Loss) Before Cumulative Effect
 of Change in Accounting Principle     6,885           (967)          (3)       5,915           969        6,884

Cumulative Effect of Change
 in Accounting Principle              (7,923)           935          (93)      (7,081)         (841)      (7,922)
                                  -----------   ------------  -----------  -----------  ------------  -----------

Net Income (Loss) Available
 for Common Stock                   $ (1,038)         $ (32)       $ (96)    $ (1,166)        $ 128     $ (1,038)
                                  ===========   ============  ===========  ===========  ============  ===========

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2003, incorporated herein by reference.

                                              UNITED ENERGY, a.s.
                         CONSOLIDATING STATEMENT OF EARNINGS REINVESTED IN THE BUSINESS
                                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2003
                                             (THOUSANDS OF DOLLARS)

                                                                                                      Consolidated
EARNINGS REINVESTED                              Teplarna                  Total Before Eliminations    UE and
IN THE BUSINESS                       UE          Liberec        ENOP      Eliminations   (Dr) Cr     Subsidiaries
                                  -----------   ------------  -----------  -----------  ------------  -----------

Balance at Beginning of Year        $ 25,664           $ 54       $ (305)    $ 25,413         $ 251     $ 25,664

Net Income (Loss) Available
 for Common Stock                     (1,038)           (32)         (96)      (1,166)          128       (1,038)
                                  -----------   ------------  -----------  -----------  ------------  -----------

Balance at End of Year              $ 24,626           $ 22       $ (401)    $ 24,247         $ 379     $ 24,626
                                  ===========   ============  ===========  ===========  ============  ===========

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2003, incorporated herein by reference.

                                              UNITED ENERGY, a.s.
                                CONSOLIDATING STATEMENT OF COMPREHENSIVE INCOME
                                  FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2003
                                             (THOUSANDS OF DOLLARS)

                                                                                                      Consolidated
                                                 Teplarna                  Total Before Eliminations    UE and
                                      UE          Liberec        ENOP      Eliminations   (Dr) Cr     Subsidiaries
                                  -----------   ------------  -----------  -----------  ------------  -----------

Net Income (Loss) Available for
 Common Stock                       $ (1,038)         $ (32)       $ (96)    $ (1,166)        $ 128     $ (1,038)
                                  -----------   ------------  -----------  -----------  ------------  -----------

Other Comprehensive Income (Loss) :
 Foreign Currency Translation
  Adjustment                          17,443          1,397           59       18,899        (1,456)      17,443
                                  -----------   ------------  -----------  -----------  ------------  -----------

Other Comprehensive Income (Loss)     17,443          1,397           59       18,899        (1,456)      17,443
                                  -----------   ------------  -----------  -----------  ------------  -----------

Comprehensive Income (Loss)         $ 16,405        $ 1,365        $ (37)    $ 17,733      $ (1,328)    $ 16,405
                                  ===========   ============  ===========  ===========  ============  ===========

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2003, incorporated herein by reference.

                                                 UNITED ENERGY, a.s.
                                        CONSOLIDATING STATEMENT OF CASH FLOWS
                                    FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2003
                                               (THOUSANDS OF DOLLARS)

                                                                              Total Before                Consolidated
                                                   Teplarna                   Eliminations                  UE and
                                        UE          Liberec        ENOP       & Adjustments Eliminations  Subsidiaries
                                    -----------   ------------  ------------  ------------  ------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)                     $ (1,038)         $ (32)        $ (96)     $ (1,166)        $ 128      $ (1,038)
Adjustments to Reconcile Net Income
  to Net Cash Provided by Operating
  Activities:
 Unremitted Earnings of Subsidiaries       969              -             -           969          (969)            -
 Depreciation, Depletion &
  Amortization                          12,698          1,205             4        13,907             -        13,907
 Deferred Income Taxes                   4,289           (170)           (1)        4,118             -         4,118
 Minority Interest in Foreign
  Subsidiaries                           1,199           (414)            -           785             -           785
 Cumulative Effect of Change in
  Accounting Principle                   7,922           (935)           93         7,080           841         7,921
 Other                                       -              -             -             -             -             -

Change in:
 Accounts Receivable - Intercompany          -              -             -             -             -             -
 Receivables and Unbilled Utility
  Revenue                                1,210           (144)            4         1,070             -         1,070
 Material and Supplies                      26            (34)            -            (8)            -            (8)
 Prepayments                               (27)             -             -           (27)            -           (27)
 Accounts Payable                          180            (68)          (72)           40            (4)           36
 Accounts Payable - Intercompany            (4)             -             -            (4)            4             -
 Other Accruals and Current
  Liabilities                               26            890            (1)          915             -           915
 Other Assets                               57            (65)            -            (8)            -            (8)
 Other Liabilities                         119              -             -           119             -           119
                                    -----------   ------------  ------------  ------------  ------------  ------------
Net Cash Provided by (Used in)
Operations                              27,626            233           (69)       27,790             -        27,790
                                    -----------   ------------  ------------  ------------  ------------  ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Expenditures                    (1,321)        (1,150)            -        (2,471)            -        (2,471)
Change in Notes
 Receivable - Intercompany                   -              -             -             -             -             -
Other                                    1,241             38             -         1,279             -         1,279
                                    -----------   ------------  ------------  ------------  ------------  ------------
Net Cash Provided by (Used In)
 Investing  Activities                     (80)        (1,112)            -        (1,192)            -        (1,192)
                                    -----------   ------------  ------------  ------------  ------------  ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Change in Notes Payable to Banks        (2,255)             -             -        (2,255)            -        (2,255)
Change in Notes Payable - Intercompany       -              -             -             -             -             -
Net Proceeds from Issuance of
 Long-Term Debt                              -              -             -             -             -             -
Reduction of Long-Term Debt            (18,165)             -             -       (18,165)            -       (18,165)
                                    -----------   ------------  ------------  ------------  ------------  ------------

Net Cash Provided by (Used in)
 Financing Activities                  (20,420)             -             -       (20,420)            -       (20,420)
                                    -----------   ------------  ------------  ------------  ------------  ------------

Effect of Exchange Rates on Cash         2,552            458            44         3,054             -         3,054
                                    -----------   ------------  ------------  ------------  ------------  ------------

Net Increase (Decrease) in Cash
 and Temporary Cash Investments          9,678           (421)          (25)        9,232             -         9,232

Cash and Temporary Cash Investments
 of Beginning of Period                  4,519          2,645           396         7,560             -         7,560
                                    -----------   ------------  ------------  ------------  ------------  ------------

Cash and Temporary Cash
 Investments at End of Year           $ 14,197        $ 2,224         $ 371      $ 16,792           $ -      $ 16,792
                                    ===========   ============  ============  ============  ============  ============

See Notes to Consolidated  Financial  Statements  included in Item 8 of National
Fuel Gas  Company's  Form 10-K for the fiscal  year ended  September  30,  2003, incorporated herein by reference.
EXHIBITS
   A.    *(1)   Annual Report on Form 10-K for fiscal year ended September 30, 2003 filed December 29, 2003 (File No. 1-3880).

          (2)   National Fuel Gas Company 2003 Annual Report to Shareholders (paper copy submitted under cover of Form SE).

         *(3)   National Fuel Gas Company Proxy Statement, dated and filed January 20, 2004 (File No. 1-03880).

   B.    Articles of Incorporation, By-Laws and Partnership Agreements.

         (1)      National Fuel Gas Company

                    *i    Restated Certificate of Incorporation of National Fuel Gas Company, dated September 21, 1998 (Exhibit 3.1,
                          Form 10-K for fiscal year ended September 30, 1998 in File No. 1-3880).

                   *ii    National Fuel Gas Company By-Laws as amended on December 12, 2002, (Exhibit 3 (ii) designated as Exhibit ex99-1 for EDGAR purposes, Form 10-Q for quarterly period ended December 31, 2002 in File No. 1-3880).

         (2)      National Fuel Gas Distribution Corporation

                    *i    By-Laws, as amended March 11, 1998.  (Exhibit (2)i, designated as Exhibit ex99-1 for EDGAR purposes, Form
                          U5S for fiscal year ended September 30, 1999.)

                   *ii    Restated Certificate of Incorporation of National Fuel Gas Distribution Corporation, dated May 9, 1988
                          (Exhibit B-1 in File No. 70-7478).

         (3)      National Fuel Gas Supply Corporation

                    *i    By-Laws, as amended (Exhibit (3)i, Form U5S for fiscal year ended September 30, 1989).

                   *ii    Articles of Incorporation of United Natural Gas Company, dated February 1, 1886 (Exhibit (3)ii, Form U5S for fiscal year ended September 30, 1984).

                  *iii    Certificate of Merger and Consolidation dated January 2, 1951 (Exhibit (3)iii, Form U5S for fiscal year ended September 30, 1984).

                   *iv    Joint Agreement and Plan of Merger, dated June 18, 1974 (Exhibit (3)iv, Form U5S for fiscal year ended
                          September 30, 1987).

                    *v    Certificate of Merger and Plan of Merger of Penn-York Energy Corporation and National Fuel Gas Supply
                          Corporation dated April 1, 1994 (Exhibit (3)v, designated as Exhibit ex99-3 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1994).

*  Incorporated herein by reference as indicated.

EXHIBITS (Continued)

         (4)      Leidy Hub, Inc. (formerly Enerop Corporation)

                    *i    By-Laws (Exhibit A-15, File No. 70-7478).

                   *ii    Restated Certificate of Incorporation of Enerop Corporation dated October 15, 1993.  (Exhibit (4)ii, designated as Exhibit ex99-2 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1999).

                  *iii    Action by Board of Directors to amend the By-Laws dated October 10, 1993 (Exhibit (4)iii, designated as
                          Exhibit ex-3 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1993).

         (5)      Seneca Resources Corporation

                    *i    By-Laws, as amended (Exhibit (5)i, Form U5S for fiscal year ended September 30, 1989).

                   *ii    Articles of Incorporation of Mars Natural Gas Company dated March 29, 1913 (Exhibit (5)ii, Form U5S for fiscal year ended September 30, 1984).

                  *iii    Secretary's Certificate dated January 4, 1918 (Exhibit (5)iii, Form U5S for fiscal year ended September 30,
                          1984).

                   *iv    Articles of Amendment, dated March 30, 1955 (Exhibit (5)iv, Form U5S for fiscal year ended September 30,
                          1984).

                    *v    Certificate of Amendment changing name of the Mars Company to Seneca Resources Corporation, January 29, 1976
                          (Exhibit (5)v, Form U5S for fiscal year ended September 30, 1984).

                   *vi    Certificate of Merger and Plan of Merger of Seneca Resources Corporation and Empire Exploration, Inc. dated
                          April 29, 1994 (Exhibit (5)vi, designated as Exhibit EX-99-2 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1994).

                  *vii    Articles of Merger and Plan of Merger of HarCor Energy, Inc. with and into Seneca Resources Corporation, filed
                          August 31, 1999.  (Exhibit (5)vii, designated as Exhibit ex99-3 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1999.)

                 *viii    Certificate of Ownership and Merger merging HarCor Energy, Inc. into Seneca Resources Corporation filed August 31,
                          1999.  (Exhibit (5)viii, designated as Exhibit ex99-4 for EDGAR purposes, Form U5S for fiscal year ended
                          September 30, 1999.)

                    ix    Amended and Restated Articles of Incorporation of Seneca Resources Corporation, as filed September 15,
                          2003.  Designated as ex99-49 for EDGAR purposes.

*  Incorporated herein by reference as indicated.

EXHIBITS (Continued)

         (6)      Empire Exploration Company

                    *i    Certificate of Limited Partnership, dated November 28, 1983.  (Designated as Exhibit ex99-1 for EDGAR
                          purposes, Form U5S for fiscal year ended September 30, 2001).

                   *ii    Limited Partnership Agreement, dated November 28, 1983, between Empire  Exploration, Inc. (now Seneca
                          Resources Corporation) as general partner and Herman P. Loonsk as limited partner (Exhibit (8), Form U5S for fiscal year ended September 30, 1984).

         (7)      Empire 1983 Drilling Program

                    *i    Certificate of Limited Partnership, dated November 28, 1983.  (Designated as Exhibit ex99-2 for EDGAR
                          purposes, Form U5S for fiscal year ended September 30, 2001).

                   *ii    Amendment of Certificate of Limited Partnership, dated December 21, 1983.  (Designated as Exhibit ex99-3 for
                          EDGAR purposes, Form U5S for fiscal year ended September 30, 2001).

                  *iii    Limited Partnership Agreement, dated November 28, 1983, among Empire Exploration, Inc. (now Seneca Resources
                          Corporation) as general partner and those parties collectively called limited partners (Exhibit (9), Form
                          U5S for fiscal year ended September 30, 1984).

         (8)      Empire 1983 Joint Venture

                    *i    Business Certificate for Partners, dated December 6, 1983.  (Designated as Exhibit ex99-4 for EDGAR
                          purposes, Form U5S for fiscal year ended September 30, 2001).

                   *ii    Joint Venture Agreement, dated December 6, 1983, between Empire Exploration, Inc. (now Seneca Resources
                          Corporation) and Empire 1983 Drilling Program (Exhibit (10), Form U5S for fiscal year ended September 30,
                          1984).

         (9)      Highland Forest Resources, Inc. (formerly Highland Land & Minerals, Inc.)

                    *i    Certificate of Incorporation, dated August 19, 1982 (Exhibit (11)i, Form U5S for fiscal year ended September
                          30, 1985).

                   *ii    By-Laws (Exhibit (11) ii, Form U5S for fiscal year ended September 30, 1987).

                  *iii    Articles of Merger and Plan of Merger of Utility Constructors, Inc. into Highland Land & Minerals, Inc. filed
                          October 1, 1999.  (Exhibit (9)iii, designated as Exhibit ex99-5 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1999.)

*  Incorporated herein by reference as indicated.

EXHIBITS (Continued)

                   *iv    Articles of Amendment of the Articles of the Corporation, dated June 8, 2000.  (Exhibit (9)iv, designated as Exhibit ex99-2 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2000.)

                     v    Certificate of Incorporation of Highland Pipeline & Resources Corp., dated January 20, 2003, designated as
                          Exhibit ex99-4 for EDGAR purposes.

                    vi    Certificate of Merger of Highland Forest Resources, Inc. with and into Highland Pipeline & Resources Corp.
                          dated February 3, 2003, designated as Exhibit ex99-5 for EDGAR purposes.

                   vii    By-Laws of Highland Forest Resources, Inc. (f/k/a Highland Pipeline & Resources Corp.) designated as Exhibit ex99-6 for EDGAR purposes.

         (10)     Data-Track Account Services, Inc.

                    *i    Restated Articles of Incorporation, dated March 2, 1984 (Exhibit A-1, File No. 70-7512).

                   *ii    By-Laws (Exhibit A-2, File No. 70-7512).

                   iii    By-Laws as amended March 28, 2003.  Designated as Exhibit ex99-7 for EDGAR purposes.

      (11)        National Fuel Resources, Inc.

                    *i    Articles of Incorporation, dated January 9, 1991 (Exhibit (14)i, designated as Exhibit EX-3(a) for EDGAR purposes, Form U5S for fiscal year ended September 30, 1992).

                   *ii    By-Laws (Exhibit (14)ii, designated as Exhibit EX-3(b) for EDGAR purposes, Form U5S for fiscal year ended
                          September 30, 1992).

                   iii    By-Laws as amended March 28, 2003.  Designated as Exhibit ex99-8 for EDGAR purposes.

      (12)        Horizon Power, Inc. (formerly NFR Power, Inc.)

                    *i    Certificate of Incorporation, dated December 13, 1995.  (Exhibit (13)i, designated as Exhibit EX-3-1 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1999.)

                   *ii    By-Laws.  (Exhibit (13)ii, designated as Exhibit EX-3-2 for EDGAR purposes, Form U5S for fiscal year ended September
                          30, 1999.)

                  *iii    Certificate of Amendment of the Certificate of Incorporation of NFR Power, Inc., dated June 20, 2001.
                          (Designated as Exhibit ex99-5 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2001).

*  Incorporated herein by reference as indicated.

EXHIBITS (Continued)

                    iv    By-Laws as amended March 28, 2003.  Designated as Exhibit ex99-9 for EDGAR purposes.

      (13)        Seneca Energy II, LLC

                    *i    Articles of Organization, dated February 23, 2000.  (Designated as Exhibit ex99-6 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2001).

                   *ii    Amended and Restated Operating Agreement, dated March 1, 2000 (Confidential Treatment Requested)

      (14)        Model City Energy, LLC

                    *i    Articles of Organization, dated February 11, 2000.  (Designated as Exhibit ex99-7 for EDGAR purposes, Form
                          U5S for fiscal year ended September 30, 2001).

                   *ii    Operating Agreement, dated March 1, 2000 (Confidential Treatment Requested)

      (15)        Energy Systems North East, LLC

                    *i    Certificate of Formation, dated September 26, 2000.  (Designated as Exhibit ex99-8 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2001).

                   *ii    Limited Liability Company Agreement, dated September 26, 2000 (Confidential Treatment Requested).

        (16)      Horizon Energy Development, Inc.

                    *i    Certificate of Incorporation (Exhibit (13)i, designated as Exhibit EX-3(a) for EDGAR purposes, Form U5S for fiscal year ended September 30, 1995).

                   *ii    By-Laws (Exhibit (13)ii, designated as Exhibit EX-3(b) for EDGAR purposes, Form U5S for fiscal year ended
                          September 30, 1995).

        (17)      Horizon Energy Holdings, Inc.

                    *i    Certificate of Incorporation, dated April 1, 1998.  (Exhibit (14)i designated as Exhibit EX99-1 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1998).

                   *ii    By-Laws.  (Exhibit (14)ii, designated as Exhibit EX99-2 for EDGAR purposes, Form U5S for fiscal year ended
                          September 30, 1998).

         (18)     Horizon Energy Development B.V. (formerly Beheeren-Beleggingmaatschappij Bruwabel B.V.)

                    *i    Articles of Incorporation (Exhibit (14), designated as Exhibit ex99-2 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1996).

*  Incorporated herein by reference as indicated.

EXHIBITS (Continued)

                   *ii    Notarial Record, dated December 4, 2001 (Exhibit (18)ii,   designated as Exhibit ex99-9 for EDGAR purposes,
                          Form U5S for fiscal year ended September 30, 2001).

         (19)     Horizon Energy Development, s.r.o. (formerly Power International, s.r.o.)

                    *i    Founding Notarial Deed, dated May 8, 1991 (Exhibit (15)i, designated as Exhibit ex99-9 for EDGAR purposes,
                          Form U5S/A for fiscal year ended September 30, 1996).

                   *ii    Notarial Deed, dated December 2, 1993 (Exhibit (15)ii, designated as Exhibit ex99-10 for EDGAR purposes,
                          Form U5S/A for fiscal year ended September 30, 1996).

                  *iii    Notarial Deed, dated June 28, 1996 (Exhibit (15)iii, designated as Exhibit ex99-11 for EDGAR purposes, Form
                          U5S/A for fiscal year ended September 30, 1996).

                   *iv    Notarial Deed, dated November 27, 1996 (Exhibit (15)iv, designated as Exhibit ex99-12 for EDGAR purposes, Form U5S/A for fiscal year ended September 30, 1996).

                    *v    Notarial Deed, dated April 24, 2002 that adopted new Founder's Deed, dated April 24, 2002. (Exhibit 19 (v)
                          designated as Exhibit ex99-2 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2002).

         (20)     Teplarna Liberec, a.s.

                    *i    Founding Contract, dated November 11, 1994 (Exhibit (21)i, designated as Exhibit ex99-12 for EDGAR purposes,
                          Form U5S/A for fiscal year ended September 30, 1997).

                   *ii    Notarial Record, dated November 11, 1994 (Exhibit (21)ii, designated as Exhibit ex99-13 for EDGAR purposes,
                          Form U5S/A for fiscal year ended September 30, 1997).

                  *iii    Articles of Association, dated June 21, 2001 (Exhibit (22)iii, designated as Exhibit ex99-11 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2001).

         (21)     Teplo Branany, s.r.o.

                    *i    Partnership Agreement, dated November 18, 1997.  (Exhibit (28)i, designated as Exhibit 99-4 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1998).

         (22)     Lounske tepelne hospodarstvi, s.r.o.

                    *i    Notarial Records, dated November 12, 1998, January 6, 1999 and December 2, 1999.  Designated as Exhibit
                          ex99-6 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1999.

*  Incorporated herein by reference as indicated.

EXHIBITS (Continued)

                   *ii    Founders Deed, dated November 15, 1994, as amended on December 13, 2001. (Exhibit 22 (ii), designated as Exhibit ex99-3 for EDGAR purposes, Form U5S for the fiscal year ended September 30, 2002).

         (23)     ENOP, s.r.o.

                    *i    Founders Deed, dated December 19, 1995, as amended on December 13, 2001. (Exhibit 23 (i), designated as
                          Exhibit ex99-4 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2002).

         (24)     United Energy, a.s.

                    *i    Notarial Record from Prvni severozapadni teplarenska, a.s., dated September 28, 1998.  (Exhibit (28) i, designated as Exhibit ex99-3 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2000.)

                   *ii    Notarial Record from Severoceske Teplarny, a.s. dated September 28, 1998.  (Exhibit (28) ii, designated as
                          Exhibit ex99-4 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2000.)

                  *iii    Court Resolution, dated December 9, 1999.  (Exhibit (28) iii, designated as Exhibit ex99-5 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2000.)

                   *iv    Court Resolution, dated July 13, 2000.  (Exhibit (28) iv, designated as Exhibit ex99-6 for EDGAR purposes,
                          Form U5S for fiscal year ended September 30, 2000.)

                    *v    Articles of Association, dated April 28, 1992, as amended on June 28, 2001 as amended on June 27, 2002.
                          (Exhibit 24 (v), designated as Exhibit ex99-5 for EDGAR purposes, Form U5S for fiscal year ended September
                          30, 2002).

         (25)     Upstate Energy Inc. (formerly Niagara Energy Trading Inc.)

                    *i    Restated Certificate of Incorporation of Niagara Energy Trading Inc., dated May 19, 1998.  (Exhibit (32)i, designated as Exhibit ex99-9 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1998).

                   *ii    By-Laws as amended August 24, 1999.  (Exhibit (32)ii, designated as Exhibit ex99-7 for EDGAR purposes, Form
                          U5S for fiscal year ended September 30, 1999.)

                   iii    By-Laws as amended March 28, 2003.  Designated as Exhibit ex99-10 for EDGAR purposes.

         * Incorporated herein by reference as indicated.

EXHIBITS (Continued)

         (26)     Roystone Gas Processing Plant Partnership

                    *i    Facility Construction, Ownership and Operating Agreement, dated November 1, 1994.  (Exhibit (33)i, designated as
                          Exhibit ex99-8 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1999.)

                   *ii    Ratification and Joinder Agreement, dated September 1, 2002, (Exhibit 26 (ii), designated as Exhibit ex99-6 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2002).

         (27)     Niagara Independence Marketing Company

                    *i    Certificate of Incorporation, dated September 17, 1997 (Exhibit (27)i, designated as Exhibit ex99-3 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1997).

                   *ii    By-Laws as amended January 2, 2002. (Exhibit 27 (ii), designated as Exhibit ex99-7 for EDGAR purposes, Form
                          U5S for fiscal year ended September 30, 2002).

                  *iii    Marketing Partnership Agreement among Coastal Gas Marketing DirectLink Corp., MGS Marketing Corp., Niagara
                          Independence Marketing Company and Williams Independence Marketing Company  (Exhibit (27)iii, designated as
                          Exhibit ex99-5 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1997).

         (28)     Seneca Independence Pipeline Company

                    *i    Certificate of Incorporation of Empire Oklahoma, Inc., dated April 16, 1996  (Exhibit (28)i, designated as
                          Exhibit ex99-6 for EDGAR purposes, Form U5S for fiscal year ended September 30, 1997).

                   *ii    Certificate of Amendment of Certificate of Incorporation of Empire Oklahoma, Inc., dated July 24, 1997
                          (Exhibit (28)ii, designated as Exhibit ex99-7 for EDGAR purposes, Form U5S for fiscal year ended September
                          30, 1997).

                  *iii    By-Laws amended September 20, 1999.  (Exhibit (35)iii, designated as Exhibit ex99-10 for EDGAR purposes,
                          Form U5S for fiscal year ended September 30, 1999.)

         (29)     Seneca Energy Canada Inc.

                     i    Certificate of Amendment and Articles of Amendment changing name of corporation from Player Resources LTD to
                          Seneca Energy Canada Inc., dated September 1, 2002.  Designated as Exhibit ex99-11 for EDGAR purposes.

                   *ii    Certificate of Amendment and Registration of Restated Articles dated 8/2/02. (Exhibit 30 (i), designated as
                          Exhibit ex99-14 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2002).

*  Incorporated herein by reference as indicated.

EXHIBITS (Continued)

                  *iii    Articles of Amendment dated 8/2/02. (Exhibit 30 (ii), designated as Exhibit ex99-15 for EDGAR purposes, Form
                          U5S for fiscal year ended September 30, 2002).

                   *iv    Certificate of Amendment and Registration of Restated Articles dated 7/29/02. (Exhibit 30 (iii), designated as Exhibit ex99-16 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2002).

                    *v    Articles of Amendment dated 7/29/02. (Exhibit 30 (iv),   designated as Exhibit ex99-17 for EDGAR purposes,
                          Form U5S for fiscal year ended September 30, 2002.

                   *vi    Certificate of Amalgamation and Articles of Amalgamation, dated September 28, 2001 (Exhibit 33(i), designated as Exhibit ex99-13 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2001).

                  *vii    By-Laws No. 1, dated January 28, 1998 (Exhibit 33 (ii), designated as Exhibit ex99-14 for EDGAR purposes,
                          Form U5S for fiscal year ended September 30, 2001).

         (30)     Seneca Player Corp.

                    *i    Certificate of Incorporation of JN Acquisition Corp. dated October 26, 1999. (Exhibit 31 (i), designated as
                          Exhibit ex99-18 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2002).

                   *ii    Certificate of Amendment of Certificate of Incorporation of Seneca Player Corp. dated December 19, 2001.
                          (Exhibit 31 (ii), designated as Exhibit ex99-19 for EDGAR purposes, Form U5S for fiscal year ended September
                          30, 2002).

         (31)     3062782 Nova Scotia Company

                    *i    Certificate of Incorporation dated December 27, 2001. (Exhibit 32 (i), designated as Exhibit ex99-20 for
                          EDGAR purposes, Form U5S for fiscal year ended September 30, 2002).

                   *ii    Memorandum and Articles of Association of 306782 Nova Scotia Company dated December 27, 2001. (Exhibit 32
                          (ii) designated as Exhibit ex99-21 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2002).

         (32)     3062783 Nova Scotia Company

                    *i    Certificate of Incorporation dated December 27, 2001. (Exhibit 33 (i), designated as Exhibit ex99-22 for
                          EDGAR purposes, Form U5S for fiscal year ended September 30, 2002).

                   *ii    Memorandum and Articles of Association of 3062783 Nova Scotia Company dated December 27, 2001. (Exhibit 33
                          (ii), designated as Exhibit ex99-23 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2002).

*  Incorporated herein by reference as indicated.

EXHIBITS (Continued)

         (33)     Horizon Energy Bulgaria Ltd.

                    *i    Articles of Association of One-Man Limited Liability Company dated August 25, 2001. (Exhibit 35 (i), designated as Exhibit ex99-26 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2002).

         (34)     Sofia Energy EAD

                     i    Articles of Association of Sofia Energy EAD, Joint-Stock Company dated July 7, 2003.  Designated as Exhibit ex99-12 for EDGAR purposes.

         (35)     Montenero Energia S.r.l.

                     i    Incorporation of a Limited Liability Company dated November 6, 2002.  Designated as Exhibit ex99-13 for EDGAR
                          purposes.

         (36)     Kane Gas Processing Plant

                     i    Facility Construction, Ownership and Operating Agreement between Elkhorn Field Services Company and Five
                          Oaks, Inc. and East Resources, Inc. and Seneca Resources Corporation.  This document is subject to a request for confidential treatment under Rule 104 (b).

         (37)     Toro Partner LLC

                     i    Certificate of Formation of Toro Partner LLC dated April 30, 2003.  Designated as Exhibit ex99-14 for EDGAR
                          purposes.

                    ii    Limited Liability Company Agreement of Toro Partner LLC dated May 27, 2003.  Designated as Exhibit ex99-15 for
                          EDGAR purposes.

         (38)     Toro Partners, LP

                     i    Amended and Restated Certificate of Limited Partnership of Toro Partners, LP dated June 4, 2003.  Designated as Exhibit ex99-16 for EDGAR purposes.

                    ii    Amended and Restated Agreement of Limited Partnership of Toro Partners, LP (undated).  Designated as Exhibit ex99-17 for EDGAR purposes.

         (39)     Toro Energy of Michigan, LLC

                     i    Certificate of Formation of Toro Energy of Michigan, LLC dated September 7, 1999.  Designated as Exhibit ex99-18 for EDGAR purposes.

                    ii    Certificate of Amendment of Toro Energy of Michigan, LLC dated July 24, 2003.  Designated as Exhibit ex99-19 for
                          EDGAR purposes.

                   iii    Amended and Restated Limited Liability Company Agreement of Toro Energy of Michigan, LLC dated June 3,
                          2003.  Designated as Exhibit ex99-20 for EDGAR purposes.

         (40)     Toro Energy of Ohio-Statewide, LLC

                     i    Certificate of Formation of Toro Energy of Ohio-Statewide, LLC dated September 9, 1999.  Designated as Exhibit ex99-21 for EDGAR purposes.

                    ii    Certificate of Amendment of Toro Energy of Ohio-Statewide, LLC dated July 24, 2003.  Designated as Exhibit ex99-22 for
                          EDGAR purposes.

                   iii    Amended and Restated Limited Liability Company Agreement of Toro Energy of Ohio-Statewide, LLC dated June 3,
                          2003.  Designated as Exhibit ex99-23 for EDGAR purposes.

*  Incorporated herein by reference as indicated.

EXHIBITS (Continued)

         (41)     Toro Energy of Ohio, LLC

                     i    Certificate of Formation of Toro Energy of Ohio, LLC dated September 1, 1999.  Designated as Exhibit ex99-24 for EDGAR purposes.

                    ii    Certificate of Amendment of Toro Energy of Ohio, LLC dated July 24, 2003.  Designated as Exhibit ex99-25 for
                          EDGAR purposes.

                   iii    Amended and Restated Limited Liability Company Agreement of Toro Energy of Ohio, LLC dated June 3, 2003.
                          Designated as Exhibit ex99-26 for EDGAR purposes.

         (42)     Toro Energy of Kentucky, LLC

                     i    Certificate of Formation of Toro Energy of Kentucky, LLC dated September 1, 1999.  Designated as Exhibit ex99-99-27 for EDGAR purposes.

                    ii    Certificate of Amendment of Toro Energy of Kentucky, LLC dated July 24, 2003.  Designated as Exhibit ex99-28 for
                          EDGAR purposes.

                   iii    Amended and Restated Limited Liability Company Agreement of Toro Energy of Kentucky, LLC dated June 3,
                          2003.  Designated as Exhibit ex99-29 for EDGAR purposes.

         (43)     Toro Energy of Missouri, LLC

                     i    Articles of Organization of Toro Energy of Missouri, LLC dated July 21, 1999.  Designated as Exhibit ex99-30 for EDGAR purposes.

                    ii    Change of Registered Agent/Registered Office, filed July 30, 2003.  Designated as Exhibit ex99-31 for
                          EDGAR purposes.

                   iii    Amended and Restated Regulations of Toro Energy of Missouri, LLC dated June 23, 2003.  Designated as Exhibit ex99-32 for EDGAR purposes.

         (44)     Toro Energy of Maryland, LLC

                     i    Articles of Organization of Toro Energy of Maryland, LLC dated August 3, 1999.  Designated as Exhibit ex99-33 for EDGAR purposes.

                    ii    Change of Registered Agent/Registered Office, filed July 30, 2003.  Designated as Exhibit ex99-34 for
                          EDGAR purposes.

                   iii    Amended and Restated Regulations of Toro Energy of Maryland, LLC dated June 23, 2003.  Designated as Exhibit ex99-35 for EDGAR purposes.

         (45)     Toro Energy of Indiana, LLC

                     i    Articles of Organization of Toro Energy of Indiana, LLC dated November 14, 2000.  Designated as Exhibit ex99-36 for EDGAR purposes.

                    ii    Articles of Amendment to the Articles of Organization of Toro Energy of Indiana, LLC dated August 14, 2001.
                          Designated as Exhibit ex99-37 for EDGAR purposes.

                   iii    Change of Registered Agent/Registered Office, filed July 30, 2003.  Designated as Exhibit ex99-38 for EDGAR
                          purposes.

                    iv    Amended and Restated Regulations of Toro Energy of Indiana,  LLC dated June 23, 2003.  Designated as Exhibit ex99-39 for EDGAR purposes.

         (46)     Toro Energy of Ohio-American, LLC

                     i    Articles of Organization of Toro Energy of Ohio-American, LLC dated February 16, 2003.  Designated as Exhibit ex99-40 for EDGAR purposes.

                    ii    Change of Registered Agent/Registered Office, filed July 30, 2003.  Designated as Exhibit ex99-41 for EDGAR
                          purposes.

                   iii    Amended and Restated Regulations of Toro Energy of Ohio-American,  LLC dated June 23, 2003.  Designated as
                          Exhibit ex99-42 for EDGAR purposes.

         (47)     ESPC, LLC

                     i    Articles of Organization of ESPC, LLC dated January 22, 2003.  Designated as Exhibit ex99-43 for EDGAR purposes.

                    ii    Certificate of Amendment of the Articles of Organization of ESPC, LLC dated February 3, 2003.  Designated as
                          Exhibit ex99-44 for EDGAR purposes.

                   iii    Operating Agreement of ESPC, LLC dated February 6, 2003.  Designated as Exhibit ex99-45 for EDGAR purposes.

         (48)     SCPC, LLC

                     i    Articles of Organization of SCPC, LLC dated February 3, 2003.  Designated as Exhibit ex99-46 for EDGAR purposes.

                    ii    Operating Agreement of SCPC, LLC dated February 6, 2003.  Designated as Exhibit ex99-47 for EDGAR purposes.

EXHIBITS (Continued)

         (49)     Empire State Pipeline

                     i    Second Amended and Restated Operating Agreement between St. Clair Pipeline Company Inc. and Empire State
                          Pipeline Company, Inc. dated September 27, 1996.  Designated as Exhibit ex99-48 for EDGAR purposes.

C. Indentures

         *   Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company)
             (Exhibit 2(b) in File No. 2-51796).

         *   Third Supplemental Indenture dated as of December 1, 1982, to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4(a)(4) in File No. 33-49401).

         *   Tenth Supplemental Indenture dated as of February 1, 1992, to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4(a), Form 8-K dated February 14, 1992 in File No.
             1-3880).

         *   Eleventh Supplemental Indenture dated as of May 1, 1992, to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4(b), Form 8-K dated February 14, 1992 in File No.
             1-3880).

         *   Twelfth Supplemental Indenture dated as of June 1, 1992, to Indenture dated as of October 15, 1974, between the Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4(c), Form 8-K dated June 18, 1992 in File No. 1-3880).

         *   Thirteenth Supplemental Indenture dated as of March 1, 1993, to Indenture dated as of October 15, 1974, between the
             Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4(a)(14) in File No. 33-49401).

         *   Fourteenth Supplemental Indenture dated as of July 1, 1993, to Indenture dated as of October 15, 1974, between the
             Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4.1, Form 10-K for fiscal year ended September
             30, 1993 in File No. 1-3880).

         *   Fifteenth Supplemental Indenture dated as of September 1, 1996 to Indenture dated as of October 15, 1974, between the
             Company and The Bank of New York (formerly Irving Trust Company) (Exhibit 4.1, Form 10-K for fiscal year ended September
             30, 1996 in File No. 1-3880).

         *   Indenture dated as of October 1, 1999 between the Company and the Bank of New York (Exhibit 4.1, Form 10-K for the fiscal year ended September 30, 1999 in File No. 1-3880).

         *   Officers Certificate Establishing Medium-Term Notes dated October 14, 1999 (Exhibit 4.2, Form 10-K for the fiscal year ended September 30, 1999 in File No. 1-3880).

*  Incorporated herein by reference as indicated.

EXHIBITS (Continued)

         *   Amended and Restated Rights Agreement dated as of April 30, 1999 between National Fuel Gas Company and HSBC Bank USA
             (Exhibit 10.2, Form 10-Q for the quarterly period ended March 31, 1999 in File No. 1-3880).

         *   Cerificate of Adjustment, dated September 7, 2001, to the Amended and Restated Rights Agreement dated as of April 30,
             1999, between the Company and HSBC Bank USA (Exhibit 4, Form 8-K dated September 7, 2001 in File No 1-3880).

         *   Officers Certificate establishing 6.50% notes due 2022, dated September 18, 2002 (Exhibit 4, Form 8-K dated October 3,
             2002 in File No. 1-3880).

         *   Officers Certificate establishing 5.25% notes due 2013, dated February 18, 2003 (Exhibit 4, Form 10-Q for the quarterly period ended March 31, 2003 in File No. 1-3880).

   D.    *   Tax Allocation Agreement pursuant to Rule 45(c) (Exhibit D, designated as Exhibit ex99-27 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2002.

   E.      *(1)   Employee Relocation Manual filed pursuant to Rule 48(b) (Exhibit E(1), designated as Exhibit ex99-9 for EDGAR purposes,
                  Form U5S for fiscal year ended September 30, 1997).

           *(2)   National Fuel Employee Computer Purchase Program filed pursuant to Rule 48(b).  (Exhibit E(2), designated as Exhibit ex99-15 for EDGAR purposes, Form U5S for fiscal year ended  September 30, 1998).

            (3)   Independence Pipeline Company Unaudited Financial Statements for the quarter and year-to-date period ended December 31,
                  2002 and for the quarter and year-to-date period ended September 30, 2003 filed pursuant to Rule 16.  These documents are subject to a request for confidential treatment under Rule 104(b).

   F.       (1)   Seneca Resources Corporation - Canadian Operations consolidating Balance Sheet and Income Statement for the period ended
                  September 30, 2003.  Designated as Exhibit ex99-3 for EDGAR purposes.

   G.      *(1)  Organization chart showing relationship to United Energy, a.s., a foreign utility company.  (Exhibit G (1), designated as Exhibit ex99-17 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2001.)

           *(2)  Organization chart showing relationship to Horizon Power, Inc., an exempt wholesale generator.  (Exhibit G (2), designated as Exhibit ex99-18 for EDGAR purposes, Form U5S for fiscal year ended September 30, 2001.)

   H.       (1)  United Energy, a.s. Audited Financial Statements for the Calendar Year Ended December 31, 2002.  Designated as Exhibit ex99-1 for EDGAR purposes.

         * Incorporated herein by reference as indicated.

EXHIBITS (Concluded)

            (2)  Teplarna Liberec, a.s. Audited Financial Statements for the Calendar Year Ended December 31, 2002. Designated as
                 Exhibit ex99-2 for EDGAR purposes.

            (3)  Horizon Power, Inc. Audited Financial Statements for the Fiscal Year Ended September 30, 2003.  These financial statements will be filed by amendment when available.

            (4)  Energy Systems North East, LLC Unaudited Financial Statements for the Fiscal Year Ended September 30, 2003.
                 These financial statements will be filed by amendment when available.

S I G N A T U R E

     The undersigned System company has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized pursuant to the requirements of the Public Utility Holding Company Act of 1935.

NATIONAL FUEL GAS COMPANY By: /s/Joseph P. Pawlowski Joseph P. Pawlowski, Treasurer and Principal Accounting Officer
Date: January 28, 2004

EXHIBIT INDEX

 ex99-1          United Energy, a.s. Audited Financial Statements for the Calendar Year Ended December 31, 2002.

 ex99-2          Teplarna Liberec, a.s. Audited Financial Statements for the Calendar Year Ended December 31, 2002.

 ex99-3          Seneca Resources Corporation - Canadian Operations consolidating Balance Sheet and Income Statement for the period ended September 30, 2003.

 ex99-4          Certificate of Incorporation of Highland Pipeline & Resources Corp., dated January 20, 2003.

 ex99-5          Certificate of Merger of Highland Forest Resources, Inc. with and into Highland Pipeline & Resources Corp. dated
               February 3, 2003.

 ex99-6          By-Laws of Highland Forest Resources, Inc. (f/k/a/ Highland Pipeline & Resources Corp.).

 ex99-7          By-Laws of Data-Track Account Services, Inc., as amended March 28, 2003.

 ex99-8          By-Laws of National Fuel Resources, Inc. as amended March 28, 2003.

ex99-9          By-Laws of Horizon Power, Inc. as amended March 28, 2003.

ex99-10         By-Laws of Upstate Energy Inc. as amended March 28, 2003.

ex99-11         Certificate of Amendment and Articles of Amendment changing name of corporation from Player Resources LTD to Seneca
                 Energy Canada Inc., dated September 1, 2002.

ex99-12         Articles of Association of Sofia Energy EAD, Joint-Stock Company dated July 7, 2003.

ex99-13         Incorporation of Montenero Energia, S.r.l., a Limited Liability Company dated November 6, 2002.

ex99-14         Certificate of Formation of Toro Partner LLC dated April 30, 2003.

ex99-15         Limited Liability Company Agreement of Toro Partner LLC dated May 27, 2003.

ex99-16         Amended and Restated Certificate of Limited Partnership of Toro Partners, LP dated June 4, 2003.

ex99-17         Amended and Restated Agreement of Limited Partnership of Toro Partners, LP (undated).

 ex99-18         Certificate of Formation of Toro Energy of Michigan, LLC, dated September 7, 1999.

 ex99-19         Certificate of Amendment of Toro Energy of Michigan, LLC, dated July 24, 2003.

 ex99-20         Amended and Restated Limited Liability Company Agreement of Toro Energy of Michigan, LLC dated June 3, 2003.

 ex99-21         Certificate of Formation of Toro Energy of Ohio-Statewide, LLC dated September 9, 1999.

 ex99-22         Certificate of Amendment of Toro Energy of Ohio-Statewide, LLC dated July 24, 2003.

 ex99-23         Amended and Restated Limited Liability Company Agreement of Toro Energy of Ohio-Statewide, LLC dated June 3,
                 2003.

ex99-24         Certificate of Formation of Toro Energy of Ohio, LLC, dated September 1, 1999.

 ex99-25         Certificate of Amendment of Toro Energy of Ohio, LLC, dated July 24, 2003.

 ex99-26         Amended and Restated Limited Liability Company Agreement of Toro Energy of Ohio, LLC dated June 3, 2003.

 ex99-27         Certificate of Formation of Toro Energy of Kentucky, LLC dated September 1, 1999.

 ex99-28         Certificate of Amendment of Toro Energy of Kentucky, LLC dated July 24, 2003.

 ex99-29         Amended and Restated Limited Liability Company Agreement of Toro Energy of Kentucky, LLC dated June 3, 2003.

 ex99-30         Articles of Organization of Toro Energy of Missouri, LLC. dated July 21, 1999.

 ex99-31         Change of Registered Agent/Registered Office, filed July 30, 2003.

 ex99-32         Amended and Restated Regulations of Toro Energy of Missouri, LLC dated June 23, 2003.

 ex99-33         Articles of Organization of Toro Energy of Maryland, LLC dated August 3, 1999.

 ex99-34         Change of Registered Agent/Registered Office, filed July 30, 2003.

 ex99-35         Amended and Restated Regulations of Toro Energy of Maryland, LLC dated June 23, 2003.

 ex99-36         Articles of Organization of Toro Energy of Indiana, LLC, dated November 14, 2000.

 ex99-37         Articles of Amendment to the Articles of Organization of Toro Energy of Indiana, LLC dated August 14, 2003.

 ex99-38         Change of Registered Agent/Registered Office, filed July 30, 2003.

 ex99-39         Amended and Restated Regulations of Toro Energy of Indiana, LLC dated June 23, 2003.

ex99-40         Articles of Organization of Toro Energy of Ohio-American, LLC, dated February 16, 2003.

 ex99-41         Change of Registered Agent/Registered Office, filed July 30, 2001.

 ex99-42         Amended and Restated Regulations of Toro Energy of Ohio-American, LLC dated June 23, 2003.

ex99-43         Articles of Organization of ESPC, LLC dated January 22,2003.

ex99-44         Certificate of Amendment of the Articles of Organization of ESPC, LLC dated February 3, 2003.

ex99-45         Operating Agreement of ESPC, LLC dated February 6, 2003.

ex99-46         Articles of Organization of SCPC, LLC dated February 3, 2003.

ex99-47         Operating Agreement of SCPC, LLC dated February 6, 2003.

ex99-48         Second Amended and Restated Operating Agreement between St. Clair Pipeline Company, Inc. and Empire
                 State Pipeline Company, Inc. dated September 27, 1996.

 ex99-49         Amended and Restated Articles of Incorporation of Seneca Resources Corporation as filed September 15, 2003.